SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549
                   Post-Effective Amendment No. 3
                                 To
                              Form S-2
                        REGISTRATION STATEMENT
                              Under the
                        SECURITIES ACT OF 1933
                       Ace Hardware Corporation
        (Exact Name of Registrant as Specified in its Charter)
                               Delaware
                       (State of Incorporation)
                              36-0700810
                 (I.R.S. Employer Identification No.)
                         2200 Kensington Court
                       Oak Brook, Illinois 60523
                            (630) 990-6600
  (Address and telephone number of registrant's principal executive offices)

                           David W. League
                   Vice President, General Counsel
                       Ace Hardware Corporation
                         2200 Kensington Court
                       Oak Brook, Illinois 60523
                            (630) 990-6600
     (Name, address and telephone number of agent for service)

  Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Post-Effective Amendment to the Registration Statement. If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. X

If the registrant elects to deliver its latest annual report to security-holders, or a complete and legible facsimile thereof, pursuant to
Item 11(a)(1) of this form, check the following box. __

                    ACE HARDWARE CORPORATION
Cross Reference Sheet Pursuant to Item 501(b) of Regulation S-K
     Between Items in Part I of Form S-2 and the Prospectus

     Item Number and Caption            Heading in Prospectus

1. Forepart of the Registration
     Statement and Outside Front
     Cover Page of Prospectus           Outside Front Cover Page

2. Inside Front and Outside Back
     Cover Pages of Prospectus          Inside Front and Outside
                                          Back Cover Pages

3. Summary Information, Risk Factors
     and Ratio of Earnings to Fixed
     Charges                            Factors To Be Considered;
                                          Summary

4. Use of Proceeds                      Use of Proceeds

5. Determination of Offering Price      Not Applicable

6. Dilution                             Not Applicable

7. Selling Security Holders             Not Applicable

8. Plan of Distribution                 Distribution Plan and
                                          Offering Terms
9. Description of Securities to be
     Registered                         Outside Front Cover Page;
                                          Description of Capital
                                          Stock

10.Interests of Named Experts and
     Counsel                            Opinions of Experts

11.Information with Respect to the
     Registrant                         The Company's Business;
                                          Properties; Index to
                                          Financial Statements;
                                          Selected Financial
                                          Data; Management's
                                          Discussion and Analysis
                                          of Financial Condition
                                          and Results of Operations;
                                          Management.

12.Incorporation of Certain
     Information by Reference           Documents Incorporated by
                                          Reference

13.Disclosure of Commission Position
     on Indemnification for
     Securities Act Liabilities         Indemnification
                                          Obligations of Company
                                          and S.E.C. Position on
                                          Securities Act Indemnification


PROSPECTUS
                    ACE HARDWARE CORPORATION
                      2200 Kensington Court
                    Oak Brook, Illinois 60523
                         (630) 990-6600

     1,146     Shares Class A (Voting) Stock, $1,000 par value
     42,949    Shares Class C (Non-Voting) Stock, $100 par value

     Class A Stock is offered only in combination with Class C Stock to retailers of hardware and related or similar merchandise in connection with their initial business outlets that become members of the Company. Class C Stock is also offered separately to such retailers in connection with each additional business outlet that becomes a member of the Company.

(See "Distribution Plan and Offering Terms" herein)

There is no existing market for the Capital Stock offered hereunder, and there is no expectation that any market will develop.

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
 SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED
      UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
     REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                       Underwriting
                          Price to     Discounts and      Proceeds to
                          Public       Commissions(5)       Company
                        -----------    --------------   -------------
Class A Stock
Per share(1)(2)         $     1,000      None           $     1,000
Total                   $ 1,146,000      None           $ 1,146,000
                        -----------    --------------   -------------
Class C Stock
Per Share(1)(3)(4)(6)   $       100      None           $       100
Total                   $ 4,294,900      None           $ 4,294,900
                        -----------    --------------   -------------

(1) The shares are offered in a unit of $5,000 to each retail dealer, with 1 share of Class A Stock being included only in the unit offered to dealers having no retail business outlet that is already a member of the Company.

(2) 1 share (with 40 shares of Class C Stock) to each retail dealer in connection with such dealer's first retail business outlet which becomes a member of the Company.

(3) 40 shares (with 1 share of Class A Stock) to each retail dealer for such dealer's first member outlet.

(4) 50 shares to each member dealer for each of such dealer's retail business outlets, over and above the first such outlet, which become a member of the Company.

(5) There will be no underwriters. The subject stock will be offered for sale directly by the Company. Applicants for new memberships are charged $400 to defray estimated costs of processing their membership applications. Assuming the sale of all of the stock offered hereunder, and before deduction of approximately $28,000 estimated expenses in connection with this offering, the total proceeds will be as shown above.

(6) All of the shares of Class C Stock included in this offering have been reserved for sale for cash but, unless the purchaser elects to prepay the purchase price, such price is to be paid in bi-weekly installments. However, the Company also intends to issue additional authorized shares of Class C Stock each year to its member dealers as a part of patronage dividends with respect to business done with dealers in 1997 and subsequent years.

     This offering is exempt from the registration provisions of the New York Franchise/Disclosure Statute. The Company's agent for service of process in connection with the offering pursuant to such exemption is C T Corporation, 1633 Broadway, New York, New York 10019. See back cover page regarding revocation rights of Florida purchasers. No state securities commission has passed upon the accuracy of this prospectus.

REFERENCE IS MADE TO FACTORS TO BE CONSIDERED ON PAGE 2 OF THIS PROSPECTUS.
 This is a continuous offering terminating not later than April 30, 1999.
          The date of this Prospectus is __________ __, 1998


                    AVAILABLE INFORMATION

     The Company is subject to the informational requirements of Section 15(d) of the Securities Exchange Act of 1934. Accordingly, it files annual and quarterly reports and other information with the Securities and Exchange Commission. Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 5th Street, N.W., Judiciary Plaza, Washington, D. C. 20549, and copies of such material can be obtained from the Public Reference Section of the Commission, Washington, D. C. 20549 at prescribed rates. The material can also be inspected and copied at the following Regional Offices of the
Commission: 219 South Dearborn Street, Room 1204, Chicago, Illinois 60604; 26 Federal Plaza, Room 1028, New York, New York 10278; and 5757 Wilshire Boulevard, Suite 500 East, Los Angeles, California 90036.

                  REPORTS TO SECURITY HOLDERS

     Within a reasonable time following the end of each calendar year, the Company furnishes to its stockholders an annual report containing financial information that has been examined and reported upon, with an opinion expressed by, a certified public accounting firm.

               DOCUMENTS INCORPORATED BY REFERENCE

     The Company's Annual Report on Form 10-K for the 1997 fiscal year ending December 31, 1997, filed pursuant to Section 15(d) of the Exchange Act is incorporated herein by reference. The Company will provide without charge to each person to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents incorporated by reference in the Registration Statement (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that the Registration Statement incorporates). Requests for such copies should be directed to David League, Vice President, General Counsel and Secretary, Ace Hardware Corporation, 2200 Kensington Court, Oak Brook, Illinois 60523, (630) 990-6600.

                    FACTORS TO BE CONSIDERED

Limitations on Value and Marketability of Stock

     Although Ace Hardware Corporation ("the Company") is obligated to pay patronage dividends to its stockholders in proportion to the respective purchases of merchandise made by them from the Company, the payment of dividends on shares of the Company's capital stock is prohibited and transfer of the shares is limited so that no trading market for them exists. The shares can be sold only to another retail hardware dealer whom the Company has approved as a member for the retail outlet for which the shares were purchased or to the Company which must repurchase the shares if said retail outlet closes down or if its Company membership is otherwise terminated. (See the heading "Description of Capital Stock".) However, no amounts to fund repurchase of shares by the Company are expressly set aside for such purpose and repurchases can be made only as permitted under the General Corporation Law of Delaware. (See the heading "Summary," subheading "Repurchase of Shares by Company".) Accordingly, except for the voting rights attached to the Class A Stock, the stock has value to a purchaser thereof only in the event of the liquidation of the Company or upon termination of the Company membership for the retail outlet for which the stock has been purchased.

Income Tax Liability Incidental to Patronage Dividends

     A purchaser of shares will be required to report as gross income for federal income tax purposes the total amount of patronage dividends distributed by the Company to such purchaser, including shares of Class
C Stock and patronage refund certificates distributed in the form of written notices of allocation at their stated dollar amounts. Patronage refund certificates are non-negotiable having a maturity date and bearing interest at an annual rate to be determined by the Board of Directors prior to issuance. Although a minimum of 20% of each recipient's total annual patronage dividends is required to be paid in cash in all cases except those in which the cash portion has been applied against indebtedness owed to the Company by a stockholder whose Company membership has terminated and who has not requested payment of such 20% minimum portion in cash, the cash portion may be insufficient, depending upon the income tax bracket of each recipient, to provide funds for the full payment of the federal income tax liability incurred by the recipient with respect to such patronage dividends. (See the heading "The Company's Business", subheading "Federal Income Tax Treatment of Patronage Dividends".)

Sale of All Shares Offered Not Assured

     Since the shares offered hereby are available for purchase only by retailers of hardware and related merchandise with respect to particular retail outlets for which a Company membership is approved, it is not certain that all of the shares offered will be sold.

Company's First Lien Rights on Shares

     The shares held by any purchaser, including any shares of Class C Stock distributed as patronage dividends, will be subject to a first lien in favor of the Company for the amount of any indebtedness payable to the Company by such holder. (See the heading "Description of Capital Stock", subheading "Other Restrictions and Rights".) Any patronage refund certificates which are distributed as patronage dividends will also be subject to a similar first lien. (See the heading "The Company's Business", subheading "Forms of Patronage Dividend Distributions".)

Full Payment Required for Issuance of Shares

     Unless a purchaser of shares chooses to prepay the purchase price of the shares, the purchase price is to be paid by charges added to the purchaser's bi-weekly billing statements from the Company for merchandise and services. A purchaser will receive a certificate for each class of stock included in his subscription for shares only upon the completion of payment of the purchase price for the share or shares of that class. (See the heading "Distribution Plan and Offering Terms".)


By-law Provisions Constitute a Legal Contract with the Company

     It is provided in Article XXVI of the By-laws of the Company that said By-laws shall constitute a legal contract between the Company and its stockholders. A copy of the By-laws of the Company, as amended as of August 19, 1997, is attached to this Prospectus as Appendix A. Those By-law provisions having special significance with respect to the operations of the Company include Sections 5 through 12 of Article XVI which set forth limitations on the transfer of the Company's stock and the circumstances under which shares thereof will be repurchased by the Company; Article XXIV entitled "Members' Patronage Dividends"; and
Article XXV dealing with the membership rights and obligations of the Company's dealers.


Documents Accompanying Prospectus

     The Company's most recent annual report to security holders and Company's current standard form of Membership Agreement accompany this Prospectus. (See the heading "The Company's Business," subheading
"Membership Agreement.")

                              SUMMARY


The Company and Its Business

     The mailing address and telephone number of the Company's principal executive offices are: 2200 Kensington Court, Oak Brook, Illinois 60523,
(630) 990-6600.

     The Company is a wholesaler of hardware and related products, and manufactures paint products. Sales of such products are made almost exclusively to retail hardware dealers having Membership Agreements with the Company entitling them to purchase merchandise and services from it and to use the Company's marks as provided in the Membership Agreement.
(See the heading "The Company's Business," subheading "Membership
Agreement.") Also see further description under "The Company's Business" for a discussion of member operational requirements and material requirements on purchases of the Company's securities. The number of retail business outlets for which Membership Agreements have been executed as of December 31, 1997 were 5032. (See the heading "The Company's Business.")


Basic Distinctions Between Classes of Stock

     The issued and outstanding shares of capital stock of the Company are divided into three classes. Class A Stock is the only class of stock having voting rights with respect to the election of directors and most other matters. Class B Stock had been offered to retail dealers with respect to each business outlet owned or controlled by them for which a membership was granted by the Company on or before February 20, 1974, but the offering of Class B Stock terminated on March 31, 1979 and no shares of such stock are being offered by this Prospectus.

     The Board of Directors has authority to redeem the whole or any part of the outstanding shares of Class B Stock, or the whole or any part of the outstanding shares of Class C Stock which have been issued to the Company's member dealers in partial payment of their patronage dividend distributions from the Company. In the event of the Company's liquidation, the outstanding shares of Class B Stock and Class C Stock have priority over the outstanding shares of Class A Stock in the distribution of the Company's net assets to the extent of an amount equal to the total amount which the Company would have been required to pay to purchase or redeem all of its outstanding shares of Class B Stock and Class C Stock. If the net assets of the Company exceed the total amount which the Company would have been required to pay for such purpose, such excess is to be distributed in equal portions to each holder of an outstanding share of Class A Stock up to an amount equal to the par value of the Class A Stock.

     Any net assets still remaining are to be distributed among the holders of all three classes of issued and outstanding stock of the Company. Each share of Class A Stock will participate in such distribution in the proportion which the par value of such share bears to the sum of the total par value of the outstanding shares of Class A Stock and the total amount which the Company would have been required to pay to purchase or redeem all of its outstanding shares of Class B Stock and Class C Stock. Each share of Class B Stock and Class C Stock will participate in such distribution in the proportion which the then applicable purchase or redemption prices thereof bear to the aforementioned sum. (See the heading "Description of Capital Stock", subheadings "Voting Rights","Liquidation Rights", and "Redemption Provisions.")

     By virtue of express prohibitions contained in the Company's
Certificate of Incorporation and By-laws, no dividends can be declared on any of the shares of any class of stock of the Company. (See the heading "Description of Capital Stock", subheading "Dividend Rights.")

Basic Features of Offering

     The shares of the Company's stock being offered hereby are offered only to approved retail and other dealers in hardware and related products who submit applications for Ace Hardware Corporation memberships. The offering price for each share of Class A Stock is $1,000 and the offering price for each share of Class C Stock is $100.

     The offering enables dealers in hardware or similar merchandise to obtain membership in the Company. Membership entitles a dealer to use the Company's marks as provided in the Membership Agreement, to purchase merchandise from the Company under the various sales classes and programs described under the heading "The Company's Business," and also to receive patronage dividends based upon the dealer's purchases from the Company.

     A dealer who applies for an initial Company membership must subscribe for a combination of 1 share of Class A Stock plus 40 shares of Class C Stock. If a membership is applied for with respect to an additional outlet owned or controlled by the same dealer, the dealer must subscribe for 50 shares of Class C Stock for such outlet. Any application for a membership must be accompanied by a $400 payment constituting a handling charge to defray the estimated cost of processing such application.

     The shares subscribed for by a dealer are to be paid for by means of charges to be added to the bi-weekly billing statements of the Company for merchandise and services purchased from it by its dealers. The dealer shall also have the right at any time to make prepayments on account of the purchase price. For a detailed explanation of the offering reference is made to the information set forth under the heading "Distribution Plan and Offering Terms".

Repurchase of Shares by Company

     Upon termination of the Ace Hardware Corporation membership for any retail business outlet, all of the shares with respect to such outlet held by the dealer must be sold back to the Company, unless the shares are to be transferred to another party whom the Company agrees to accept as a member dealer with regard to such outlet. In any repurchase of its shares, the Company must pay a price equal to the $1,000 par value for Class A Stock, a price which cannot be less than twice the $1,000 par value for Class B Stock, and a price which cannot be less than the $100 par value for Class C Stock. (See the heading "Description of Capital Stock", subheading "Other Restrictions and Rights", paragraph (g).) A portion of the repurchase price to be paid by the Company will be paid by means of an interest-bearing 4-year installment note if the dealer's membership with the Company terminates in either of two basic types of situations. Reference is made to the heading "Description of Capital Stock", subheading "Other Restrictions and Rights", paragraph (h), of this Prospectus and to Section 12 of Article XVI of the By-laws, set forth in Appendix A of this Prospectus, for further details concerning the situations in which part of such repurchase price will be paid by means of an installment note and the terms and conditions which will be applicable to such notes.


     As of December 31, 1997, the number of outstanding shares of the Company's stock is Class A stock - 3,874 shares, Class B stock - 2,716 shares, and Class C stock - 2,136,085 shares. As of the completion of this offering, assuming that all Class A stock is sold, the number of outstanding shares of the Company's stock will be Class A stock - 5,018 shares, Class B stock - 2,704 shares, and Class C stock - 2,167,557 shares.

     Under the applicable provisions of the General Corporation Law of Delaware, however, the Company would be prohibited from repurchasing any of its shares at any time when its assets are less than the amount represented by the aggregate outstanding shares of its capital stock or would be reduced below said amount as a result of a repurchase of its shares.

     The number of shares of stock repurchased by the Company and the price per share paid by it during each of the past three fiscal years were as follows:

                                   Class of Stock
            ------------------------------------------------------
                   A                 B                  C
            ----------------  ----------------   -----------------
            No. of  Purchase  No. of  Purchase   No. of   Purchase   Aggregate
            Shares   Price    Shares    Price    Shares    Price       Cost
            ------  --------  ------  --------   ------   --------   ---------
Year ended
December 31,
1997          299   $1,000     180    $2,000     123,964  $100     $13,055,400

Year ended
December 31,
1996          236   $1,000     132    $2,000      99,290  $100     $10,429,000

Year ended
December 31,
1995          256   $1,000     220    $2,000      99,975  $100     $10,693,500


Patronage Dividends and Income Tax Treatment Thereof

     The Company operates on a cooperative basis with respect to purchases of merchandise made from it by its member dealers who are either the owners of shares of its capital stock or who are subscribers for shares which are being paid for by charges added to the Company's bi-weekly billing statements for merchandise purchased from it, and makes annual distributions of patronage dividends to such dealers in proportion to the amount of purchases made by each of them during the year. Reference is made to the table under the heading "The Company's Business," subheading "Distribution of Patronage Dividends" for information as to the percentages of sales of merchandise made by the Company during the fiscal years 1995 through 1997 which were distributed as patronage dividends. Under the Company's patronage dividend plan which is currently in effect, a portion of such patronage dividends (which can never be less than 20% nor more than 45% of the total annual patronage dividends distributed to each eligible and qualifying dealer) will be paid in cash, except that the portion of any patronage dividends which would otherwise have been paid in cash to a dealer whose membership with the Company has terminated will instead be applied against any indebtedness owing by such dealer to the Company to the extent of such indebtedness unless a timely request for the payment of the minimum 20% cash portion thereof is submitted to the Company by the dealer. The entire remaining portion will be paid in the form of shares of Class C Stock of the Company or non-negotiable patronage refund certificates, or in a combination of Class C shares and such patronage refund certificates.
Those dealers whose volume of purchases entitles them to larger total annual patronage dividend distributions will receive larger percentages of their patronage dividends in cash. (See the heading "The Company's Business", subheadings "Distribution of Patronage Dividends", "Patronage Dividend Determinations and Allocations", and "Forms of Patronage Dividend Distributions.") The amount of patronage dividends allocated over the past five fiscal years is set forth in Note (C) to Selected Financial Data.


     The cash payments and the stated dollar amounts of shares of the Company's Class C Stock and of any patronage refund certificates which are distributed by the Company as a part of patronage dividends must all be taken into the gross income of each of the recipients thereof for federal income tax purposes in the taxable years in which they are received. (See the heading "The Company's Business", subheading "Federal Income Tax Treatment of Patronage Dividends.")

     In the case of member dealers whose places of business are located in foreign countries or Puerto Rico (except for unincorporated Puerto Rico dealers owned by individuals having U.S. citizenship) who are subject to the special 30% U.S. income tax imposed on nonresident alien individuals and foreign corporations (not including certain Guam, American Samoa, Northern Mariana Islands, or U.S. Virgin Islands corporations) receiving fixed or determinable annual income from sources within the United States, the minimum portion of the annual patronage dividends to be distributed in cash is 30%, and that amount will be withheld by the Company for payment of the U.S. income tax imposed on such dealers. (See the heading "The Company's Business", subheadings "Forms of Patronage Dividend Distributions", and "Federal Income Tax Treatment of Patronage Dividends.")

                         USE OF PROCEEDS

     The proceeds to be received from the shares of stock of the Company offered hereby will be used by the Company primarily for general working capital purposes (including the purchase of merchandise to be resold by the Company to its member dealers and the maintenance of adequate inventories of such merchandise) and also for capital expenditures as required in order to serve the Company's retail business outlets. The Company has no current specific plan for the proceeds or a significant portion thereof. The Company has no plan if less than all shares offered are sold, as the principal reason for the offering is to enable the Company to accept new dealer outlets in accordance with the Company's By-laws.
See the heading "The Company's Business," subheadings "Patronage Dividend Determinations and Allocations" and "Forms of Patronage Dividend Distributions", for a description of the method by which the Company will obtain most of the balance of its operating capital. (See the heading "Factors to be Considered," subheading "Sale of All Shares Offered Not Assured.")

               DISTRIBUTION PLAN AND OFFERING TERMS


Offering Made Through Company Officers

     Sales of each class of stock offered by the Company are made by the officers of the Company to dealers whose applications for Ace memberships have been accepted by the Company. The Company also employs approximately 223 field sales personnel including retail consultants, management and retail development personnel whose duties include contact with retail dealer outlets and promotion of the Company's business and the dealer services offered by it. Among these field sales personnel are Market Development Managers, New Business Sales Managers, and Retail Sales Managers whose duties include initial contact with potential retail dealer outlets. The Company's field sales personnel, however, do not and are not empowered to accept new dealer outlets on behalf of the Company, nor are they authorized to make sales of any shares of the stock offered by the Company.
Also, no commission, bonus or other separate compensation is to be paid to any officer, field sales personnel, or other employee of the Company in connection with the sale of its stock.


Limitation of Offering to Applicants for Ace Dealer Memberships

     The offering of the Company's stock being made by this Prospectus is limited to dealers in hardware or similar merchandise who submit membership applications to the Company with respect to designated retail outlets which are accepted by the Company. In connection with each such application with respect to any retail outlet owned or controlled by a dealer, there must be submitted to the Company:

          1. A membership agreement executed by the applicant in the form submitted by the Company;

          2. A check in the sum of $400 in payment of a processing charge which is imposed to defray the estimated cost of processing the application; and

          3. An executed Subscription Agreement for the purchase of shares of the Company's stock.

Offering Price and Terms of Payment

     Each retail dealer who applies for Ace membership privileges with respect to any retail business outlet must subscribe for shares of the Company's stock having a total purchase price of $5,000. In the case of a dealer who does not already have a Membership Agreement with the Company with respect to any retail outlet, the shares to be subscribed for on behalf of such dealer's first retail outlet will include 1 share of Class A Voting Stock at a price of $1,000 per share plus 40 shares of Class C Non-voting Stock at a price of $100 per share. The shares of stock to be subscribed for by a dealer on behalf of each additional retail outlet owned or controlled by the same dealer will consist entirely of 50 shares of Class C Non-voting Stock at a price of $100 per share.

     Unless the right of prepayment described below is exercised, the entire purchase price of all shares of stock of the Company subscribed for by a dealer for any retail business outlet owned or controlled by such dealer shall be paid by means of a stock subscription payment charge to be added to such outlet's bi-weekly billing statement from the Company in the amount of $40 or in an amount equal to 2% of the purchase price of the merchandise and services purchased by such outlet from the Company during each bi-weekly period (if such percentage amount is greater than $40). Such charge shall be continued until the full purchase price for all shares of the stock of the Company subscribed for with respect to such outlet has been paid. Upon the acceptance by the Company of the Membership Agreement and the Stock Subscription Agreement executed by a dealer for a prospective member outlet, such outlet will be entitled to participate in the patronage dividend distributions made by the Company even though the full purchase price for the shares of stock subscribed for has not yet been paid.

Right of Prepayment

     All dealers subscribing for shares of any class of stock of the Company shall also have the right at any time to pay all or any portion of the then unpaid balance of the purchase price payable by them for the shares of any class of the stock of the Company subscribed for by them with respect to any member business outlet. However, no interest or other finance charge shall accrue upon or be added to the unpaid balance so long as all payments are made when the same are due in accordance with the terms described above.

Time of Issuance of Stock Certificates

     Immediately upon the completion of the payment by a dealer of the full purchase price of $1,000 for the 1 share of Class A Voting Stock of the Company subscribed for by such dealer, a certificate for such share will be issued to him. In the case of a dealer whose subscription for shares includes 1 share of Class A Stock, all payments made by him under his Stock Subscription Agreement will be applied first toward the $1,000 purchase price for such Class A Stock. No dealer shall have any voting rights until such share of Class A Voting Stock has been issued to him. Certificates for the shares of Class C Stock of the Company subscribed for by a dealer with respect to any member business outlet owned or controlled by such dealer will be issued to him only upon the completion of the payment by him of the full purchase price of all of the Class C shares subscribed for by him with respect to such outlet.

     If any store or other business outlet with respect to which a dealer has subscribed for shares of stock of the Company ceases to be a member business outlet of the Company before such shares have been issued and paid for in full, the amount paid in by such dealer on account of the purchase price of such shares will thereupon be refunded to him.

Termination of Membership Upon Transfer or Repurchase of Shares

     Unless the Company expressly consents at such time to the continuation of such membership, the Ace Hardware Membership Agreement for any store or other business outlet shall automatically be deemed to have terminated as of the time when any of the shares of capital stock of the Company owned for such outlet by a dealer (regardless of whether the shares were purchased by the dealer or were received by him as patronage dividends) are transferred by him to another eligible holder or are purchased from him by the Company.

Federal Income Tax Status of Class A and Class C Shares (See the
Heading "Opinions of Experts").

     If the Ace Hardware Corporation membership for a particular business outlet owned by a dealer who has only one member outlet is terminated, or if the memberships for all of a dealer's business outlets having memberships with the Company are terminated, and the shares of the Company's stock owned by such dealer are then repurchased by the Company, such dealer's 1 share of Class A Stock would be included among the shares so repurchased. Since the Class A Stock can never be repurchased by the Company at a price other than the $1,000 par value, no taxable income would be realized by a dealer upon the Company's repurchase of his share of Class A Stock.

     Upon the purchase by the Company of shares of Class C Stock previously sold or distributed to a dealer, taxable income would be realized by such dealer under the present provisions of the U.S. Internal Revenue Code to the extent that the price to be paid by the Company for such shares is established by the Board of Directors at some time in the future at a figure in excess of the $100 par value offering price of the shares.
Unless the dealer whose shares of Class C Stock are purchased by the Company still owns shares of the Company's stock in connection with one or more other outlets that are members of the Company, the taxable income realized by such dealer at the time of the Company's purchase of Class C shares from him would probably qualify for capital gain treatment.

     In the case of a dealer who continues to own shares of the Company's stock for one or more other member outlets after his shares with respect to a member outlet have been purchased or redeemed by the Company, the entire amount paid to such dealer for the shares purchased by the Company might be treated under applicable provisions of the Internal Revenue Code as a distribution essentially equivalent to a dividend which would be taxable to the dealer as ordinary income. In such case the income tax basis of the shares of the Company's stock still held by such dealer would be increased by an amount equal to the original basis of the shares purchased from him by the Company.

     The provisions of Section 483 of the U.S. Internal Revenue Code may be applicable to sales of the Company's stock to dealers who make payment for said shares in periodic installments extending more than 1 year after the date of the sale. In any such case, all payments which are due to be made by a dealer more than 6 months after the date of the sale may be deemed to include "unstated interest" which would be tax deductible by the dealer, but would also reduce the cost basis of his shares.

     "Unstated interest" constituting taxable income may be imputed under
Section 483 of the U.S. Internal Revenue Code to a dealer whose Company membership is terminated and who receives a 4-year installment note (See the heading "Description of Capital Stock," subheading "Other Restrictions and Rights," subparagraph (h)) in partial payment of the repurchase price of his Company stock if the sum of the total payments to be made to the dealer by the Company with respect to such repurchase exceeds the sum of the present values of such payments and the present values of any interest payments due under the note. For this purpose, the present value of a payment is to be determined by using a discount rate equal to the applicable Federal rate in effect as of the date of the note, compounded semi-annually.

               DESCRIPTION OF CAPITAL STOCK

Dividend Rights

     The Company's Certificate of Incorporation and By-laws prohibit the declaration of dividends on any of the shares of any class of stock of the Company. However, the Company may distribute shares of its Class C Stock as a part of the annual patronage dividends to be paid to its eligible and qualifying dealers. (See the heading "The Company's Business," subheading "Forms of Patronage Dividend Distributions," as well as Note 5 to Financial Statements, and Note (B) to "Selected Financial Data.")

Voting Rights

     All rights to vote and all voting powers are vested solely in the Class A Stock, provided, however, that holders of shares of $1,000 par value Class B Stock and shares of $100 par value Class C Stock shall be entitled to vote separately as a class upon any proposed amendment to the Company's Certificate of Incorporation which would increase or decrease the number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the power, preferences or special rights of the shares of such class so as to affect them adversely. Each holder of any class of stock having the right to vote at any meeting of the stockholders of the Company shall be entitled to one vote for every share of such stock outstanding in the name of such holder on the books of the Company. Cumulative voting of shares with respect to the election of directors or otherwise is expressly prohibited.

Liquidation Rights

     In the event of any liquidation or winding up of the affairs of the Company, whether voluntary or involuntary, the net assets of the Company shall be distributed among the holders of all classes of issued and outstanding stock of the Company. In such event, there shall first be distributed to the holders of outstanding shares of Class B Stock and Class C Stock amounts equal to the total amounts which the Company would have been required to pay to them to purchase or redeem all of their outstanding shares of such stock in accordance with the purchase or redemption prices for said shares as last determined by the Board of Directors, but if the net assets are insufficient to pay such amounts to the holders of said shares, each outstanding share of Class B Stock and each outstanding share of Class C Stock shall share in the distribution of the Company's net assets in the proportion which its purchase or redemption price bears to such total amount. (See the subheading "Redemption Provisions" below). If the net assets exceed said total amount, the excess is to be distributed in equal portions to each holder of an outstanding share of Class A Stock, but the amount so distributed to each holder of a share of Class A Stock cannot exceed such share's $1,000 par value. Any net assets still remaining are to be distributed among the holders of all classes of issued and outstanding shares of stock of the Company pursuant to the following procedure:

          (a) there shall first be determined the sum of the total $1,000 par value of all of the outstanding shares of Class A Stock and the total amount which the Company would have been required to pay to purchase or redeem all of its outstanding shares of Class B Stock and Class C Stock in accordance with the purchase or redemption price thereof last determined by the Board of Directors;

          (b) each outstanding share of Class A Stock shall share in said remaining net assets in the proportion which the $1,000 par value thereof bears to the sum determined in the foregoing manner; and

          (c) each outstanding share of Class B Stock and each outstanding share of Class C Stock shall share in said remaining net assets in the proportion which the purchase or redemption prices thereof last determined by the Board of Directors bear to said sum.

Preemptive Rights

     No stockholder of the Company shall, by reason of his holding shares of any class of stock of the Company, have any preemptive or preferential right to purchase or to subscribe to any shares of any class of the Company, now or to be hereafter authorized, or any notes, debentures, bonds or other securities convertible into or carrying options or warrants to purchase any shares of any class, now or hereafter to be authorized.

Redemption Provisions

     There are no redemption provisions applicable to any of the shares of Class A Stock or to any of the shares of Class C Stock other than shares of Class C Stock which have been issued to the Company's member dealers in partial payment of their annual patronage dividends. The Company may, at the option of its Board of Directors, redeem the whole or any part of the outstanding shares of its Class B Stock or the whole or any part of the outstanding shares of its Class C Stock which have been issued as patronage dividend distributions. Such redemptions may be made at any time or from time to time. The redemption price in each instance shall be determined by the Board of Directors, but the redemption price to be paid for Class C Stock shall in no event be less than the $100 par value of such stock and the redemption price to be paid for Class B Stock shall at all times be no less than twice the $1,000 par value of the Class B Stock and shall always be equal to twenty times the per share price last established by the Board of Directors with respect to purchases or redemptions by the Company of its Class C Stock. Notice of any election to redeem shall be mailed to each holder of the class of stock so to be redeemed at his address as it appears on the books of the Company not less than 30 days prior to the date upon which the stock is to be redeemed. In case less than all of the outstanding shares of Class B Stock are redeemed, or in case less than all of the eligible outstanding shares of Class C Stock are redeemed, the number of shares to be redeemed and the method of effecting such redemption, whether by lot or prorata or otherwise, may be determined by the Board of Directors.

Other Restrictions and Rights

          (a) There are no conversion rights, sinking fund provisions, or liability to further calls or assessment by the Company in regard to any of its shares of stock.

          (b) As security for the payment of any indebtedness owing to the Company by any stockholder or any subscriber for shares of the Company's stock, the Company retains a first lien upon all shares of its stock held by each stockholder and upon all amounts which have been paid to the Company pursuant to a Stock Subscription agreement for shares to be issued upon the completion of payment of the purchase price of the shares. The interest of each holder of shares of the Company's stock in and to the shares issued to such holder and the interest of each subscriber for shares of the Company's stock in and to the funds paid to the Company by such subscriber shall at all times be deemed to be offset by the amount of any indebtedness payable to the Company by such holder or subscriber. In no event shall any transfer of the shares owned by any stockholder or any transfer of the stock subscription account of any subscriber for shares be made unless and until the stockholder whose shares are being transferred or the subscriber whose subscription account is being transferred is free from all indebtedness to the Company. If an installment note would be issuable in payment of a portion of the total purchase price to be paid by the Company for shares of its capital stock held by a dealer for a retail outlet whose Company membership is terminated in one of the situations described in subparagraph
     (h) below, the cash portion of the purchase price of said shares will be applied first toward any indebtedness payable to the Company by such dealer and the portion of the purchase price which would otherwise be paid by the issuance of an installment note will then be applied against any such indebtedness which still remains.

          (c) From and after the date on which share of the Company's stock are first issued to its member dealers who subscribe for such shares, ownership of the shares of all classes of stock of the Company shall be limited to approved retail or other dealers in hardware and related products having membership agreements with the Company, and ownership of shares of Class B Stock shall be limited to dealers having membership agreements with the Company which were entered into on or before February 20, 1974. No certificate representing any issued and outstanding share or shares of any class of stock of the Company shall be pledged, mortgaged, hypothecated, sold, assigned or transferred without the prior consent of the Board of Directors of the Company. In the event that the Board of Directors shall refuse to consent to any transfer or assignment of any certificate or certificates representing any share or shares of issued and outstanding stock of the Company of any class, then the Company shall have the right and shall be obligated to purchase such stock from its owner at a price determined in accordance with the provisions of subparagraph (g) below. In no event shall any transfer or assignment of shares of any class of stock of the Company be made to any transferee who is not eligible to be a holder of such shares, that is, a dealer having a membership agreement with the Company. In the case of a proposed transfer of ownership of a store or other business outlet owned by a holder of shares of stock of the Company to a transferee which the Company has accepted or is willing to accept as a member Ace Hardware dealer, then the owner of such stock shall have the option of either (i) selling or otherwise transferring to such transferee such number of shares of stock of the Company of any class which the Company would otherwise have been required to offer to such transferee in connection with the membership granted to such transferee with respect to such store or other business outlet, or (ii) selling such shares to the Company. However, the following types of transfers of ownership of a store or other business outlet will not be recognized for purposes of determining the availability of the option of selling to the Company shares of its capital stock:
     (i) any transfer which is not complete, unconditional and irrevocable;
     (ii) any transfer to an entity in which the transferor retains an ownership interest; or (iii) any transfer to the spouse of the transferor.

          (d) Subject to the Company's first lien and set-off rights as described in subparagraph (b) above, in the event of the termination of the Company membership granted for a retail hardware store or other business unit for which shares of stock of the Company are held, the Company shall be obligated to purchase such shares. The Company shall also be obligated to refund all amounts which have been paid to it pursuant to a Stock Subscription Agreement for the purchase of shares which have not as yet been issued to the subscriber, subject only to the Company's first lien and set-off rights as described in subparagraph (b) above. Termination of the membership granted for a particular retail hardware store or other business outlet shall include not only any termination pursuant to a formal notice of termination given by either the Company or the holder of the membership but shall also include each of the following situations which shall be deemed to constitute such a termination:

                 (i) The closing down of the store or other business unit with respect to which such shares of stock of the Company are held, unless such store or other business unit is merely being moved, with the Company's consent and approval, to another location or is being acquired by another dealer which the Company has accepted or is willing to accept as a member dealer for operation pursuant to the same membership at another location;

                  (ii) The death of an individual holder of the shares of stock of the Company held for such retail store or other business unit, or of a member of a partnership which is a holder of such shares, except in a case where the store or other business unit with respect to which such shares are held continues, with the approval of the officers of the Company (which approval shall not be unreasonably withheld), to be operated under a membership from the Company by the decedent's estate or by the person or persons to whom such shares are to be distributed by the decedent's estate or by the successor or successors to the decedent's interest in the partnership holding such shares (it being immaterial for this purpose that, in connection with such continuation of operation, the legal form of ownership of the member dealer has been changed from an individual proprietorship or partnership to a corporation or from a partnership to an individual proprietorship);

                  (iii) An adjudication of the insolvency of the dealer or of the store or other business unit for which the shares of stock of the Company are held, or the making of an assignment for the benefit of creditors or the filing of a voluntary petition in bankruptcy or similar petition under the U. S. Bankruptcy Code by or on behalf of such dealer or retail business unit, or the filing of an involuntary petition in bankruptcy or similar petition under the U. S. Bankruptcy Code against the dealer or against said business unit.

          (e) A transfer of shares of stock of the Company requiring the consent of the Board of Directors shall not be deemed to have occurred upon the death of a person who is the holder of shares of stock of the Company jointly with one or more other persons under circumstances whereby ownership of such shares passes automatically by operation of law to the surviving holder or holders of such shares, nor shall the Company become obligated to purchase such shares upon the death of such person unless the store or other business outlet with respect to which such shares are held either (i) closes down, or (ii) ceases to be operated under a membership from the Company.

          (f) In any case where the holder or holders of 50% or more of the outstanding voting stock of a corporation having a membership from the Company for one or more business outlets, or the holder or holders of 50% or more of the outstanding voting stock of a corporation owning 80% or more of the outstanding stock of a corporation having such a membership, propose to sell or otherwise transfer all of the shares of capital stock (both voting and non-voting) of such corporation held by them, written notice of such proposal shall be given to the Company. Upon the consummation of such sale or transfer, the corporation whose shares have been sold or transferred shall have the option of either retaining all the shares of the capital stock of the Company then held by it with respect to each member business outlet operated by it or of selling such shares to the Company and having each Company membership held by it deemed to have been terminated by the voluntary action of said corporation, in which case no business unit for which said corporation has held a Company membership shall thereafter operate as a member of the Company unless said corporation submits a new application for a membership for such business unit and such application is accepted by the Company. However, the following types of transfers of ownership of shares of the capital stock of a corporation having a membership from the Company will not be recognized for purposes of determining the availability of the option of selling to the Company shares of its capital stock: (i) any transfer which is not complete, unconditional and irrevocable; (ii) any transfer to an entity in which the transferor retains an ownership interest; or (iii) any transfer to the spouse of the transferor.

          (g) The price to be paid by the Company in connection with the purchase by it of any shares of its stock shall be as follows:

                  (i) in the case of Class A Stock, the $1,000 par value of the shares;

                  (ii) in the case of Class B Stock, an amount per share equal to the per share price last established by the Board of Directors as the price to be paid by the Company in the event of redemption of shares of its Class B Stock (currently $2,000 per share), which price shall in no event be less than twice the $1,000 par value of the Class B Stock and shall also at all times be equal to twenty times the per share purchase price last established by the Board of Directors with respect to purchases by it of shares of its Class C Stock;

                  (iii) in the case of Class C Stock, an amount per share equal to the per share price last established by the Board of Directors as the purchase price to be paid by the Company for shares of its Class C Stock (currently $100 per share), which price shall in no event be less than the $100 par value thereof.

          There is no market for the Company's stock. The redemption prices last established by the Board of Directors for Class A, B and C stock have not been adjusted since 1974 when the Company first became a cooperative organization.

          (h) In case of the purchase by the Company of the shares of its stock held by a dealer for a business outlet whose Company membership is terminated in either of the following situations, a portion of the purchase price will be paid in the form of an installment note payable in four equal annual installments plus accrued interest:

                  (i) voluntary termination of the membership by the dealer under circumstances whereby the member outlet continues to engage in substantially the same business and continues to be controlled to the extent of more than 50% by the same person, partnership or corporation;

                  (ii) termination of the membership by the Company due to a delinquency on the dealer's part in paying for goods or services supplied by the Company or due to a default on the dealer's part in performing some other obligation under his membership agreement with the Company.

     Even in the above situations, though, the portion of the total purchase price represented by the amount actually paid in by the dealer under a Stock Subscription Agreement for Class A Stock, Class B Stock and Class C Stock will be paid in cash, and the entire remaining portion of the total purchase price for the shares being purchased by the Company from the dealer will also be paid in cash if such remaining portion is less that $5,000. Where such remaining portion of the total purchase price is $5,000 or more in any of the above situations, then only the amount actually paid in by the dealer under the dealer's Stock Subscription Agreement will be paid in cash and the entire remaining portion of the purchase price will be paid by means of an installment note as described above. The interest rate on any such installment note will be such rate as shall have been established by the Company's Board of Directors for such purpose as of the date of the issuance of the note, but the interest rate shall in no event be less than the latest interest rate established for patronage refund certificates to be issued as a part of the annual patronage dividends payable to the Company's dealers, nor shall the interest rate ever be less than 6% per annum. After considering the financial condition and requirements of the Company, the Company's Board of Directors may authorize that payment be made in cash of all or any portion of the total purchase price which would otherwise be payable by means of such an installment note if the Board determines that the installment payment method would impose an undue hardship on the dealer.

                  (i) There is no restriction on the repurchase or redemption of any of its shares of stock by the Company in the event that the Company shall at any time be in arrears in making any sinking fund installment payments which it may hereafter incur an obligation to make. Since the Company is prohibited from paying dividends on any of its shares of stock, there can be no arrearage in the payment of any such dividends which would impose any restriction on the repurchase or redemption of any of its shares of stock by the Company. Under the General Corporation Law of Delaware, the
          Company cannot repurchase any of its shares at any time when its assets are less than the amount represented by the aggregate outstanding shares of its capital stock or would be reduced below said amount as a result of a repurchase of its shares.

                    OPINIONS OF EXPERTS

     The validity of shares of stock of the Company offered hereby will be passed upon for the Company by the Company's Vice President, General Counsel and Secretary, David W. League. The statements made under the subheadings "Federal Income Tax Status of Class A and Class C Shares," "Federal Income
Tax Treatment of Patronage Dividends," "Income Tax Liability Incidental to Patronage Dividends" and "Patronage Dividends and Income Tax Treatment Thereof" are also his opinions. Said counsel has also passed upon legal questions relating to the effect upon the surplus or retained earnings of the Company of the fact that, in the event of the involuntary liquidation of the Company, shares of its Class B stock will have a preference exceeding the par value of said shares in the distribution of the net assets of the Company.


     The consolidated financial statements of Ace Hardware Corporation and subsidiaries as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997, have been included herein and in the Registration Statement have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.


                    THE COMPANY'S BUSINESS

     Ace Hardware Corporation was formally organized as a Delaware corporation in 1964. In 1973, by means of a corporate merger, it succeeded to the business of Ace Hardware Corporation, an Illinois corporation organized in 1928. Until 1973, the business now being engaged in by the Company had been conducted by the Illinois corporation. The Company's principal executive offices are located at 2200 Kensington Court, Oak Brook, Illinois 60523. Its telephone number is (630) 990-6600.

     The Company primarily functions as a wholesaler of hardware and related products, and manufactures paint products. Sales of the products distributed by it are presently made primarily to individuals, partnerships or corporations who are engaged in business as dealers in hardware or related items and who have entered into Membership Agreements with the Company entitling them to purchase merchandise and services from the Company and to use the Company's marks as provided therein. (See the heading "Factors To Be Considered," subheading "Documents Accompanying Prospectus," and the heading "The
Company's Business" subheading "Membership Agreement").

     The Company operates on a cooperative basis and distributes patronage dividends to its eligible member dealers each year in proportion to the amount of their annual purchases of merchandise from it. (See the subheading "Distribution of Patronage Dividends").


     At December 31, 1997 there were 5,032 retail business outlets with respect to which such Membership Agreements had been entered into. Those States having the largest concentration of member outlets are California (approximately 10%), Illinois and Texas (approximately 6% each), Florida and Michigan (approximately 5% each) and Georgia (approximately 4%). States into which were shipped the largest percentages of the merchandise sold by the Company in fiscal year 1997 are California (approximately 11%), Illinois and Florida (approximately 7% each), Texas (approximately 5%), Michigan and Georgia (approximately 4% each). Approximately 7% of the Company's sales are made to outlets located outside of the United States or its territories.

     Information as to the number of the Company's member outlets during each of the past three fiscal years is set forth in the following table:

                                           1997        1996        1995
                                          -----       -----       -----
  Member outlets at beginning of period   5,067       5,007       4,940
  New member outlets                        208         272         285
  Member outlets terminated                 243         212         218
                                          -----       -----       -----
  Member outlets at end of period         5,032       5,067       5,007
  Dealers having one or more member       =====       =====       =====
       outlets at end of period           4,022       4,084       4,055

     The Company services its dealers by purchasing merchandise in quantity lots, primarily from manufacturers, by warehousing substantial quantities of said merchandise and by selling the same in smaller lots to the dealers. Most of the products that the Company distributes to its dealers from its regional warehouses are sold at a dealer price established by the Company ("dealer cost"), to which a 10% adder ("handling charge") is generally added. In fiscal year 1997 warehouse sales accounted for 61% of total sales and bulletin sales accounted for 2% of total sales with the balance of 37% representing direct shipment sales, including lumber and building material.

     The proportions in which the Company's total warehouse sales were divided among the various general classes of merchandise sold by it during each of the past three fiscal years are as follows:

        Class of Merchandise                   1997      1996      1995
        --------------------                   ----      ----      ----
        Paint, cleaning and related supplies    21%       20%       19%
        Plumbing and heating supplies           15%       16%       16%
        Hand and power tools                    14%       14%       14%
        Garden, rural equipment and
             related supplies                   13%       13%       13%
        General hardware                        12%       12%       13%
        Electrical supplies                     12%       12%       13%
        Sundry                                   7%        7%        7%
        Housewares and appliances                6%        6%        5%


     The Company sponsors two major conventions annually (one in the Spring and one in the Autumn) at various locations. Dealers and vendors are invited to attend, and dealers generally place orders for delivery during the period prior to the next convention. During the convention regular merchandise, new merchandise and seasonal merchandise for the coming season are displayed to attending dealers. Lawn and garden supplies, building materials and exterior paints are seasonal merchandise in many parts of the country, as are certain sundries such as holiday decorations.

     Warehouse sales involve the purchase of merchandise from the Company that is maintained in inventory by the Company at its warehouses. Direct shipment sales involve the purchase of merchandise from the Company with shipment directly from the vendors. Bulletin sales involve the purchase of merchandise from the Company pursuant to special bulletin offers by the Company.

     Direct shipment sales are orders placed by dealers directly with vendors, using special purchase orders. Such vendors bill the Company for such orders, which are shipped directly to dealers. The Company, in turn, bills the ordering dealers with an adder ("handling charge") that varies in accordance with the following schedule and is exclusive of sales under the LTL Plus program discussed below.

          Invoice Amount                Adder (Handling Charge)
          --------------                -----------------------
       $    0.00 to $  999.99        2.00% or $1.00 whichever is greater
       $1,000.00 to $1,999.99        1.75%
       $2,000.00 to $2,999.99        1.50%
       $3,000.00 to $3,999.99        1.25%
       $4,000.00 to $4,999.99        1.00%
       $5,000.00 to $5,999.99         .75%
       $6,000.00 to $6,999.99         .50%
       $7,000.00 to $7,999.99         .25%
       $8,000.00 and over             .00%

     Bulletin sales are made based upon notification from dealers of their participation in special bulletins offered by the Company. Generally, the Company will give notice to all members of its intention to purchase certain products for bulletin shipment and then purchases only so many of such products as the members order. When the bulletin shipment arrives at the Company, it is not warehoused, but is broken up into appropriate quantities and delivered to members who placed orders. A 6% adder ("handling charge") is generally applied to this category of sales.

     An additional adder of 3% applies to various categories of sales of merchandise exported to certain dealers located outside of the United States and its territories and possessions. Ace dealers located outside of the United States and its territories and possessions not subject to the additional 3% adder are assessed a flat 2% adder on all direct shipment sales.

     The Company maintains inventories to meet only normal resupply orders. Resupply orders are orders from members for merchandise to keep inventories at normal levels. Generally, such orders are filled within one day of receipt. Bulletin orders (which are in the nature of resupply orders) may be for future delivery. The Company does not backlog normal resupply orders and, accordingly, no significant backlog exists at any point in time.

     The Company also has established special sales programs for lumber and building materials products and for products assigned from time to time to an "extreme competitive price sales" classification and for products purchased from specified vendors for delivery to certain of the Company's dealers on a direct shipment basis (LTL Plus Program). Under its lumber and building materials ("LBM") program, the Company imposes no adder ("handling charge") or national advertising assessment on direct shipment orders for such products. The LBM program enables the Company's dealers to realize important savings resulting from the Company's closely monitored lumber and building materials purchasing procedures. Additionally, the LBM program offers dealers the opportunity to order less-than-truckload quantities of many lumber and building materials products at economical prices under the LTL warehouse redistribution procedure which the Company has established with certain major vendors.

     The Store Traffic Opportunity Program ("STOP") established by the Company is a program under which certain stockkeeping units of specific products assigned to a "competitive price sales" classification are offered for sale to its dealers for delivery from designated Company retail support centers. Sales under this program are made without the addition of freight charges and with such adder ("handling charge"), if any, of not more than 5% as shall be specified for each item. The Company's officers have authority to add items to, and to withdraw items from, the STOP program from time to time and to establish reasonable minimum or multiple item purchase requirements for the items offered under the program. No allocations or distributions of patronage dividends are made with respect to sales under the STOP program. Purchases under the STOP program are, however, deemed to be warehouse purchases or bulletin purchases, as the case may be, for purposes of calculating the forms of patronage dividend distributions. (See the heading "The Company's Business" subheading, "Forms of Patronage Dividend Distributions.")

     The LTL Plus Program established by the Company is a program under which full or partial truckloads of products are purchased by certain of the Company's dealers from specified vendors for delivery to such dealers on a direct shipment basis. No adder ("handling charge") or national advertising assessment is imposed by the Company on sales under the LTL Plus Program, and the maximum amount of patronage dividends allocated or distributed to the Company's dealers with respect to their purchases of products in the LTL Plus category is .5% of such sales. (See heading "The Company's Business," subheading "Patronage Dividend Determinations and Allocations.")


     The Company, in addition to conducting semi-annual and other conventions and product exhibits for its dealers, also provides them with numerous special services (on a voluntary basis and at an established cost), such as inventory control systems, as well as price and bin ticketing. In order for them to have on hand current pricing and other information concerning the merchandise obtainable from the Company, the Company further provides to each of its dealers either a catalogue or CD checklist service or a microfiche film service (whichever the dealer selects), for either of which services the dealer must pay a monthly charge. The Company also provides on a full-participation basis materials for educational and training programs for which dealers must pay an established monthly charge. (See the heading "The Company's Business," subheading "Special Charges and Assessments.")




     Through its wholly-owned subsidiary, Ace Insurance Agency, Inc., the Company makes available to its dealers a Group Dealer Insurance Program under which they can purchase a package of insurance coverages, including "all risk" property insurance and business interruption, crime, liability and workers' compensation coverages, as well as medical insurance coverage for their employees. AHC Realty Corporation, another wholly-owned subsidiary of the Company, provides the services of a broker to those dealers who desire to sell or seek a new location for a presently owned store or to acquire an additional store. Loss Prevention Services, Inc., another wholly-owned subsidiary provides security training and services for all dealers desiring security assistance. In addition, the Company offers to its dealers retail computer systems consisting of computer equipment, maintenance service and certain software programs and services. These are marketed by the Company under its registered service mark "PACE".


     During 1996 the Company commenced operations through Ace Hardware Canada, Limited, a wholly-owned subsidiary as a wholesaler of hardware and related merchandise through two distribution facilities located in Calgary, Alberta and Brantford, Ontario. Ace Hardware Canada, Limited generated less than three percent of the Company's consolidated revenue during fiscal year 1997.

     As of the date hereof, the Company operates, through A.H.C. Store Development Corp. and Ace Corporate Stores, Inc., its wholly owned subsidiaries, six company-owned retail hardware stores. In addition, three other locations are being developed for company-owned retail hardware stores. Two of the newly acquired locations are expected to be operational by the close of the second quarter of 1998. The third location is under construction and is expected to be operational in the beginning of the fourth quarter of 1998. (See the heading "Properties.")


     The Company manufactures paint and related products at facilities owned by it in Matteson and Chicago Heights, Illinois. These facilities now constitute the primary source of such products offered for sale by the Company to its dealers. The Company's paint manufacturing business is operated as a separate Division of the Company for accounting purposes. All raw materials used by the Company to manufacture paint are purchased from outside sources. The Company has had adequate sources of raw materials, and no shortages of any materials which would materially impact operations are currently anticipated. The manufacturing of paint is seasonal to the extent that greater paint sales are found in the months of April through September. Historically, compliance with federal, state and local provisions which have been enacted or adopted regulating the discharge of materials into the environment or otherwise relating to the protection of the environment have not had any material impact.

     The Company's business, either in hardware wholesaling or paint manufacturing activities is not dependent on any major suppliers and the Company feels that any seasonal fluctuations do not have a significant impact upon operations. For further discussion of the Company's business, see "Management's Discussion and Analysis of Financial Condition and Results of Operations," which appears following the "Notes to Financial Statements" in this prospectus.

     The Company makes available some services to members which are related to the operation of their retail businesses. These services (such as advertising, store supplies and training programs) are provided in order to assist members and/or to utilize the centralized buying power of the Company. Members are rebilled in order to pay the Company the established charges for such services.


Strategic Planning

     This section summarizes the Company's strategic planning initiatives.
By reason of the nature of strategic plans, this section contains a number for forward looking statements, all of which are based on current expectations. Actual results may differ materially. The Company believes that it has the facilities, personnel and competitive and financial resources for continued business success in the implementation of these plans, but future developments, including revenues, costs, margins and profits are all influenced by a number of factors, including but not limited to the following, all of which are inherently difficult to forecast. These factors include the uncertain impact of future growth in the hardware and hardlines-related industries, including the lumber/building materials, home center, do-it-yourself, rental and commercial/industrial categories, as well as the condition of the economy domestically, internationally and in specific geographical regions. These factors also include potential changes in merchandise and inventory prices, the impact of increasingly intense competition, potential shifts in market demand, the potential impact of future litigation, and the potential impact of environmental, franchising and licensing laws on the Company's business operations. The Company is presently unable to predict whether, or to what extent such factor may result in future costs of liabilities that are not presently known, or the impact of such factors on the Company's future ability to achieve its plans.

     The Company has an ongoing strategic planning process and has focused its plans around four cornerstones for future growth and success in this competitive industry. The four cornerstones are: Retail Success (store operations), Wholesale Success (distribution), International growth and new member growth. Dealer retail success is a primary objective since it drives both retail performance and wholesale growth of the Company. The Company has accelerated its efforts in assisting member-dealers in "retail success initiatives" designed to improve their retail performance and competitiveness. The retail success initiatives include retail goals which each dealer should strive for within their store and local competitive environment, but do not dictate material restrictions or requirements on member dealers. Minimum requirements for acceptance of a member-dealer by the Company are outlined only in the Membership Agreement and in the Member Operational Requirements under the Ace Hardware Membership Agreement. The Operational Requirements do require that, within one year from the Company's acceptance of the Agreement, the member-dealer must make Ace its primary source of supply and terminate participation in the program of any other major hardware wholesaler. There are currently no generally applicable requirements for Ace member-dealers as to percentage of purchases required through Ace or minimum retail performance which must be achieved (i.e. sales dollars per square foot). The four cornerstones also include present strategic initiatives to focus on the consumer through research, target marketing and the development of an appropriate long-term advertising strategy, as well as the review by the Company of merger and acquisition opportunities and the development of international and domestic non-shareholder franchise programs. "The New Retail Age of Ace" is an extension of previous strategic efforts under "The New Age of Ace" and "Ace 2000" and is not in conflict with these efforts.

Special Charges and Assessments

     The Company sponsors a national advertising program for which its dealers are assessed an amount equal to 1.3% of their purchases (exclusive of purchases of lumber, LTL, LTL Plus, building materials products and PACE hardware and software computer systems), with the minimum annual assessment for each dealer location being established at $1,622.40 effective January
1, 1997 (or such greater amount as would be required to maintain the foregoing minimum applicable assessment at 1.3%) subject to: 1) a maximum annual assessment for each dealer location for which a membership agreement has been entered into with the Company of $5,500.00; 2) a maximum total annual assessment for any one dealer determined by multiplying the number of such dealer's retail outlets supplied by the Company which serve the general public by $5,500.00 with certain exemptions from or adjustments to the national advertising assessment for dealer outlets located outside of the contiguous 48 states of the United States and the District of Columbia, based on the evaluation by the Company's management of the amount and nature of the television broadcasts received in the dealer's area. The percentage of bi-weekly purchases to be assessed for the Company's national advertising program and the amount of the maximum annual assessment for such program are both subject to being changed from time to time by action of the Board of Directors of the Company. The Company also has the authority, effective January 1, 1993 to impose a regional advertising assessment (for select geographic regions) not to exceed 2% of annual purchases with the same minimum and maximum assessments imposed by the National Advertising assessment.

     A special low volume account service charge of $50.00 per bi-weekly billing statement period is imposed on all stores whose annual purchases (exclusive of lumber and LTL purchases) are less than $50,000.00 and $30.00 per bi-weekly billing for annual purchases between $50,000 and $124,800. Any such charges imposed on a store during a specified year will be automatically refunded to the store if its total purchases (exclusive of lumber and LTLpurchases) exceed $124,800 during the year. All stores are exempted from such special charge during the first 12 months from the date that they are affiliated as Ace dealers. Exceptions to the low volume account service charge are as follows:

          1. when a dealer has purchased $124,800.00 of merchandise (exclusive of carload lumber purchases) during the applicable year, the dealer will be given credit on the next bi-weekly billing statement for any low volume charges which have been added to the account during such year and the low volume charge shall no longer be added on any of such dealer's bi-weekly billing statements during the remainder of such period even if the current purchases shown on the billing statement are less than $4,800.00; and

          2. the low volume account service charge will not be billed on a bi-weekly basis to those accounts whose previous year's sales volume exceeded the low volume purchases minimum ($124,800.00) for the previous year, but the full annual low volume account service charge will be billed on the last billing statement of the year to those accounts if the minimum purchases to avoid imposition of the charge have not been met for the current year.

     An Ace store that falls below minimum purchase levels may also be subject to termination.

     A late payment service charge is added on any past due balance owing by a dealer to the Company for purchases of merchandise and services or for the purchase price of the capital stock of the Company subscribed for by the dealer. The late payment service charge currently in effect is an amount equal to .77% per bi-weekly statement period, except in Texas where the charge is .384% and Georgia where the charge is .692%. A past due balance is created whenever payment of the amounts shown as due on any such statement is not received by the Company within 10 days following the date of the statement. The percentage for determining the amount of the late payment service charge may be changed from time to time by the Company.

     Subscriptions to a retail training program consisting of video tapes and related course materials (the "S.T.A.R. Program") are mandatory for all stores located in the United States and U.S. Territories. The initial monthly assessment imposed on such stores for such subscriptions is $16 for each single store or parent store and $11 for each branch store. A single store or parent store is an initial retail outlet for which a dealer owns, or has subscribed for, one (1) share of Class A stock and forty (40) shares of Class C stock of the Company. A branch store is an additional retail outlet for which a dealer owns, or has subscribed for, fifty (50) shares of Class C stock of the Company. (See Article XXV, Section 2 of the By-laws, set forth in Appendix A). Branch stores may, upon request, be granted an exemption from the monthly subscription fee.

     Subscriptions to a Material Safety Data Sheet information service are also mandatory for all stores located in the United States. The initial annual assessment imposed on such stores for such subscriptions is $20 for each single store or parent store and $10 for each branch store.

Trademark and Service Mark Registrations

     The names "ACE HARDWARE" and "ACE" are used extensively by the Company and by its member-dealers in connection with the promotion, advertising and marketing of products and services sold by the Company. The Company holds the following Trademark and Service Mark Registrations issued by the U.S. Patent and Trademark Office for the marks used by it:

                                              Registration   Expiration
  Description of Mark          Type of Mark      Number         Date
 ---------------------         ------------    ---------      ---------
"ACE HARDWARE" with winged
     emblem design             Service Mark     840,176     December 5, 2007
"ACE HARDWARE" with winged
     emblem design             Trademark        898,070     September 8, 2000
"THE PAINTIN' PLACE"           Service Mark   1,138,654     August 12, 2000
"HARDWARE UNIVERSITY"
     with design               Service Mark   1,180,539     December 1, 2001
"SUPER STRIKER"                Trademark      1,182,330     December 15, 2001
"PACE" with design             Service Mark   1,208,887     September 14, 2002
"ACE HARDWARE" with winged
     emblem design             Trademark      1,277,581     May 15, 2004
"ACE HARDWARE" in stylized
     lettering design          Trademark      1,426,137     January 27, 2007
"ACE" in stylized
     lettering design          Service Mark   1,464,025     November 3, 2007
"ACE HARDWARE" in stylized
     lettering design          Service Mark   1,486,528     April 26, 2008
"ACE HARDWARE AND
GARDEN CENTER" in stylized
     lettering design          Service Mark   1,487,216     May 3, 2008
"ACE NEW EXPERIENCE" in
     stylized lettering
     design                    Trademark      1,554,322     September 5, 2009
"ACE SEVEN STAR" in
     stylized
     lettering design          Trademark      1,556,389     September 19, 2009
"ACE BEST BUYS" in
     circle design             Service Mark   1,560,250     October 10, 2009
"ACENET"                       Service Mark   1,574,019     December 26, 1999
"ACE IS THE PLACE"             Service Mark   1,602,715     June 19, 2000
"LUB-E"                        Trademark      1,615,386     October 2, 2000
"ACE PRO"                      Trademark      1,632,078     January 22, 2001
"ASK ACE"                      Service Mark   1,653,263     August 6, 2001
Christmas Elves design         Trademark      1,669,306     December 24, 2001
"ACE 2000"                     Service Mark   1,682,467     April 7, 2002
"ACE" in stylized
     lettering design          Trademark      1,683,538     April 21, 2002
"HARMONY" in stylized
     lettering design          Trademark      1,700,526     July 14, 2002
"SEVEN STAR SATISFACTION
GUARANTEED QUALITY
ACE PAINTS" with design        Service Mark   1,705,321     August 4, 2002
"THE OAKBROOK COLLECTION"
     in stylized
     lettering design          Trademark      1,707,986     August 18, 2002
"ACE HARDWARE BROWN BAG
BONANZA" with design           Service Mark   1,761,277     April 13, 2003
"ACE HARDWARE
COMMITTED TO A QUALITY
ENVIRONMENT" design            Service Mark   1,764,803     April 13, 2003
"THE OAKBROOK COLLECTION"
     in stylized
     lettering design          Trademark      1,783,335     July 20, 2003
"STORE 2000 THE
STORE OF THE FUTURE"           Service Mark   1,811,032     December 14, 2003
"ENVIRO-CHOICE"                Trademark      1,811,392     December 14, 2003
"CELEBRATIONS"                 Service Mark   1,918,785     September 12, 2005
Repetitive Stylized
     "A" design                Service Mark   1,926,798     October 10, 2005
"The NEW AGE OF ACE"
     design                    Service Mark   1,937,008     November 21, 2005
"ACE RENTAL PLACE"
     in stylized
     lettering design          Service Mark   1,943,140     December 19, 2005
"HELPFUL HARDWARE FOLKS"       Service Mark   1,970,828     April 30, 2006
"ACE HOME CENTER"              Service Mark   1,982,130     June 25, 2006
"SEALTECH"                     Trademark      2,007,132     October 8, 2006
"GREAT FINISHES"               Trademark      2,019,696     November 26, 2006
"WOODROYAL"                    Trademark      2,065,927     May 27, 2007
"ROYAL SHIELD"                 Trademark      2,070,848     June 10, 2007
"ROYAL TOUCH"                  Trademark      2,070,849     June 10, 2007
"QUALITY SHIELD"               Trademark      2,012,305     September 30, 2007
"QUALITY TOUCH"                Trademark      2,102,306     September 30, 2007
"STAINHALT"                    Trademark      2,122,418     December 16, 2007

     Currently, the Company has applications pending before the U.S. Patent and Trademark Office for Registration of "ACE ROYAL" for exterior and interior paint, "ACE DRY GUARD" for waterproofing paint, "ACE CONTRACTOR PRO" for paints, primers and varnishes and "THE OAKBROOK COLLECTION" for bathroom faucets. In addition, the Company also has service mark applications pending for "ACE COMMERCIAL & INDUSTRIAL SUPPLY" for retail store services in the field of hardware and related goods, "NHS NATIONAL HARDLINES SUPPLY" for retail store services in the field of hardware and related goods, "HELPFUL HARDWARE CLUB" for promoting the goods and services of others through various incentive programs offered to preferred customers, "ACE CONTRACTOR CENTER" for retail store services for identifying dealers who sell lumber and building materials, "ACE GARDEN PLACE" for retail store services in the field of hardware, garden products and building materials and "THE FOLKS IN THE RED VEST" for retail store services in the field of hardware and related goods.

Competition

     The competitive conditions in the wholesale hardware industry can be characterized as intensive and increasing due to the fact that independent retailers are required to remain competitive with discount stores and chain stores, such as Wal-Mart, Home Depot, Menard's, Sears, and Lowe's, and with other mass merchandisers. The gradual shift of retail operations to high rent shopping center locations and the trend toward longer store hours have also intensified pressures to obtain low cost wholesale supply sources. The Company directly competes in several U.S. markets with TruServ Corporation, as well as with Hardware Wholesalers, Inc., and United Hardware Distributing Co., all of which companies are also dealer-owned wholesalers.

Employees

     The Company employs 4,685 full-time employees, of which 1,353 are salaried employees. Collective bargaining agreements, covering one truck drivers' bargaining unit and three warehouse bargaining units are currently in effect at certain of the Company's distribution warehouses. The Company's employee relations with both union and non-union employees are considered to be good, and the Company has experienced no significant employee-related work stoppage in the past five years. All employees are covered either by negotiated or non-negotiated employee benefit plans which include hospitalization, death benefits and, with few exceptions, retirement benefits.


Limitations on Ownership of Stock

     All of the issued and outstanding shares of capital stock of the Company are owned by its dealers. Only approved retail and other dealers in hardware and related products having Membership Agreements with the Company are eligible to own or purchase shares of any class of the Company's stock.

     No dealer, regardless of the number of member business outlets owned or controlled by the dealer, shall be entitled to own more than 1 share of Class A Stock, which is the only class of voting stock which can be issued by the Company. This ensures that each stockholder-dealer will have an equal voice in the management of the Company. An unincorporated person or partnership shall be deemed to be controlled by another person, partnership or corporation if 50% or more of the assets or profit shares therein are owned
(i) by such other person, partnership or corporation or (ii) by the owner or owners of 50% or more of the assets or profit shares of another unincorporated business firm or (iii) by the owner or owners of 50% or more of the capital stock of an incorporated business firm. A corporation shall be deemed to be controlled by another person, partnership or corporation if 50% or more of the capital stock of said corporation is owned (i) by such person, partnership or corporation or (ii) by the owner or owners of 50% or more of the capital stock of another incorporated business firm or (iii) by the owner or owners of 50% or more of the assets or profit shares of an unincorporated business firm.

Distribution of Patronage Dividends

     The Company operates on a cooperative basis with respect to purchases of merchandise made from it by those of its dealers who have become "members" of the Company as described below and in the Company's By-laws. In addition, the Company operates on a cooperative basis with respect to all dealers who have subscribed for shares but who have not as yet become "members" by reason of the fact that the payments made by them on account of the purchase price of their shares have not yet reached an amount equal to the $1,000 purchase price of 1 share of Class A Voting Stock. All member dealers falling into either of the foregoing classifications are entitled to receive patronage dividend distributions once each year from the Company in proportion to the amount of their annual purchases of merchandise from it.


     The patronage dividends distributed on wholesale warehouse, bulletin and direct shipment sales made by the Company and on total sales of products manufactured by the Paint Division represented the following percentages of each of said categories of sales during each of the past three fiscal years:

                                1997        1996        1995
                              --------    --------    --------
Warehouse Sales               4.32753%    4.53912%    4.42965%
Bulletin Sales                2.0%        2.0%        2.0%
Direct Shipment Sales         1.0%        1.0%        1.0%
Paint Sales                   10.3088%    7.9773%     6.8725%

     In addition to the dividends described above, patronage dividends are calculated separately and distributed on sales of lumber products, building material and millwork products and less-than-truckload (LTL) sales of lumber and building material products. Patronage dividends equal to .4593%, .4328% and .3560% of the total sales of these products (calculated separately by each of these three sales categories) were distributed to the Company's dealers who purchased these products in fiscal years 1997, 1996 and 1995, respectively. Under the LTL Plus Program, patronage dividends are also calculated separately on sales of full or partial truckloads of products purchased by eligible dealers from specified vendors (see discussion of LTL Plus Program under the heading "The Company's Business.") The maximum amount of patronage dividends allocable to LTL Plus sales is .5% of such sales. The LTL Plus Program dividend was .5% of such sales for fiscal years 1997, 1996 and 1995.


Patronage Dividend Determinations and Allocations

     The amounts distributed by the Company as patronage dividends consist of its gross profits on business done with dealers who qualify for patronage dividend distributions after deducting from said gross profits a proportionate share of the Company's expenses for administration and operations. Such gross profits consist of the difference between the price at which merchandise is sold to such dealers and the cost of such merchandise to the Company. All income and expenses associated with activities not directly related to patronage transactions are excluded from the computation of patronage dividends. Generally these include profits on business done with dealers who do not qualify for patronage dividend distributions and any income (loss) realized by the Company from the disposition of property and equipment
(except that, to the extent that depreciation on such assets has been deducted as an expense during the time that the Company has been operating on a cooperative basis and is recaptured in connection with such a disposition, the income derived from such recapture would be included in computing patronage dividends).

     The By-laws of the Company provide that, by virtue of a dealer being a "member" of the Company (that is, by virtue of his ownership of 1 share of Class A Voting Stock), he will be deemed to have consented to include in his gross income for federal income tax purposes for the dealer's taxable year in which they are received by him all patronage dividends distributed to him by the Company in connection with his purchases of merchandise from the Company. A dealer who has not yet paid an amount which at least equals the $1,000 purchase price of the 1 share of Class A Voting Stock subscribed for by him will also be required to include all patronage dividends distributed to him by the Company in his gross income for federal income tax purposes in the year in which they are received by him. This is required by virtue of a provision in the Subscription Agreement executed by him under which he expressly consents to take all such patronage dividends into his gross income for such purposes. The amount of the patronage dividends which must be included in a dealer's gross income includes both the portion of such patronage dividends received by him in cash or applied against indebtedness owing by him to the Company in accordance with Section 7 of Article XXIV of the Company's By-laws and the portion or portions thereof which he receives in shares of Class C Nonvoting Stock of the Company or in patronage refund certificates.

     Patronage dividends on each of the Company's three basic categories of sales (warehouse sales, bulletin sales and direct shipment sales) are allocated separately, as are patronage dividends under the LTL Plus Program. However, the maximum amount of patronage dividends allocable to the LTL Plus Program is an amount no greater than .5% of such sales, the maximum amount of patronage dividends allocable to direct shipment sales exclusive of LTL Plus Program sales is an amount equal to 1% of such sales and the maximum amount of patronage dividends allocable to bulletin sales is an amount equal to 2% of that category of sales. All remaining patronage dividends resulting from sales made under these programs are allocated by the Company to warehouse sales. The Company feels that this allocation procedure provides a practical and understandable method for the distribution of these patronage dividends in a fair and equitable manner.

     Sales of lumber and building materials products are not included as part of warehouse sales, bulletin sales, or direct shipment sales for patronage dividend purposes. Patronage dividends are calculated separately and distributed to the Company's dealers with respect to their purchases within each of four sales categories involving these types of products. These four categories are (a) lumber products (other than less-than-truckload sales); (b) building materials products (other than less-than-truckload sales); (c) millwork products and (d) less-than-truckload ("LTL") sales of lumber and building material products. Patronage dividends are also calculated separately and distributed to the Company's dealers for full and partial truckloads of products purchased under the LTL Plus program. (See the heading "The Company's Business", discussion of LTL Plus program, and the subheading "Forms of Patronage Dividend Distributions", subparagraphs 2(a)-(b) below.)

     Any manufacturing profit realized on intracompany sales of the products manufactured by the Company's Paint Division is allocated among and distributed as patronage dividends to those member dealers who are eligible to receive patronage dividends from the Company in proportion to their respective annual dollar purchases of paint and related products manufactured by said Division. The earnings realized by the Company on wholesale sales of such products made by it to its member dealers are distributed as patronage dividends to all of its dealers who are eligible to receive patronage dividends from it as part of the patronage dividends which they receive each year with respect to the basic patronage dividend categories established for warehouse sales, bulletin sales, and direct shipment sales. Under Section 8 of Article XXIV of the Company's By-laws, if the Paint Division's manufacturing operations for any year result in a net loss, rather than a profit, to the Paint Division, such loss would be netted against the earnings realized by the Company from its other activities during the year, with the result that the earnings available from such other activities for distribution as patronage dividends for such year would be correspondingly reduced.


Forms of Patronage Dividend Distributions

     Patronage dividend distributions will be made to the eligible and qualified member dealers of the Company in cash, shares of the Company's Class C stock and patronage refund certificates in accordance with the following plans which have been adopted by the Company's Board of Directors with respect to purchases of merchandise made by such dealers from the Company on or after the dates indicated, and which will continue to be in effect until such time as the Board of Directors, in the exercise of their authority and discretion based upon business conditions from time to time and the requirements of the company, shall determine that such plan should be altered or amended:

     A. For purchases made on or after January 1, 1998,

          1. with respect to each store owned or controlled by each eligible and qualifying dealer, such dealer shall receive a minimum cash distribution determined as follows:

               (a) an amount equal to 20% of the first $5,000 of
                   the total patronage dividends allocated for distribution each year to such dealer in connection with the purchases made for such store;

               (b) an amount equal to 25% of the portion of the
                   total patronage dividends allocated for
                   distribution each year to such dealer for such store which exceeds $5,000 but does not exceed $7,500;

               (c) an amount equal to 30% of the portion of the
                   total patronage dividends allocated for
                   distribution each year to such dealer for such store which exceed $7,500 but does not exceed $10,000;

               (d) an amount equal to 35% of the portion of the
                   total patronage dividends allocated for
                   distribution each year to such dealer for such store which exceeds $10,000 but does not exceed $12,500;

               (e) an amount equal to 40% of the portion of the
                   total patronage dividends allocated for
                   distribution each year to such dealer for such store which exceeds $12,500.

            2. The portion of the total annual distribution
               allocated to any such dealer for each store owned or controlled by such dealer in excess of the amount to be distributed to such dealer for such store in cash shall be distributed to him each year in the form of shares of Class C Non-voting Stock of Ace Hardware Corporation (par value $100 per share), valued at the par value thereof, until the total par value of all shares of all classes of capital stock of the corporation held by such dealer with respect to such store equals the greater of:

               (a) $20,000; or

               (b) a sum equal to the total of the following
                   categories of purchases made by such dealer for such store during the most recent calendar year:

                    (i)  15% of the volume of Ace manufactured
                         paint and related products purchases,
                         plus

                    (ii) 3% of the volume of drop-shipment or
                         direct purchases (excluding Ace
                         manufactured paint and related
                         products), plus

                    (iii)15% of the volume of warehouse
                         (including STOPand excluding Ace
                         manufactured paint and related products) and bulletin purchases, plus

                    (iv) 3% of the volume of lumber and building
                         material (excluding LTL) purchases,
                         subject to a maximum lumber and building material capital stock requirement of $25,000, plus

                    (v)  4% of the volume of LTL Plus purchases;

             provided, however, that no fractional shares of Class C Non-voting Stock shall be issued to any dealer and that any amount which would have otherwise been distributable as a fractional share of such stock shall instead be distributed to such dealer in cash.

          3. The portion of the total patronage dividends allocated each year to any such dealer for each store owned or controlled by such dealer which exceeds the sum of (a) the amount to be distributed to such dealer for such store in cash pursuant to Paragraph 1. above and (b) any amount to be distributed to him in the form of shares of Class C Non-voting Stock of Ace Hardware Corporation (par value $100 per share) pursuant to Paragraph 2. above shall be distributed to such dealer in cash;
             provided, however, that in no event shall the total amount distributed under this plan to any such dealer for any such store in cash exceed 45% of the total patronage dividends allocated for such store for such year, and to the extent that any distribution to be made to any such dealer for any store pursuant to this Paragraph 3. would otherwise cause the total cash distribution to such dealer for such store to exceed 45% of the total patronage dividends allocated for such store for such year, the distribution to be made under this Paragraph 3. shall instead be made in the form of a non-negotiable patronage refund certificate having such a maturity date and bearing interest at such an annual rate as shall be determined by the Board of Directors prior to the issuance thereof.

     B. For purchases made between January 1, 1995-December 31,
        1997,

          1. with respect to each store owned or controlled by each eligible and qualifying dealer, such dealer shall receive a minimum cash distribution determined as follows:

               (a) an amount equal to 20% of the first $5,000 of the total patronage dividends allocated for distribution each year to such dealer in connection with the purchases made for such store;

               (b) an amount equal to 25% of the portion of the total patronage dividends allocated for distribution each year to such dealer for such store which exceeds $5,000 but does not exceed $7,500;

               (c) an amount equal to 30% of the portion of the total patronage dividends allocated for distribution each year to such dealer for such store which exceed $7,500 but does not exceed $10,000;

               (d) an amount equal to 35% of the portion of the total patronage dividends allocated for distribution each year to such dealer for such store which exceeds $10,000 but does not exceed $12,500;

               (e) an amount equal to 40% of the portion of the total patronage dividends allocated for distribution each year to such dealer for such store which exceeds $12,500.

          2. The portion of the total annual distribution allocated to any such dealer for each store owned or controlled by such dealer in excess of the amount to be distributed to such dealer for such store in cash shall be distributed to him each year in the form of shares of Class C non-voting Stock of Ace Hardware Corporation (par value $100 per share), valued at the par value thereof, until the total par value of all shares of all classes of capital stock of the corporation held by such dealer with respect to such store equals the greater of:

               (a)  $20,000; or

               (b) a sum equal to the total of the following categories of purchases made by such dealer for such store during the most recent calendar year:

                    (i)  15% of the volume of warehouse
                         (including STOP and excluding Ace
                         manufactured paint and related products) and bulletin purchases, plus

                    (ii) 15% of the volume of Ace manufactured
                         paint and related products purchases,
                         plus

                    (iii)3% of the volume of drop-shipment or
                         direct purchases (excluding Ace manufactured paint and related products), plus

                    (iv) 4% of the volume of lumber and building
                         material (excluding LTL) purchases, plus

                    (v)  4% of the volume of LTL Plus purchases;

               provided, however, that no fractional shares of Class C non-voting Stock shall be issued to any dealer and that any amount which would have otherwise been distributable as a fractional share of such stock shall instead be distributed to such dealer in cash.

          3. The portion of the total patronage dividends allocated each year to any such dealer for each store owned or controlled by such dealer which exceeds the sum of (a) the amount to be distributed to such dealer for such store in cash pursuant to Paragraph 1., above and (b) any amount to be distributed to him in the form of shares of Class C non-voting Stock of Ace Hardware Corporation (par value $100 per share) pursuant to Paragraph 2. above shall be distributed to such dealer in cash; provided, however, that in no event shall the total amount distributed under this plan to any such dealer for any such store in cash exceed 45% of the total patronage dividends allocated for such store for such year, and to the extent that any distribution to be made to any such dealer for any store pursuant to this Paragraph 3. would otherwise cause the total cash distribution to such dealer for such store to exceed 45% of the total patronage dividends allocated for such store for such year, the distribution to be made under this Paragraph 3. shall instead be made in the form of a non-negotiable patronage refund certificate having such a maturity date and bearing interest at such an annual rate as shall be determined by the Board of Directors prior to the issuance thereof.

     With certain modifications, the above plans are applied separately in determining the form in which patronage dividends accrued with respect to sales of lumber and building materials products are distributed. In this connection the combined patronage dividends allocated annually to a store from (a) sales of lumber products (other than LTL sales), (b) sales of building materials (other than LTL sales), (c) sales of millwork product and (d) LTL sales to the store are used in determining the minimum cash distribution percentages to be applied under Paragraph 1 of the above plans. A store's patronage dividends from any other sales category with respect to which patronage dividends are distributed by the Company are not taken into account in determining either the minimum portion or any additional portion of the store's patronage dividends derived from its purchases of lumber and building materials products which is to be distributed in cash. Also, Paragraphs 2 and 3 of the above plans are applied separately to patronage dividends on lumber and building materials sales and the requirements of Paragraph 2 of the plans shall not be deemed to have been complied with in the cases of (a) purchases of lumber products (other than LTL purchases),
(b) purchases of building materials products (other than LTL purchases) or
(c) purchases of millwork product until the store's holdings of Class C non-voting Stock of the Company resulting from patronage dividends on the Company's sales to it within the particular one of those two sales categories for which a patronage dividend distribution is to be made equal
3% of the volume of the store's purchases within such category during the most recent calendar year, subject to a maximum of lumber and building materials capital stock requirement of $25,000 under the 1998 plan and 4% of the volume of the store's purchases within such category during the most recent applicable calendar year (not subject to a maximum lumber and building materials capital stock requirement) under the 1995-1997 plan. However, no such special Class C Stock requirement applies to patronage dividends accrued on LTL purchases.


     Notwithstanding the provisions of the above-described plans, however, under Section 7 of Article XXIV of the Company's By-laws the portion of any patronage dividends which would otherwise be distributable in cash with respect to a retail dealer outlet which is a member of the Company will instead be applied against any indebtedness owing by the dealer to the Company to the extent of such indebtedness in any case where the membership for such outlet is cancelled or terminated prior to the distribution of such patronage dividends except that an amount equal to 20% of the dealer's total annual patronage dividends for such outlet will be paid in cash if a timely request for the payment of such amount in cash is submitted to the Company by the dealer.

     Because of the requirement of the U. S. Internal Revenue Code that the Company withhold 30% of the annual patronage dividends distributed to member dealers of the Company whose places of business are located in foreign countries or Puerto Rico (except in the case of unincorporated Puerto Rico dealers owned by individuals who are U.S. citizens and certain dealers incorporated in Guam, American Samoa, the Northern Mariana Islands, or the U.S. Virgin Islands, if less than 25% of its stock is owned by foreign persons, and at least 65% of the Corporation's gross income for the last three years has been effectively connected with the conduct of a trade or business in such possession or in the United States), the cash portion of the annual patronage dividends of such dealers shall in no event be less than 30%.

     It is anticipated that the terms of any patronage refund certificates issued pursuant to Paragraph 3. of the foregoing plans would include provisions giving the Company a first lien thereon for the amount of any indebtedness owing to it at any time by the owner of any such certificate and provisions subordinating the certificates to all the rights and claims of secured, general and bank creditors against the Company. It is further anticipated that all such patronage refund certificates will have maturity dates which will be no later than five years from the dates of issuance thereof.

     In order to aid the Company's dealers in acquiring and installing standardized exterior signs identifying the retail stores operated by them as member outlets supplied by the Company, the Board of Directors of the Company has authorized a program under which a dealer may borrow from the Company within a range of $100 to $20,000 per location the funds required for such purpose. A dealer who obtains a loan under this program may either repay the loan in twelve substantially equal payments billed on such dealer's regular bi-weekly billing statement, or may execute a direction to have the portion of the dealer's annual patronage dividends which would otherwise be distributed under the above plan in a form other than cash from no more than the next three annual distributions of such dividends applied toward payment of the principal and interest on the loan.

     In order to aid the Company's dealers in acquiring and installing PACE and PAINTMAKER computer systems purchased from the Company and to finance capital improvements, the Board of Directors of the Company has also authorized programs under which the Company will finance, for qualified dealers (but not to exceed 80% of the cost of any system), in the case of a PAINTMAKER computer, within the range of $1,000 to $15,000 per location repayable over a period of three (3) years, in the case of a PACE computer, within the range of $5,000 to $50,000 per location repayable over a period of five (5) years, for such purpose and in the case of capital improvements, up to $2.00 per square foot of retail space repayable over a period of three (3) years for such purpose. Dealers who obtain financing from the Company for these purposes direct the Company, during the financing term, to first apply toward the principal and interest due on such balances, the patronage dividends which would otherwise be payable in the form of patronage refund certificates for each year, and then to apply the patronage dividends which would otherwise be payable for the same year in the form of the Company's Class C stock.

     The aforementioned signage, computer financing and store retrofit programs may be revised or discontinued by the Board at any time.

Federal Income Tax Treatment of Patronage Dividends (See Previous Heading "Opinions of Experts")

     Both the shares of Class C non-voting Stock and the patronage refund certificates used by the Company to pay patronage dividends that accrue to its eligible and qualifying dealers constitute "qualified written notices of allocation" within the meaning of that term as used in Sections 1381 through 1388 of the U.S. Internal Revenue Code, which specifically provide for the income tax treatment of cooperatives and their patrons and which have been in effect since 1963. The stated dollar amounts of such qualified written notices of allocation must be taken into the gross income of each of the recipients thereof for the taxable years in which such written notices of allocation are received, notwithstanding the fact that the stated dollar amounts may not be received in such taxable years.

     In order for the Company to receive a deduction from its gross income for federal income tax purposes for the amount of any patronage dividends paid by it to a patron (that is, to one of its eligible and qualifying dealers) in the form of qualified written notices of allocation, it is necessary that the Company pay (or apply against indebtedness owing to the Company by such patron in accordance with Section 7 of Article XXIV of the Company's By-laws) not less than 20% of the total patronage dividends distributable to such patron in cash and that the patron consent to having the written notices of allocation, at their stated dollar amounts, included in his gross income for the taxable year in which they are received by him. It is also required under the Code that any patronage dividend distributions deducted by the Company on its federal income tax return with respect to business done by it with patrons during the year for which such deduction is taken must be made to the Company's patrons within 8 months after the end of such year.

     Dealers who have become "members" of the Company by owning 1 share of Class A Voting Stock are deemed under the U.S. Internal Revenue Code to have consented to take any written notices of allocation distributed to them into their gross income by their act of obtaining or retaining membership in the Company and by having received from the Company a written notification of the By-law provision providing that membership in the Company constitutes such consent. In accordance with another provision in the Internal Revenue Code, nonmember dealers who have subscribed for shares of the Company's stock will also be deemed to have consented, by virtue of the consent provisions included in their Subscription Agreements, to take any written notices of allocation distributed to them into their gross income.

     A dealer receiving a patronage refund certificate as part of the dealer's patronage dividends in accordance with the last clause of Paragraph
3 of the patronage dividend distribution plan previously described under the heading "The Company's Business," subheading, "Forms of Patronage Dividend Distributions," may be deemed to have received interest income in the form of an original issue discount to the extent of any excess of the face amount of the certificate over the present value of the stated principal and interest payments to be made by the Company under the terms of the certificate. Such income would be taxable to the dealer ratably over the term of the certificate under Section 7872(b) (2) of the U.S. Internal Revenue Code. The present value for this purpose is to be determined by using a discount rate equal to the applicable Federal rate in effect as of the day of issuance of the certificate, compounded semi-annually.

     The Company will be required to withhold for federal income tax on the total patronage dividend distribution which is made to a payee who has not furnished his taxpayer identification number to the Company or as to whom the Company has notice of the fact that the number furnished to it is incorrect. A cooperative organization may also be required to withhold on the cash portion of each patronage dividend distribution made to a payee who becomes a member of the cooperative if the payee fails to certify to the cooperative that he is not subject to backup withholding. It is the opinion of counsel for the Company that this provision is not applicable to any patronage dividend distribution to a payee unless 50% or more of the total distribution is made in cash. Since all of the Company's patronage dividends for a given year are distributed at the same time and the Company's currently effective patronage dividend plan does not permit any store which is a member of the Company to receive more than 45% of its patronage dividends for the year in the form of cash, it is said counsel's further opinion that such a certification failure would ordinarily have no effect on the Company or any of its dealers.

     Patronage dividends distributed by a cooperative organization to its patrons who are located in foreign countries or certain U. S. possessions have been held to constitute fixed or determinable annual or periodic income on which such patrons are required to pay a tax of 30% of the amount received in accordance with the provisions of Sections 871(a)(1)(A) and 881(a) (1) of the Internal Revenue Code, as do patronage dividends distributed to patrons which are incorporated in Puerto Rico or who reside in Puerto Rico but have not become citizens of the United States. With respect to its dealers who are subject to such 30% tax, the Company is also obligated to withhold from their patronage dividends and pay over to the U.S. Internal Revenue Service an amount equal to the tax. The foregoing provisions do not apply to a corporation organized in Guam, American Samoa, the Northern Mariana Islands, or the U. S. Virgin Islands if less than 25% of its stock is owned by foreign persons and at least 65% of its gross income for the last three years has been effectively connected with the conduct of a trade or business in such possession or in the United States.

     The 20% minimum portion of the patronage dividends to be paid in cash to a patron with respect to whom the Company is neither required to withhold 30% of his total patronage dividend distribution nor permitted to apply such minimum portion against indebtedness owing to it by him may be insufficient, depending upon the income tax bracket of each individual patron, to provide funds for the full payment of the federal income tax for which such patron will be liable as a result of the receipt of the total patronage dividends distributed to him during the year, including cash, patronage refund certificates and/or Class C non-voting Stock.

     In the opinion of the Company's management, payment in cash of not less than 20% of the total patronage dividends distributable each year to the Company's eligible and qualifying dealers will not have a material adverse effect on the operations of the Company or its ability to obtain adequate working capital for the normal requirements of its business.

Membership Agreement

     In addition to signing a Subscription Agreement for the purchase of shares of the Company's stock, each retail dealer who applies to become an Ace dealer (excluding firms which are discussed below under the subheading "International Retail Merchants") must sign the Company's customary Membership Agreement. A payment of $400 must accompany the signed Membership Agreement to defray the Company's estimated costs of processing the membership application. If the application is accepted, copies of both the Membership Agreement and the Stock Subscription Agreement, signed on behalf of the Company to evidence its acceptance, are forwarded to the dealer. No royalties are payable at any time by a dealer for an outlet which the Company accepts as a member-shareholder. Membership may be terminated upon various notice periods and for various reasons (including voluntary termination by either party) as prescribed in the Membership Agreement, except to the extent that special laws or regulations applicable to specific locations may limit the Company's right to terminate memberships, or may prescribe greater periods of advance notice under particular circumstances.


International Retail Merchants and Non-Member Accounts

     In 1989, the Company's Board of Directors authorized the Company to affiliate International Retail Merchants, who operate retail businesses outside the United States, its territories and possessions. International Retail Merchants do not sign the Company's regular Membership Agreement but may, depending on the circumstances, be granted a license to use certain of the Company's trademarks and service marks. They do not sign stock subscription agreements or become shareholders of the Company, nor do they receive distribution of patronage dividends. As of the end of fiscal years 1997, 1996 and 1995, International Retail Merchant volume accounted for approximately 4% of the Company's total sales in each such year. In 1995, the Company's Board of Directors authorized the Company to affiliate non-member retail accounts, which are not entitled to membership in the cooperative, and which therefore will neither own stock in the Company, nor receive patronage dividends. (See Appendix A, Article XXV, Sections 3 and 4 of the By-laws regarding International Retail Merchants and non-member accounts.) In 1996, the Company commenced operations through Ace Canada, Limited. Ace Canada merchants are not shareholders of the Company, nor do they receive distribution of patronage dividends.



Year 2000

     A detailed plan has been established to identify and track progress on the identification of systems, changing of non-compliant systems and testing of those systems for Year 2000 compliant status. The assessment to identify the systems affected by the Year 2000 issue will be completed by the end of the first quarter 1998. Project completion is planned for the middle of 1999. In addition, a plan is being developed for all devices (time clocks, power systems, etc.) within the Company. The Company expects its Year 2000 date conversion project to be completed on a timely basis.

     The Company expects to incur internal staff costs as well as incremental consulting and other expenses related to infrastructure and facilities enhancements necessary to prepare the systems for the Year 2000. A significant portion of these costs will represent the re-deployment of existing information technology resources. However, management has not yet fully assessed the Year 2000 compliance expense.

     To date, correspondence has been received from the Company's primary vendors that plans are being developed to address processing of transactions in the Year 2000. However, there can be no assurance that the systems of other companies on which the Company's systems rely will be converted timely or that any such failure to convert by another company would not have an adverse effect on the Company's systems.


                              PROPERTIES


     The Company's general offices are located at 2200 Kensington Court, Oak Brook, lllinois 60523. Information with respect to the Company's principal properties follows:

                           Square Feet        Owned           Lease
                           of Facility          or         Expiration
     Location            (Land in Acres)      Leased          Date
    ----------           ---------------     --------      ----------
General Offices:
  Oak Brook, Illinois           206,030        Leased     September 30, 2009
  Oak Brook, Illinois            70,508        Owned
  Markham, Ontario, Canada(1)    15,372        Leased     February 28, 2006

Distribution Warehouses:
  Lincoln, Nebraska             346,000        Leased     December 31, 2006
  Arlington, Texas              313,000        Leased     July 31, 2002
  Perrysburg, Ohio              396,000        Leased     November 1, 2004
  Tampa, Florida                391,760        Owned
  Harmans, Maryland             277,000        Owned
  Yakima, Washington            502,400        Owned
  Maumelle, Arkansas            585,500        Owned
  LaCrosse, Wisconsin           363,000        Owned
  Bloomfield, Connecticut (2)   449,820        Owned
  Huntersville, North Carolina  354,000        Owned
  Rocklin, California           470,000        Owned
  Gainesville, Georgia          478,000        Owned
  Prescott Valley, Arizona      633,000        Owned
  Princeton, Illinois         1,080,000        Owned
  Carol Stream, Illinois (3)    250,000        Leased     September 30, 1999
  Chicago, Illinois (4)          18,168        Leased     May 31, 1999
  Brantford, Ontario, Canada(5) 434,000        Leased     March 31, 2006
  Baltimore, Maryland (6)       158,485        Leased     March 31, 1998
  Colorado Springs, Colorado    493,000        Owned
  Wilton, New York              795,000        Leased     September 1, 2007
  Calgary, Alberta, Canada (5)  240,000        Leased     December 31, 2001

Print Shop Facility:
  Downers Grove, Illinois        41,000        Leased     April 30, 2002

Paint Manufacturing Facilities:
  Matteson, Illinois            356,000        Owned
  Chicago Heights, Illinois     194,000        Owned
Other Property:
  Aurora, Illinois             72 acres        Owned
  LaCrosse, Wisconsin (7)       3 acres        Owned

     (1) This facility is leased by the Company's wholly owned subsidiary, Ace Hardware Canada, Limited for use as its corporate office.
     (2) This facility no longer operates as a distribution warehouse and is for sale.
     (3) This facility was leased by the Company in October, 1994, for use as a bulk merchandise redistribution center.
     (4) This facility was leased by the Company in June, 1994 for use as a freight consolidation center.
     (5) This facility is leased by the Company's wholly owned subsidiary, Ace Hardware Canada, Limited for use as a distribution warehouse. The Brantford facility includes 80,000 square feet leased for a two-year period commencing January 1, 1998 and expiring December 31, 2000.
     (6) This facility was leased by the Company in February, 1995 for use as a redistribution center. The Company does not intend to renew this lease.
     (7) This land is adjacent to the Company's LaCrosse, Wisconsin warehouse.

     In addition to the above principal properties, the Company also leases other property for the purpose of operating retail hardware stores through its wholly owned subsidiaries, A.H.C. Store Development Corp. and Ace Corporate Stores, Inc. A.H.C. Store Development Corp. leases two properties in Illinois, one in Wisconsin, one in Michigan and two in Georgia. Ace Corporate Stores, Inc. leases one property in Illinois. The Company is also leasing real estate in Georgia for the purpose of operating a company-owned retail hardware store. This location is under construction.

     The Company also leases a fleet of transportation equipment for the primary purpose of delivering merchandise from the Company's warehouses to its dealers.




            THIS PAGE INTENTIONALLY LEFT BLANK



          INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                                                       Page
                                                       ----
Independent Auditors' Report                            34

Consolidated Balance Sheets as of
   December 31, 1997 and 1996                           35

Consolidated Statements of Earnings for the years
   in the three-year period ended December 31, 1997     37

Consolidated Statements of Member Dealers' Equity
   for each of the years in the three-year period
   ended December 31, 1997                              38

Consolidated Statements of Cash Flows for each of
   the years in the three-year period ended
   December 31, 1997                                    39

Notes to Consolidated Financial Statements              40


               INDEPENDENT AUDITORS' REPORT

The Board of Directors
Ace Hardware Corporation:

     We have audited the accompanying consolidated balance sheets of Ace Hardware Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of earnings, member dealers' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ace Hardware Corporation and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.


                                   KPMG PEAT MARWICK LLP
Chicago, Illinois
January 28, 1998




                    ACE HARDWARE CORPORATION
                  CONSOLIDATED BALANCE SHEETS
                   December 31, 1997 and 1996

                             ASSETS
                                                 1997             1996
                                               ---------        --------
                                              (000's omitted)
Current assets:
Cash and cash equivalents                      $ 14,171         $ 12,657

Receivables:
     Trade                                      320,166          305,742
     Other                                       45,554           43,206
                                               ---------        ---------
                                                365,720          348,948
     Less allowance for doubtful receivables     (2,086)          (1,700)
                                               ---------        ---------
          Net receivables                       363,634          347,248

     Inventories (Note 2)                       338,509          327,145

     Prepaid expenses and other current assets   12,873           11,880
                                               ---------        ---------
          Total current assets                  729,187          698,930
                                               ---------        ---------
Property and equipment (Note 9):
     Land                                        17,480           17,464
     Buildings and improvements                 188,967          162,100
     Warehouse equipment                         66,330           57,246
     Office equipment                            71,578           71,689
     Manufacturing equipment                     15,312           13,132
     Transportation equipment                    13,686           14,609
     Leasehold improvements                      16,110           15,654
     Construction in progress                     6,686           12,501
                                               ---------        ---------
                                                396,149          364,395
     Less accumulated depreciation
          and amortization                     (153,170)        (150,861)
                                               ---------        ---------
          Net property and equipment            242,979          213,534

Other assets                                      4,405            3,911
                                               ---------        ---------
                                               $976,571         $916,375
                                               =========        =========

    See accompanying notes to consolidated financial statements.


                     ACE HARDWARE CORPORATION
                    CONSOLIDATED BALANCE SHEETS
                     December 31, 1997 and 1996

          LIABILITIES AND MEMBER DEALERS' EQUITY
                                                  1997            1996
                                                ---------       ---------
                                                    (000's omitted)
Current liabilities:
     Current installments of
          long-term debt (Note 4)               $  7,515        $  6,727
     Short-term borrowings (Note 3)               42,000          71,000
     Accounts payable                            423,499         394,070
     Patronage dividends payable
          in cash (Note 5)                        29,943          28,178
     Patronage refund certificates
          payable (Note 5)                        13,636          14,138
     Accrued expenses                             53,583          37,906
                                                ---------       ---------
          Total current liabilities              570,176         552,019

Long-term debt (Note 4)                           96,815          71,837
Patronage refund certificates
          payable (Note 5)                        49,044          49,639
Other long-term liabilities                       14,722           9,517
                                                ---------       ---------
          Total liabilities                      730,757         683,012
                                                ---------       ---------
Member dealers' equity (Notes 5 and 8):
     Class A Stock of $1,000 par value             3,874           3,937
     Class B Stock of $1,000 par value             6,499           6,499
     Class C Stock of $100 par value             213,609         196,742
     Class C Stock of $100 par value,
          issuable to dealers for
          patronage dividends                     22,366          26,474
     Additional stock subscribed, net                383             502
     Retained earnings                             3,354           3,120
     Contributed capital                           3,295           3,295
                                                ---------       ---------
                                                 253,380         240,569

Less: Treasury stock, at cost                     (7,566)         (7,206)
                                                ---------       ---------
Total member dealers' equity                     245,814         233,363

Commitments (Notes 6 and 9)                     ---------       ---------
                                                $976,571        $916,375
                                                =========       =========

See accompanying notes to consolidated financial statements.


                    ACE HARDWARE CORPORATION
               CONSOLIDATED STATEMENTS OF EARNINGS

                                          Year Ended December 31,
                                 ---------------------------------------
                                    1997          1996         1995
                                 -----------    -----------   -----------
                                             (000's omitted)

Net sales                        $2,907,259     $2,742,451    $2,436,012
Cost of sales                     2,682,863      2,535,014     2,253,430
                                 -----------    -----------   -----------
     Gross profit                   224,396        207,437       182,582
                                 -----------    -----------   -----------

Operating expenses:
Warehouse and distribution           39,292         36,658        29,849
Selling, general and
     administrative                  72,218         67,661        59,772
Retail success and development       25,573         21,644        18,596
                                 -----------    -----------   -----------
     Total operating expenses       137,083        125,963       108,217
                                 -----------    -----------   -----------
     Operating income                87,313         81,474        74,365

Interest expense (Note 11)          (14,751)       (11,855)      (13,137)
Other income, net                     5,735          3,806         3,715
Income taxes (Note 7)                (1,910)        (1,118)       (1,201)
                                 -----------    -----------   -----------
Net earnings                     $   76,387     $   72,307    $   63,742
                                 ===========    ===========   ===========

Retained earnings at
     beginning of year           $    3,120     $    4,650    $    5,624
Net earnings                         76,387         72,307        63,742
Patronage dividends
     (Notes 5 and 8)                (76,153)       (73,837)      (64,716)
                                 -----------    -----------   -----------
Retained earnings at
     end of year                 $    3,354     $    3,120    $    4,650
                                 ===========    ===========   ===========

See accompanying notes to consolidated financial statements.




                    ACE HARDWARE CORPORATION
       CONSOLIDATED STATEMENTS OF MEMBER DEALERS EQUITY
               Three Years Ended December 31, 1997
                        (000 s omitted)

                                                         Class C Stock
                                                          Issuable to
                                                          Dealers for  Additioal
                                 Class A Class B  Class C  Patronage     Stock
                                  Stock   Stock    Stock   Dividends  Subscribed
                               --------  -------  -------  ---------  ----------
Balance at December 31, 1994    $3,924   $6,499   $164,666  $21,766   $   555
 Net Earnings                       -       -         -        -          -
 Net payments on subscriptions      -       -         -        -        1,580
 Patronage financing deductions     -       -         -         (15)      -
 Stock issued                      237      -      23,149   (21,751)   (1,620)
 Stock repurchased                  -       -         -        -          -
 Stock retired                    (256)     -      (9,998)     -          -
 Stock issuable as
   patronage dividends              -       -         -      27,506       -
 Patronage dividends payable        -       -         -        -          -
                               --------  -------  -------- --------   ----------
Balance at December 31, 1995    $3,905   $6,499   $177,817  $27,506   $   515
 Net earnings                      -        -         -        -          -
 Net payments on subscriptions     -        -         -        -        1,603
 Patronage financing deductions    -        -         -         (43)      -
 Stock issued                      268      -       28,854  (27,463)   (1,616)
 Stock repurchased                 -        -         -        -          -
 Stock retired                    (236)     -       (9,929)    -          -
 Stock issuable as
   patronage dividends             -        -         -      26,474       -
 Patronage dividends payable       -        -         -         -         -
                               --------  -------  --------  --------  ----------
Balance at December 31, 1996    $3,937   $6,499   $196,742  $26,474   $   502
 Net earnings                      -        -         -         -         -
 Net payments on subscriptions     -        -         -         -       2,906
 Patronage financing deductions    -        -         -        (119)      -
 Stock issued                      236      -       29,263  (26,355)   (3,025)
 Stock repurchased                 -        -         -         -         -
 Stock retired                    (299)     -      (12,396)     -         -
 Stock issuable as
   patronage dividends             -        -         -      22,366       -
 Patronage dividends payable       -        -         -         -         -
                               --------  -------  --------- --------  ----------
Balance at December 31, 1997    $3,874   $6,499   $213,609  $22,366   $   383
                               ========  =======  ========= ========  ==========


                                  Retained     Contributed   Treasury
                                  Earnings       Capital      Stock    Total
                                 ----------     --------     -------- --------
Balance at Decenber 31, 1994       $ 5,624       $3,295      $(6,502) $199,827
  Net Earnings                      63,742          -            -      63,742
  Net Payments on subscriptions        -            -            -       1,580
  Patronage financing deductions       -            -            -         (15)
  Stock Issued                         -            -            -          15
  Stock repurchased                    -            -        (10,694)  (10,694)
  Stock retired                        -            -         10,254       -
  Stock issuable as
     patronage dividends               -            -            -      27,506
  Patronage dividends payable      (64,716)         -            -     (64,716)
                                  ---------     ---------    -------- --------
Balance at December 31, 1995       $ 4,650       $3,295      $(6,942) $217,245
  Net Earnings                      72,307          -            -      72,307
  Net payments on subscriptions        -            -            -       1,603
  Patronage financing deductions       -            -            -         (43)
  Stock issued                         -            -            -          43
  Stock repurchased                    -            -        (10,429)  (10,429)
  Stock retired                        -            -         10,165       -
  Stock issuable as
    patronage dividends                -            -            -      26,474
  Patronage dividends payable      (73,837)         -            -     (73,837)
                                  ---------     ---------    -------- --------
Balance at December 31, 1996       $ 3,120       $3,295      $(7,206) $233,363
  Net earnings                      76,387           -           -      76,387
  Net payments on subscriptions        -             -           -       2,906
  Patronage financing deductions       -             -           -        (119)
  Stock issued                         -             -           -         119
  Stock repurchased                    -             -       (13,055)  (13,055)
  Stock retired                        -             -        12,695       -
  Stock issuable as
    patronage dividends                -             -            -     22,366
  Patronage dividends payable      (76,153)          -            -    (76,153)
                                  ----------    ---------    -------- --------
Balance at December 31, 1997       $ 3,354       $3,295      $(7,566) $245,814
                                  ==========    =========    ======== ========

*Additional stock subscribed is comprised of the following amounts at December 31, 1995, 1996 and 1997:
                                  1995      1996     1997
                                 ------    ------   ------
  Class A Stock                  $ 332     $ 337    $ 387
  Class B Stock                     -         -        -
  Class C Stock                  2,332     2,450    2,329
                                 ------    ------   ------
                                 2,664     2,787    2,716
  Less unpaid portion            2,149     2,285    2,333
                                 ------    ------   ------
                                 $ 515     $ 502    $ 383
                                 ======    ======   ======

See accompanying notes to consolidated financial statements.




                     ACE HARDWARE CORPORATION
               CONSOLIDATED STATEMENTS OF CASH FLOWS

                                              Year Ended December 31,
                                        ----------------------------------
                                                  (000's omitted)
Operating Activities:                     1997         1996         1995
                                       ---------    ---------    ---------
Net Earnings                            $76,387      $72,307      $63,742
Adjustments to reconcile
   net earnings to net cash
   provided by operating activities:
     Depreciation                        19,494       17,517       16,837
     Loss on sale of property
          and equipment                     285          712            3
     Increase in accounts
          receivable, net               (16,386)     (60,170)     (27,526)
     Decrease (increase) in
          inventories                   (11,364)     (72,694)      15,940
     Increase in prepaid
          expenses and
          other current assets             (993)      (2,556)      (2,135)
     Increase in accounts payable
          and accrued expenses           45,106       64,616       41,860
     Increase in other long-term
          liabilities                     5,205        4,066        1,107
          Net Cash Provided by        ----------    ---------  -----------
            Operating Activities        117,734       23,798      109,828
                                      ----------    ---------  -----------
Investing Activities:
     Purchase of property
          and equipment                 (49,373)     (40,379)     (31,263)
     Proceeds from sale of
          property and equipment            149          120           27
     Decrease (increase) in
          other assets                     (494)          12          579
                                       ---------     --------     --------
          Net Cash Used in
            Investing Activities        (49,718)     (40,247)     (30,657)
                                       ---------     --------     --------
Financing Activities:
     Proceeds (payments) of
          short-term borrowings         (29,000)      58,000      (17,000)
     Proceeds from notes payable         32,994       20,853          -
     Payments on long-term debt          (7,228)      (7,462)      (6,483)
     Payment of cash portion
          of patronage dividend         (28,178)     (23,522)     (27,302)
     Payments of patronage
          refund certificates
          and patronage financing
          deductions                    (24,941)     (22,790)     (11,287)
     Proceeds from sale of
          common stock                    2,906        1,603        1,580
     Repurchase of common stock         (13,055)     (10,429)     (10,694)
                                       ---------    ---------    ---------
          Net Cash Provided by
            (Used in) Financing
            Activities                  (66,502)      16,253      (71,186)
                                        --------    ---------     --------
Increase (Decrease) in Cash and
     Cash Equivalents                     1,514         (196)       7,985
Cash and Cash Equivalents at
     beginning of year                   12,657       12,853        4,868
                                        --------     --------     --------
Cash and Cash Equivalents at
     end of year                        $14,171      $12,657      $12,853
                                        ========     ========     ========

     See accompanying notes to consolidated financial statements.


                    ACE HARDWARE CORPORATION
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  Summary of Significant Accounting Policies

     (a) The Company and Its Business
     Ace Hardware Corporation (the Company) operates as a wholesaler of hardware and related products and manufactures paint products. As a dealer-owned cooperative, the Company distributes substantially all of its patronage sourced earnings in the form of patronage dividends to member dealers based on their volume of merchandise purchases. The accompanying consolidated financial statements include the accounts of the Company and subsidiaries, all of which are wholly-owned. All significant intercompany transactions have been eliminated.

     (b) Cash Equivalents
     The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

     (c) Receivables
     Receivables from dealers include amounts due from the sale of merchandise and special equipment used in the operation of dealers' businesses. Other receivables are principally amounts due from suppliers for promotional and advertising allowances.

     (d) Inventories
     Inventories are valued at the lower of cost or net realizable value. Cost is determined primarily using the last-in, first-out method.

     (e) Property and Equipment
     Property and equipment are stated at cost less accumulated depreciation and amortization. Expenditures for maintenance, repairs and renewals of relatively minor items are generally charged to earnings. Significant improvements or renewals are capitalized.

     Depreciation expense is computed on both straight-line and accelerated methods based on estimated useful lives as follows:

                              Useful Life         Principal
                                Years        Depreciation Method
                              -----------    -------------------
Buildings and improvements      10-40        Straight line
Warehouse equipment             5-10         Accelerated
Office equipment                3-10         Various
Manufacturing equipment         3-20         Straight line
Transportation equipment        3-7          Straight line

     Leasehold improvements are generally amortized on a straight-line basis over the term of the respective lease.

     (f) Foreign Currency Translation
     Substantially all assets and liabilities of foreign operations are translated at the rate of exchange in effect at the balance sheet date while revenues and expenses are translated at the average monthly exchange rates prevailing during the year. The Company has utilized foreign exchange forward contracts to hedge non-U.S. equity investments. Foreign currency translation adjustments were insignificant in 1997 and 1996.

                      ACE HARDWARE CORPORATION
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

     (g) Financial Instruments
     The carrying value of assets and liabilities that meet the definition of a financial instrument included in the accompanying Consolidated Balance Sheets approximate fair value. The fair market value of foreign exchange forward contracts approximates carrying cost at December 31, 1997 and 1996.

     (h) Retirement Plans
     The Company has retirement plans covering substantially all non-union employees. Costs with respect to the noncontributory pension plans are determined actuarially and consist of current costs and amounts to amortize prior service costs and unrecognized gains and losses. The Company contribution under the profit sharing plan is determined annually by the Board of Directors.

     (i) Use of Estimates
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     (j) Reclassifications
     Certain financial statement reclassifications have been made to prior year amounts to conform to comparable classifications followed in 1997.

(2)  Inventories
     Inventories consist primarily of merchandise inventories. Substantially all of the Company's domestic inventories are valued on the last-in, first-out
(LIFO) method; the excess of replacement cost over the LIFO value of inventory was approximately $67,151,000 and $69,867,000 at December 31, 1997 and 1996, respectively. Indirect costs, consisting primarily of warehousing costs, are absorbed as inventory costs rather than period costs.

(3)  Short-Term Borrowings
     Short-term borrowings were utilized during 1997 and 1996. The maximum amount outstanding at any month-end during the period was $113.0 million in 1997 and $97.5 million in 1996. The weighted average interest rate effective as of December 31, 1997 and 1996 was 6.60% and 7.13%, respectively. Short-term borrowings outstanding as of December 31, 1997 and 1996 were $42.0 million and $71.0 million, respectively. At December 31, 1997 the Company has available a revolving credit facility with a group of banks providing for $100 million in committed lines and also has available $75 million in uncommitted lines. The aggregate unused line of credit available at December 31, 1997 and 1996 was $133 million and $109 million, respectively. At
December 31, 1997 the Company had no compensating balance requirements.

                      ACE HARDWARE CORPORATION
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

(4)  Long-Term Debt
     Long-term debt is comprised of the following:
                                                       December 31,
                                               --------------------------
                                                   1997           1996
                                               ------------    ----------
                                                     (000's omitted)
Notes Payable:
     $20,000,000 due in quarterly installments
       of $540,500 with interest payable
       quarterly at a fixed rate of 8.74%         $12,432        $14,595
     $20,000,000 due in quarterly installments
       of $952,400 with interest payable
       quarterly at a fixed rate of 6.89%           8,571         12,381
     $30,000,000 due in semi-annual installments
       of $2,000,000 commencing June 22, 2001
       with interest payable quarterly at
       a fixed rate of 6.47%                       30,000         30,000
     $20,000,000 due in quarterly installments
       of $714,300 commencing September 15,
       2004 with interest payable quarterly
       at a fixed rate of 7.49%                    20,000         20,000
     $30,000,000 due in annual installments
       of $6,000,000 commencing March 25, 2005
       with interest payable quarterly
       at a fixed rate of 7.55%                    30,000            -
Liability under capitalized leases (see Note 9)     2,171            664
Installment notes with maturities through 2001
     with various interest rates                    1,156            924
                                                  --------       --------
                                                  104,330         78,564
Less current installments                           7,515          6,727
                                                  --------       --------
                                                  $96,815        $71,837
                                                  ========       ========

     Aggregate maturities of long-term debt are $7,515,000, $7,092,000, $3,657,000, $6,282,000 and $6,162,000 in 1998 through 2002, respectively, and $73,622,000 thereafter.

(5)  Patronage Dividends and Refund Certificates Payable
     The Company operates as a cooperative organization and has paid or will pay patronage dividends to member dealers on the portion of earnings derived from business done with such dealers. Patronage dividends are allocated in proportion to the volume of purchases by member dealers during the period. The amount of patronage dividends to be remitted in cash depends upon the level of dividends earned by each member outlet, varying from 20% on the total dividends under $5,000 and increasing by 5% on total dividends for each subsequent $2,500 earned to a maximum of 40% on total dividends exceeding $12,500. All amounts exceeding the cash portions will be distributed in the form of Class C $100 par value stock, to a maximum based upon the current year purchase volume or $20,000 whichever is greater, and thereafter in a combination of additional cash and patronage refund certificates having maturity dates and bearing interest as determined by the Board of Directors. A portion of the dealer's annual patronage dividends distributed under the above plan in a form other than cash can be applied toward payment of principal and interest on any balances outstanding for approved exterior signage, computer equipment and store retrofit financing.

                    ACE HARDWARE CORPORATION
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

The patronage dividend composition for 1997, 1996 and 1995 follows:

                    Subordinated   Class  Patronage      Total
           Cash        Refund        C    Financing    Patronage
          Portion   Certificates   Stock  Deductions    Dividend
          -------   ------------   -----  ----------   ---------
                              (000's omitted)
1997      $29,943     $13,726     $22,366   $10,118    $76,153
1996       28,178       9,500      26,474     9,685     73,837
1995       23,522       5,032      27,506     8,656     64,716

     Patronage dividends are allocated on a calendar year basis with issuance in the following year.

The patronage refund certificates outstanding or issuable at December 31, 1997 are payable as follows:

                                                                 Interest
          January 1,                              Amount           Rate
          ---------                           --------------     --------
                                              (000's omitted)
          1998                                    $13,636         6.00%
          1999                                     11,377         6.00
          2000                                      9,415         7.00
          2001                                      5,079         6.00
          2002                                      9,447         6.25
          2003                                     13,726         6.00

(6)  Retirement Plans
     The Company has defined benefit pension plans covering substantially all non-union employees. Benefits are based on years of service, highest average compensation (as defined) and the related profit sharing and primary social security benefit. Contributions to the plan are based on the Entry Age Normal, Frozen Initial Liability actuarial funding method and are limited to amounts that are currently deductible for tax reporting purposes. As of December 31, 1997 plan assets were held primarily in equities, mutual funds and group annuity contracts.

Pension expense for the years 1997, 1996 and 1995 included the following components:
                                               1997        1996        1995
                                             --------    --------    --------
                                                     (000's omitted)
     Service cost - benefits earned
       during the period                     $   358      $   72     $  355
     Interest cost on projected
       benefit obligation                        351         486        845
     Actual return on plan assets             (1,820)       (786)    (2,288)
     Net amortization and deferral             1,243         292      1,257
                                             --------     --------   --------
     Net periodic pension expense            $   132      $   64     $  169
                                             ========     ========   ========

     In 1995 and 1996, the plan settled a portion of the liability to retirees and vested terminated participants through lump sum payments and the purchase of single premium annuity contracts. In addition to the net periodic pension expense, the Company recognized a net loss of $475,000 and $1,380,000 in 1996 and 1995, respectively, related to this settlement.

                    ACE HARDWARE CORPORATION
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

     The following table sets forth the funded status of the plans and amounts recognized in the Company's Consolidated Balance Sheet at December 31, 1997 and 1996 (December 31st measurement date):
                                                  1997          1996
                                                --------     ---------
                                                   (000's omitted)
     Accumulated benefit obligation,
       including vested benefits of
       $4,072,000 and $3,953,000                 $4,305        $4,189
                                                ========      ========
     Plan assets at fair value                   $9,122        $7,965
     Projected benefit obligation for
          service rendered to date                5,041         4,814
                                                --------      --------
     Plan assets in excess of projected
          benefit obligation                     $4,081        $3,151
     Unrecognized net gain from past
          experience different from that
          assumed and effects of changes
          in assumptions                         (2,661)       (1,538)
     Remaining unrecognized net asset
          being amortized over participants
          average remaining service period         (784)         (845)
                                                --------      --------
     Prepaid pension cost included in
          other assets                           $  636        $  768
                                                ========      ========

     The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation was 7.25% in 1997 and 7.5% in 1996. The related expected long-term rate of return was 8.0% in 1997 and 1996. The rate of increase in future compensation was projected using actuarial salary tables plus 1.0% in 1997 and 1996.

     The Company also participates in several multi-employer plans covering union employees. Amounts charged to expense and contributed to the plans totaled approximately $225,000, $265,000 and $275,000 in 1997, 1996 and
1995, respectively.

     The Company's profit sharing plan contribution for the years ended 1997, 1996 and 1995 was approximately $12,240,000, $11,357,000 and $9,902,000, respectively.

(7)  Income Taxes
     As a cooperative, the Company distributes substantially all of its patronage sourced earnings to its members in the form of patronage dividends. The 1997, 1996 and 1995 provisions for federal income taxes were $1,501,000, $860,000 and $939,000, respectively, and for state income taxes were $409,000, $258,000 and $262,000, respectively.

     The Company made tax payments of $2,807,000, $1,524,000 and $1,625,000 during 1997, 1996 and 1995, respectively.

                    ACE HARDWARE CORPORATION
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

(8)  Member Dealers' Equity
     The Company's classes of stock are described below:
                                                Number of Shares
                                                 at December 31,
                                            -----------------------
                                                1997            1996
                                            -----------      ----------
    Class A Stock, voting, redeemable
          at par value -
            Authorized                          10,000          10,000
            Issued and outstanding               3,874           3,937
     Class B Stock, nonvoting, redeemable
          at not less than twice par value-
            Authorized                           6,500           6,500
            Issued                               6,499           6,499
            Outstanding                          2,716           2,896
            Treasury stock                       3,783           3,603
     Class C Stock, nonvoting, redeemable
          at not less than par value -
            Authorized                       4,000,000       4,000,000
            Issued and outstanding           2,136,085       1,967,420
            Issuable as patronage dividends    223,660         264,740
     Additional Stock Subscribed:
            Class A Stock                          387             337
            Class B Stock                          -               -
            Class C Stock                       23,920          24,500

     At December 31, 1997 and 1996 there were no common shares reserved for options, warrants, conversions or other rights; nor were any options granted or exercised during the two years then ended.

     Member dealers may subscribe for the Company's stock in various prescribed combinations. Only one share of Class A Stock may be owned by a dealer with respect to the first member retail outlet controlled by such dealer. Only four shares of Class B Stock may be owned by a dealer with respect to each retail outlet controlled by such dealer, but only if such outlet was a member of the Company on or before February 20, 1974. An appropriate number of shares of Class C Stock must be included in any subscription by a dealer in an amount to provide that such dealer has a par value of all shares subscribed for equal to $5,000 for each retail outlet. Unregistered shares of Class C Stock are also issued to dealers in connection with patronage dividends. No dividends can be declared on any shares of any class of the Company's Stock.

     Upon termination of the Company's membership agreement with any retail outlet, all shares of stock of the Company, held by the dealer owning or controlling such outlet, must be sold back to the Company, unless a transfer of such shares is made to another party accepted by the Company as a member dealer with respect to the same outlet.

                    ACE HARDWARE CORPORATION
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

     A Class A share is issued to a member dealer only when the share subscribed has been fully paid. Class B and Class C shares are only issued when all such shares subscribed with respect to a retail outlet have been fully paid. Additional Stock Subscribed in the accompanying statements represents the par value of shares subscribed, reduced by the unpaid portion.

     All shares of stock are currently issued and repurchased at par value, except for Class B Stock which is repurchased at twice its par value, or $2,000 per share. Upon retirement of Class B shares held in treasury, the excess of redemption price over par is allocated equally between contributed capital and retained earnings.

     Transactions during 1995, 1996 and 1997 affecting treasury shares follow:

                                         Shares Held in Treasury
                                  ---------------------------------
                                  Class A      Class B      Class C
                                  -------      -------    ---------
Balance at December 31, 1994         -          3,251          -
     Stock issued                    -            -            -
     Stock repurchased               256          220       99,975
     Stock retired                  (256)         -        (99,975)
                                  -------      -------    ---------
Balance at December 31, 1995         -          3,471          -
     Stock issued                    -            -            -
     Stock repurchased               236          132       99,290
     Stock retired                  (236)         -        (99,290)
                                  -------      -------    ---------
Balance at December 31, 1996         -          3,603          -
     Stock issued                    -            -            -
     Stock repurchased               299          180      123,964
     Stock retired                  (299)         -       (123,964)
                                  -------      -------    ---------
Balance at December 31, 1997         -          3,783          -
                                  =======      =======    =========

     (9)  Commitments

     Leased property under capital leases is included as "Property and Equipment" in the consolidated balance sheets as follows:

                                               December 31,
                                            --------------------
                                             1997         1996
                                            --------     -------
                                               (000's omitted)
     Buildings and improvements             $  -         $3,422
     Data processing equipment               3,633        1,783
     Less: accumulated depreciation
          and amortization                  (1,506)      (4,678)
                                            --------     -------
                                            $2,127       $  527
                                            ========     =======

                    ACE HARDWARE CORPORATION
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

     The Company rents buildings and warehouse, office and certain other equipment under capital and operating leases. At December 31, 1997 annual minimum rental commitments under leases that have initial or remaining noncancelable terms in excess of one year are as follows:

     Year Ending
     December 31,                       Capital       Operating
     ------------                      ---------     -----------
                                             (000's omitted)
     1998                               $1,170         $17,372
     1999                                  832          15,648
     2000                                  257          12,831
     2001                                   -           10,613
     2002                                   -            7,697
     Thereafter                             -           25,674
                                       ---------      ----------
          Total minimum lease payments   2,259         $89,835
     Less amount representing interest      88        ==========
                                       ---------
     Present value of total minimum
          lease payments               $ 2,171
                                       =========

     All leases expire prior to 2010. Under certain leases, the Company pays real estate taxes, insurance and maintenance expenses in addition to rental expense. Management expects that in the normal course of business, leases that expire will be renewed or replaced by other leases. Rent expense was approximately $33,343,000, $29,747,000 and $25,024,000 in 1997, 1996 and
1995, respectively. Rent expense includes $5,956,000, $5,503,000 and $4,724,000 in contingent rentals paid in 1997, 1996 and 1995, respectively, primarily for transportation equipment mileage.

(10) Media Expense
     The Company expenses media costs the first time the advertising takes place. Gross media expense, prior to income offsets from dealers and suppliers, amounting to $65,013,000, $64,551,000 and $58,963,000 was charged to operations in 1997, 1996 and 1995, respectively.

(11) Interest Expense
     Interest paid was $15,281,000, $12,481,000 and $13,631,000 in 1997, 1996
and 1995, respectively, net of capitalized interest of $1,022,000, $523,000 and $497,000.


                    ACE HARDWARE CORPORATION

                    SELECTED FINANCIAL DATA

Income Statement Data:
                                   For The Years Ended December 31,
                   ----------------------------------------------------------
                        1997        1996        1995        1994        1993
                       ------      ------      ------      ------      ------
                                          (000's omitted)
Net sales           $2,907,259  $2,742,451  $2,436,012  $2,326,115  $2,017,763
Cost of sales        2,682,863   2,535,014   2,253,430   2,152,322   1,866,768
                    ----------  ----------  ----------  ----------  ----------
Gross profit           224,396     207,437     182,582     173,793     150,995
Total expenses         148,009     135,130     118,840     109,271      93,903
                    ----------  ----------  ----------  ----------  ----------
Net earnings        $   76,387  $   72,307  $   63,742  $   64,522  $   57,092
                    ==========  ==========  ==========  ==========  ==========
Patronage dividends
(Notes A,B,5 and 8) $   76,153  $   73,837  $   64,716  $   64,520  $   59,023
                     =========  ==========  ==========  ==========  ==========

Balance Sheet Data:
                                       Year Ended December 31,
                            ------------------------------------------------
                              1997       1996      1995       1994      1993
                             ------     ------    ------     ------    ------
                                            (000's omitted)
Total assets               $976,571   $916,375   $759,133   $723,610  $666,022
Working capital             159,011    146,911    139,805    150,514   138,652
Long-term debt               96,815     71,837     57,795     64,287    71,286
Patronage refund certificates
  payable, long-term         49,044     49,639     54,741     63,666    56,270
Member dealers' equity      245,814    233,363    217,245    199,827   186,028

(A) The Company operates as a cooperative organization, and pays patronage dividends to member dealers on earnings derived from business done with such dealers. It is the practice of the Company to distribute substantially all patronage sourced earnings in the form of patronage dividends.
(B) The form in which patronage dividends are to be distributed can only be determined at the end of each year when the amount distributable to each of the member dealers is known. For the five years ended December 31, 1997, patronage dividends were payable as follows:

                              1997      1996      1995      1994      1993
                            -------   -------   -------   -------   -------
                                             (000's omitted)
In cash                     $29,943   $28,178   $23,522   $27,302   $25,766
In patronage refund
 certificates payable        13,726     9,500     5,032     9,920    12,728
In Class C Stock             22,366    26,474    27,506    21,766    19,064
In patronage financing
   deductions                10,118     9,685     8,656     5,532     1,465
                            -------   -------   -------   -------   -------
Total patronage dividends   $76,153   $73,837   $64,716   $64,520   $59,023
                            =======   =======   =======   =======   =======
(C) Numbered notes refer to Notes to Consolidated Financial Statements, beginning on page 40.
(5) & (8) Refers to Notes 5 and 8 of the consolidated financial statements beginning on page 40 of this Form S-2.


               MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Liquidity and Capital Resources

     The Company's ability to generate cash adequate to meet its needs ("liquidity") results from internally generated funds, short-term lines of credit and long-term financing (see Notes 3 and 4 to the financial statements).

     The Company's long and short-term liquidity is dependent on retail growth as described under the "Company's Business." Nothing in the Company's plans as discussed under the "Company's Business" has led or is expected to lead to any material change in pricing, margins or product focus or is expected to materially impact the results or operations or liquidity of the Company. The Company's long-term strategic plan is only for a renewed focus on supporting retail growth. Retail growth provides equity growth for the Company. Recognizing the need for equity growth in order to properly capitalize the Company, the patronage stock formula for years beginning in 1995 was changed. See "Forms of Patronage Dividend Distributions." The
Company believes that these changes and the retail growth of the membership will provide adequate liquidity for the long-term.

     The Company has an established, unsecured revolving credit facility with a group of banks. The Company has unsecured lines of credit of $175.0 million of which $133.0 million was available at December 31, 1997. Any borrowings under these lines of credit would bear interest at the prime rate or less. Long-term financings are arranged as determined necessary to meet the Company's capital or other requirements, with principal amount, timing and form dependent on prevailing debt markets and general economic conditions. The Company's credit facilities provide that certain ratios be maintained with the only material convenant related to fixed charge coverage. The Company is in compliance with all debt covenants.

     Capital expenditures for new and improved facilities were $49.4, $40.4 and $31.3 million in 1997, 1996 and 1995, respectively. During 1997, the Company financed the $49.4 million of capital expenditures out of current and accumulated internally generated funds and short-term and long-term borrowings. 1998 capital expenditures are anticipated to be approximately $32.0 million primarily for improvements to existing facilities.

     As a cooperative, the Company distributes substantially all of its patronage sourced earnings to its members in the form of patronage dividends, which are deductible for income tax purposes (see headings "Patronage Dividend Determinations and Allocations" and "Federal Tax Treatment of Patronage Dividends"). Prior to 1994, patronage dividends were distributed on the basis of taxable income. Accordingly, patronage dividends can exceed net income or be less than net income due to the timing of certain items for income tax purposes. The Board of Directors does have the authority to determine reasonable reserves for purposes of ensuring the welfare of the Company, but it has been the practice of the Company to distribute substantially all patronage sourced earnings in the form of patronage dividends.

     No adverse trends in revenue or net income have occurred since the end of the Company's last reported financial period. The Company expects that existing and new internally generated funds, along with established lines of credit and long-term financing, will continue to be sufficient to finance the Company's working capital requirements and patronage dividend and capital expenditure programs.

Operations-1997 Compared to 1996

     Net sales increased 6% due to increases in existing retailer volume, targeted efforts on new store development and conversions, and a full year of Canadian operations. Sales of basic hardware and paint merchandise (including warehouse, bulletin and direct shipments) increased 5.1% while lumber and building material sales increased 10.3% due to accelerated sales efforts. Excluding Canadian operations, international sales increased 27.5% primarily due to new international store development.

     Gross profit increased $17.0 million or 8.2% and increased as a percent of sales to 7.72% vs. 7.56% in 1996. Domestic gross profit as a percent of sales increased over 1996 due to increased manufacturing gross profit and additional company-owned stores. Canadian operations also contributed to the increased gross profit due to a full year of operation.

     Warehouse and distribution expenses increased $2.6 million or 7.2% due to the operation of one additional domestic facility and two Canadian facilities in 1997. The replacement of an existing facility also contributed to the increase, partially offset by increased traffic revenues.

     Selling, general and administrative expenses increased $4.6 million or 6.7% due to increased data processing costs and additional costs for a full year of Canadian operations. Excluding Canadian operations, selling, general and administrative expenses increased 4.8% and decreased slightly as a percent of sales resulting from continued cost containment and re-engineering efforts.

     Retail success and development expenses increased $3.9 million or 18.2% due to increased new business development costs, reduced retail systems income and costs associated with additional company-owned stores. Increases in this category are directly related to retail support of the Ace retailer as the Company continues to make investments in our dealer base.

     Paint Division sales increased 5.0% to $108.3 million. As a separate division of the Company, the Paint Division produced net manufacturing profits of $11.3 million in 1997 vs. $8.3 million in 1996. The increased net manufacturing profit results from the 5.0% sales increase and resulting gross margin and improved utilization of the Company's second facility. Paint is the only product manufactured by the Company. As discussed on page 9, patronage dividends are calculated separately for paint sales and increased to 10.31% in 1997 vs. 7.98% in 1996.

     Interest expense increased $2.9 million due to increased borrowings for the addition of a new facility in 1996 and 1997 and additional dealer dating programs. Other income increased due to increased past due service charges and reduced losses from the sale of property and equipment. Income taxes increased $792,000 due to improved profitability of the company's non-patronage operations.

Operations-1996 Compared to 1995

     Net sales increased 12.6% due to increases in existing retailer volume, targeted efforts on new store development and conversions, and the start-up of Canadian operations. 1996 domestic same store sales increased 9.8% due to retailer store upgrades and continued emphasis on retail success. Sales of basic hardware and paint merchandise (including warehouse, bulletin and direct shipments) increased 11.6%. Lumber and building material sales experienced slightly higher percentage increases in 1996 due to accelerated sales efforts and industry-wide lumber price increases. Net dealer outlets increased in 1996 due to targeted sales efforts on new store development and conversions to the Ace program and continued emphasis on retail success.

     Gross profit increased $24.9 million or 13.6% and increased as a percent of sales to 7.56% vs. 7.50% in 1995 due primarily to gross profit from Canadian operations. Domestic gross profit as a percent of sales is comparable to 1995 as higher merchandise discounts and allowances were completely offset by lower levels of dealer price increases in 1996.
Emphasis on low upfront pricing continued with total upfront rebates increasing 16.9% in 1996.

     Warehouse and distribution expenses increased $6.8 million or 22.8% due to start-up costs for the opening of one domestic and two Canadian facilities in 1996. Excluding Canadian operations, warehouse and distribution expenses increased 13.6% and increased slightly as a percent of sales due to wage increases to support the sales growth and start-up costs for the new facility.

     Selling, general and administrative expenses increased $7.9 million or 13.2% due to personnel costs for the start-up operations and increased data processing expenses. Excluding Canadian operations, selling, general and administrative expenses increased 7.5% and declined as a percent of sales due to reduced corporate administrative expenses resulting from 1996 re-engineering efforts.

     Retail success and development expenses increased $3.0 million or 16.4% due to increased new business development costs, increased retail training expenses and reduced retail systems income. Increases in this category are directly related to retail support of the Ace retailer as the Company continues to make investments in our dealer base.

     Paint Division sales increased 16.5% to $103.1 million. As a separate division of the Company, the Paint Division produced net manufacturing profits of $8.3 million in 1996 vs. $5.8 million in 1995. The increased net manufacturing profit results from the 16.5% sales increase and resulting gross margin and improved utilization of the Company's second facility partially offset by increased 1996 advertising expenses. Paint is the only product manufactured by the Company. As discussed on page 23, patronage dividends are calculated separately for paint sales and increased to 7.98% in 1996 vs. 6.87% in 1995.

     Interest expense decreased $1.3 million or 9.8% due to lower inventory levels resulting from improved inventory turnover in 1996. Additional dealer dating programs and long-term debt to fund 1996 capital investments partially offset the interest expense decline.

Impact of New Accounting Standards

     In June, 1997, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," which requires the prominent display of comprehensive income and its components in the financial statements. The Company is required to comply with SFAS No. 130 in fiscal year 1998 and estimates its adoption will not have a material effect on the consolidated financial statements.

     In June, 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for reporting information about operating segments in annual financial statements. The Company is required to comply with SFAS No. 131 in fiscal year 1998 and estimates its adoption will not have a material effect on the consolidated financial statements.

Inflation and Changes in Prices

     The Company's business is not generally governed by contracts that establish prices substantially in advance of the receipt of goods or services. As vendors increase their prices for merchandise supplied to the Company, the Company increases the price to its dealers in an equal amount plus the normal handling charge on such amounts. In the past, these increases have provided adequate gross profit to offset the impact of inflation on operating expenses.


                              MANAGEMENT
The directors and the executive officers of the Company are:
     Name                   Age          Position(s) Held
    ------                 -----        ------------------
Jennifer C. Anderson        47      Director
Eric R. Bibens II           41      Director
Lori L. Bossmann            37      Vice President-Controller
Michael C. Bodzewski        48      Vice President-Merchandising
Lawrence R. Bowman          51      Director
James T. Glenn              38      Director
Ray A. Griffith             44      Vice President-Retail Development
                                    and Marketing
D. William Hagan            40      Director
David F. Hodnik             50      President and Chief Executive
                                    Officer
Paul M. Ingevaldson         52      Senior Vice President-International
                                    and Technology
Mark Jeronimus              49      Director
Rita D. Kahle               41      Senior Vice President-Wholesale
John E. Kingrey             54      Director
Richard E. Laskowski        56      Chairman of the Board and Director
David W. League             58      Vice President-General Counsel and
                                    Secretary
William A. Loftus           59      Executive Vice President-Retail
David F. Myer               52      Vice President-Retail Support
Fred J. Neer                58      Vice President-Human Resources
Roger E. Peterson           60      Director
Donald L. Schuman           59      Vice President-Information
                                    Technology
Jon R. Weiss                62      Director
James R. Williams, Jr.      50      Director


     The primary type of business in which each director other than Mr. Peterson has been engaged during the past 5 years is that of the operation of one or more retail hardware stores. Prior to his election as director in June, 1995, Mr. Peterson was President and Chief Executive Officer of the Company (December, 1989-December, 1994) and Chief Executive Officer of the Company (January, 1995-May, 1995).

     The By-laws of the Company provide that its Board of Directors shall be comprised of such number of persons, not less than 9 and not greater than 12, as shall be fixed from time to time by the Board of Directors. A minimum of 9 of the directors shall be dealer directors. A maximum of two of the directors may be non-dealer directors, but non-dealer directors may not exceed 25% of the total number of directors in office at any one time. A person shall be eligible for election or appointment as a non-dealer director without regard to whether or not such person is the owner of a retail business organization which is a stockholder of Ace Hardware Corporation, or an executive officer, general partner or general manager of such a retail business organization. The By-laws also provide for three classes of directors who are to be elected for staggered 3-year terms.

     The By-laws provide that no person is eligible to serve as a dealer director unless such person is either the owner of a retail business organization holding stock in the Company or an executive officer, general partner or general manager of such a retail business organization. Regional dealer directors are elected from geographic regions of the United States established by the Board in accordance with Article IV, Section 1 of the Company's By-laws. (See Appendix A). If the Board determines that all regions have representation by regional dealer directors and the maximum number of directors would not thereby be exceeded, then dealer directors at large may also be elected.

     The current geographic composition of each of the regions established by the Board of Directors for the election of directors pursuant to the applicable By-law provisions is as follows:

Region 1 - Maine, New Hampshire, Vermont, Massachusetts,
           Connecticut, Rhode Island, New York, Pennsylvania, New
           Jersey;

Region 2 - Delaware, Maryland, Virginia, West Virginia, Kentucky,
           Tennessee, North Carolina, South Carolina, District of
           Columbia;

Region 3 - Alabama, Mississippi, Georgia, Florida;

Region 4 - Ohio, Indiana, Illinois;

Region 5 - Iowa, Missouri, Nebraska, Kansas, Colorado;

Region 6 - Arkansas, Louisiana, Oklahoma, Texas;

Region 7 - Alaska, Washington, Oregon, Idaho, Montana, Wyoming,
           Utah;

Region 8 - Arizona, New Mexico, Nevada, California, Hawaii;

Region 9 - Michigan, Minnesota, North Dakota, South Dakota,
           Wisconsin.


     In accordance with the applicable procedure established by the By-laws, the following directors have been selected as nominees for reelection at the annual stockholders meeting to be held on June 1, 1998 as a dealer director and a non-dealer director, respectively of the classes, from the regions and for terms as indicated below:

Nominee                       Class     Region    Term
-------                       -----     ------    ----
Lawrence R. Bowman              3          7     3 years
Roger E. Peterson               3         N/A*   3 years

     Mr. James R. Williams is not eligible for reelection as a director commencing in 1998. The person named below has been selected as the nominee for election to the Board for the first time at the 1998 annual meeting as a dealer director of the class, from the region and for the term indicated:

Nominee                  Age   Class    Region    Term
-------                  ---   -----    ------    ----
Daniel L. Gust           48     3          5     3 years

     In addition, Chairman of the Board Richard E. Laskowski is not eligible for reelection as a director commencing in 1998. The person named below has been selected as nominee for election to the Board at the 1998 annual meeting as a non-dealer director from the class, from the region and for the term indicated:

Nominee                  Age   Class    Region    Term
-------                  ---   -----    ------    ----
Mario R. Nathusius       54     3         N/A*   3 years

      The person named below has been selected as the nominee for election to the Board for the first time at the 1998 annual meeting as a dealer director at large of the class, from the region and for the term indicated:

Nominee                  Age   Class    Region    Term
-------                  ---   -----    ------    ----
Howard J. Jung           50     3         N/A*   3 years

     Mr. Jung previously served on the Board of Directors from 1987 through May, 1996. If elected, Mr. Jung has been selected to serve as Chairman of the Board effective June 1, 1998 when Mr. Laskowski's term expires.

     *Non-dealer directors and dealer directors at large are not elected with respect to particular geographic regions.


     Reference should be made to Article IV of the copy of the By-laws in Appendix A for information concerning the qualifications required for membership on the Board of Directors, the terms of directors, the limitations on the total period of time for which a director may hold office, the procedure established for the designation of Nominating Committees to select certain persons as nominees for election to the Board of Directors, and the procedure for filling vacancies on the Board for the remaining portion of unexpired terms.

          INDEMNIFICATION OBLIGATIONS OF COMPANY AND
     S.E.C. POSITION ON SECURITIES ACT INDEMNIFICATION

     Under Article EIGHTH (b) of the restated Certificate of Incorporation of the Company, and Article XV, Section 1 of the By-laws of the Company, persons serving as directors, officers, employees or agents of or at the request of the Company are required to be indemnified by the Company against all expenses, liabilities and losses (including attorneys' fees, judgments, fines, excise taxes, or penalties under the U.S. Employee Retirement Income Security Act, as amended, and amounts paid or to be paid in settlement) reasonably incurred or suffered by them in connection with any action, suit or proceeding
(whether civil, criminal, administrative or investigative) instituted or threatened to be instituted against them by reason of their service in any of the aforementioned capacities on behalf of the Company or at its request. The same section of the restated Certificate of Incorporation also authorizes the advancement of litigation expenses to any such person without specific approval of the Board of Directors in each specific case under certain circumstances.

     Also, Article EIGHTH (a) of the restated Certificate of Incorporation provides that a director of the Company shall not be personally liable to the Company or to its stockholders for monetary damages arising solely out of such director's breach of fiduciary duty as a director. This provision does not affect a director's liability for monetary damages based upon such grounds as a breach of the duty of loyalty, a failure to act in good faith, intentional misconduct, a knowing violation of law, or the receipt of an improper personal benefit.

     The indemnification provisions described above would extend to and include proceedings under the federal Securities Act of 1933. However, insofar as indemnification for liabilities arising under said Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in said Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being offered by this Prospectus, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in said Act and will be governed by the final adjudication of such issue.


                      ACE HARDWARE CORPORATION
                      ______ Shares of Class A
                           (Voting) Stock
                          $1,000 par value

                      ______ Shares of Class C
                         (Non-voting) Stock
                           $100 par value

                            PROSPECTUS

                       Dated: ________, 1998

     No dealer, salesman, or any other person has been authorized by the Company to give any information or make any representations other than those contained in this Prospectus in connection with the offering described herein. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, to any person in any state in which it is unlawful to make such solicitation. The delivery of this Prospectus at any time does not imply that there has been no change in the affairs of the Company subsequent to its date of issue.

     In Florida the securities covered by this Prospectus are being offered pursuant to a limited offering exemption which extends to Florida purchasers the privilege of electing to void their purchases within 3 days after making any payment on account of the purchase price.

TABLE OF CONTENTS

Item                                            Page
-----                                          ------
Available Information                             2
Reports to Security Holders                       2
Factors to be Considered                          2
Summary                                           3
Use of Proceeds                                   6
Distribution Plan and Offering Terms              7
Description of Capital Stock                      9
Opinions of Experts                               14
The Company's Business                            14
Properties                                        30
Index to Consolidated Financial Statements        33
Independent Auditors' Report                      34
Consolidated Financial Statements                 35
Notes To Consolidated Financial Statements        40
Management's Discussion and Analysis of
     Financial Condition and Results of
     Operations                                   49
Management                                        52
Indemnification Obligations of Company
     and S.E.C. Position on Securities Act
     Indemnification                              54
Appendix A-By-laws of Ace Hardware
     Corporation                                  A-1






                             APPENDIX A

                              BY-LAWS
                                OF
                      ACE HARDWARE CORPORATION
               (As Amended through August 19, 1997)

                              ARTICLE I

                               OFFICES

     SECTION 1. The registered office of the corporation in the State of Delaware shall be in the City of Wilmington in said State, and the registered agent in charge thereof shall be Corporation Service Company, 4305 Lancaster Pike. In the event that the business address of said registered agent in said State shall at any time be changed, the address of the corporation's registered office shall be deemed to have changed correspondingly.

     SECTION 2. The corporation may also have an office or offices in the Village of Oak Brook, Illinois, and at such other places as the Board of Directors may from time to time designate.

                         ARTICLE II

                       CORPORATE SEAL

     SECTION 1. The corporate seal shall have inscribed thereon the name of the corporation and the words "Corporate Seal, Delaware".

                         ARTICLE III

                  MEETINGS OF STOCKHOLDERS

     SECTION 1. The annual meeting of stockholders for the election of directors shall be held on such date between April 10 and June 10 of each year as shall be designated in a written communication mailed not less than 160 days prior to the designated date to each holder of record of a share of Class A stock of the corporation as of a date no earlier than 40 days preceding the date of such mailing. The Board of Directors shall adopt a resolution establishing each annual meeting date as designated in such communication, the purpose of which is to inform the Class A stockholders of the annual meeting date in advance of the commencement of the time period specified in Article XXIII, Section 3 of the By-laws for the submission to the President or Secretary of the corporation of proposed By-law amendments, director nominations, or other matters by a stockholder or stockholders. At each annual meeting the stockholders shall elect by plurality vote (and by written ballot unless the same shall be waived or dispensed with by a majority vote of the stockholders represented at the meeting) members of the class of directors whose terms expire at that time, and all directors so elected shall hold office until the date of the next annual meeting of the stockholders for the election of directors of such class or until their respective successors shall have been elected and qualified.

     SECTION 2. Special meetings of the stockholders may be called at any time by the President and shall be called by the President or Secretary on the request in writing or by vote of a majority of the whole Board of Directors or at the request in writing of stockholders of record owning ten percent (10%) in amount of the capital stock outstanding and entitled to vote. Any special meeting may be called for any specified purpose or purposes permitted by the General Corporation Law of Delaware and the Certificate of Incorporation of the corporation.

     SECTION 3. All meetings of the stockholders for the election of directors shall be held at the office of the corporation in Oak Brook, Illinois, or at such other place within the United States of America as may from time to time be designated by the Board of Directors and stated in the notice of the meeting to be given under Article III, Section 6 of the By-laws. All other meetings of the stockholders shall be held at such place or places in the United States of America as may from time to time be designated by the Board of Directors and stated in the notice of meeting. Each meeting of the stockholders shall be held at such time of day as shall be approved by the Board of Directors.

     SECTION 4. A complete list of the stockholders entitled to vote at any meeting thereof, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder, shall be prepared by the Secretary or by such person as shall be designated by him to prepare such list. The list shall be kept on file at the registered office of the corporation in the State of Illinois and shall be subject to inspection by any stockholder at any time during usual business hours for a period of ten (10) days prior to the meeting, and the same shall also be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any stockholder during the whole time of the meeting.

     SECTION 5. Each stockholder entitled to vote shall, at every meeting of the stockholders, be entitled to one vote in person or by proxy, signed by him, for each share of voting stock held by him. Such right to vote shall be subject to the right of the Board of Directors to close the transfer books or to fix a record date for voting stockholders not more than sixty (60) nor less than ten (10) days before the date of the meeting as hereinafter provided, and if the directors shall not have exercised such right, no share of stock shall be voted on at any election for directors which shall have been issued or transferred on the books of the corporation within twenty (20) days next preceding such election.

     SECTION 6. Written notice of the time and place of the annual meeting and of any special meeting of stockholders shall be mailed or personally delivered to each stockholder entitled to vote thereat not less than thirty
(30) nor more than sixty (60) days prior to the date of the meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail in a sealed envelope addressed to the stockholder at his address as it appears on the records of the corporation, with postage prepaid thereon. Notice of any special meeting shall state in general terms the purposes for which the meeting is to be held.

     SECTION 7. The holders of a majority of the stock outstanding and entitled to vote at any meeting of the stockholders, represented in person or by proxy, shall constitute a quorum for the transaction of business at such meeting. In the absence of a quorum, the stockholders attending or represented at the time and place for such meeting may adjourn the meeting from time to time, without notice other than announcement of the time and place of the adjourned meeting at the meeting at which the adjournment is taken, until a quorum shall be present. At any such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally scheduled.


                         ARTICLE IV

                         DIRECTORS

     SECTION 1. The property and business of the corporation shall be managed and controlled by a Board of Directors, which shall be comprised of no fewer than 9 and no greater than 12 directors, as shall be fixed from time to time by the Board of Directors. A minimum of 9 of the directors shall be dealer directors. No person shall be eligible for election or appointment as a dealer director (whether as a regional dealer director or as a dealer director at large), or to continue to hold office as a dealer director, unless such person is either the owner of a retail business organization which is a stockholder of Ace Hardware Corporation, or an executive officer, general partner or general manager of such a retail business organization. Dealer directors representing the regions established under Article IV,
Section 4 hereof, shall be regional dealer directors. Subject to Article IV,
Section 4(b) hereof, any additional dealer director(s) may be dealer director(s) at large, rather than regional dealer director(s). A maximum of 2 of the directors of Ace Hardware Corporation may be non-dealer directors. A person shall be eligible for election or appointment as a non-dealer director without regard to whether or not such person is the owner of a retail business organization which is a stockholder of Ace Hardware Corporation, or an executive officer, general partner or general manager of such a retail business organization.


     SECTION 2. The directors shall be divided into three classes, as nearly equal in number as possible, as determined by the Board of Directors. The first of said classes shall include 4 dealer directors elected for 3-year terms at the annual meeting of stockholders held in 1994. The second of said classes shall include 3 dealer directors, elected for 3-year terms at the annual meeting of stockholders held in 1993. The third of said classes shall include 3 dealer directors and one non-dealer director elected for 3-year terms at the annual meeting of stockholders held in 1995, plus one non-dealer director position for a three-year term to be filled at the 1998 annual meeting of stockholders. At each subsequent annual meeting of the stockholders, as the terms of each class of directors expire, directors of the class whose terms expire shall be elected for terms of 3 years. The directors shall be elected by the stockholders, except that if there be any vacancies in the Board by reason of death, resignation or otherwise, or if there be any newly created directorships resulting from any increase in the authorized number of directors which is to take effect prior to the next annual meeting of stockholders, a majority of the directors then in office (though less than a quorum) shall have authority to fill any such vacancy or any newly created directorship for the unexpired term. In no event shall any term for which any director is elected exceed three years.

     SECTION 3. In the event that, for any reason other than a revision made by the Board of Directors as to the States to be included within particular regions or a change made by the Board in the number of regions, a dealer director ceases to satisfy the eligibility requirements which are applicable to his/her position as a director, his/her membership on the Board of Directors shall thereupon immediately terminate. No director elected or appointed shall be eligible for subsequent election or appointment to any position on the Board if such election or appointment would result in his/her being elected or appointed to serve a total of more than 9 years as such a director, except (1) that a dealer director that has been elected and holds the office of Chairman of the Board shall be eligible for election for one additional 3-year term, and (2) the President of the Corporation, if elected as a director, shall be eligible for election or reelection or appointment as a director at any time without regard to the period of time during which he has previously served as a director. However, notwithstanding the foregoing provisions one director and one former director who would not otherwise be eligible for election in 1998 may be elected at the annual meeting of stockholders to be held in 1998, each for one additional three-year term. At all annual meetings of the stockholders, all holders of Class A stock of Ace Hardware Corporation as of the record date established for voting at the meeting shall be eligible to vote in the election for each position on the Board of Directors to be filled at such meeting.


     SECTION 4. The following procedure shall be utilized in determining dealer director regions:

          (a) The Board of Directors shall divide the United States into such number of geographic regions as it shall deem appropriate as regions from which regional dealer directors shall be chosen.

          (b) No later than the fifteenth day of October preceding the date of each annual meeting of stockholders, the Board shall determine the regions from which each regional dealer director to be elected at such meeting shall be chosen.
     No dealer director shall be eligible to serve as a regional dealer director from a particular region unless the headquarters store or office of the stockholder of Ace Hardware Corporation of which he is an owner, executive officer, general partner, or general manager is located in such region. If the Board determines that all regions have representation by regional dealer director(s) and the maximum number of directors would not thereby be exceeded, then dealer director(s) at large may be elected.
          (c) Each region shall consist of such of the States of the United States as shall be determined by the Board of Directors, which shall have authority from time to time to make revisions as to the States included within particular regions as well as to change the number of regions, provided that no such revision or change shall deprive any director holding office at the time the revision or change is made from continuing to serve for the balance of the term for which he was elected or otherwise chosen.

     SECTION 5. Without affecting the right of any Class A stockholder to nominate as a candidate for election to membership on the Board of Directors any person who would be eligible to serve as a director in accordance with the procedure specified in Article XXIII, the Board of Directors shall cause nominees to be selected for election as directors at each annual meeting of stockholders for whom proxies will be solicited on behalf of the Board. At the time that the Board determines the regions from which regional dealer directors are to be elected at the next annual meeting of the stockholders, the Board shall also determine whether each incumbent director who is eligible to be reelected for another term at such annual meeting shall be selected as a Board-endorsed nominee for reelection from any such region at said meeting. Each such determination shall be made by the Board without participation in its proceedings by the director who is eligible to be reelected at such next annual meeting. If the Board determines that proxies shall be solicited on its behalf for the election of a director at the next annual meeting of stockholders of a non dealer director or a dealer director at large, the Board shall make a timely determination to this effect. The following procedure shall be applied by the Board in selecting all other Board-endorsed regional dealer director nominees for whom proxies will be solicited on the Board's behalf at the next annual meeting.

           (a) A standing Nominating Committee established by the Board shall submit to the Board as soon as practicable prior to the last regularly scheduled meeting of the directors in each calendar year a list of such number of persons as the Board shall determine who are recommended by such Committee to be considered as members of a candidate selection committee for each director region from which the Board has determined that a new regional dealer director should be elected at the next annual meeting of the stockholders.

           (b) At or prior to its last regularly scheduled meeting in each calendar year, the Board shall create such a candidate selection committee for each such director region and shall select as members of each such candidate selection committee five of the persons recommended by the Nominating Committee plus two incumbent members of the Board. The Board may also select such alternate members, if any, of any such candidate selection committee as it deems appropriate.

          (c) Each candidate selection committee shall make a timely designation of one of its eligible members as the person on whose behalf proxies will be solicited at the next annual meeting as a Board-endorsed nominee for election as a regional dealer director.

     SECTION 6. Notwithstanding any of the foregoing provisions, in any instance where a Board-endorsed nominee for election as a director becomes ineligible under the provisions of the By-Laws for election as a dealer director or shall decline to run or seek reelection or shall be unable to run or seek reelection by reason of death or disability, or shall, in the case of an incumbent director have resigned or been removed from the Board of Directors subsequent to having been named a Board-endorsed nominee, or in any instance where the Board of Directors, having endorsed a nominee for election as a director shall withdraw or revoke such endorsement, then in the case of a non-dealer director nominee or a dealer director at large nominee, the Board may endorse another non-dealer candidate or dealer director at large candidate, as the case may be, on whose behalf proxies will be solicited at the next annual meeting as a Board-endorsed nominee for election as a director. In case of a regional dealer director nominee, the standing Nominating Committee established by the Board shall submit to the Board as soon as practicable, a list of such number of persons as the Board shall determine who are recommended by such committee to be considered as members of a candidate selection committee for that particular director region. The
Board shall at a regularly scheduled meeting or a special meeting of the directors as soon as practicable, create a candidate selection committee for that director region and shall select as members of the candidate selection committee five persons recommended by the nominating committee plus two incumbent members of the Board. The Board may also select such alternate members, if any, of any such candidate selection committee as it deems appropriate. The candidate selection committee shall then make a timely designation of one of its eligible members as the person on whose behalf proxies will be solicited at the next annual meeting as a Board-endorsed nominee for election as a regional dealer director.

     SECTION 7. The number of non-dealer directors elected or appointed to office shall be limited so that non-dealer directors shall not exceed twenty-five percent (25%) of the total number of directors in office at any one time. The foregoing twenty-five percent (25%) limitation on the number of non-dealer directors may be further amended, repealed, or added to only at a regular or special meeting of the shareholders in accordance with Article XXIII, Section 2.

                         ARTICLE V

                    POWERS OF DIRECTORS

     SECTION 1. The Board of Directors shall have, in addition to such powers as are hereinafter expressly conferred on it, all such powers as may be exercised by the corporation, subject to the provisions of the statute, the Certificate of Incorporation and the By-Laws.

     SECTION 2. The following powers are hereby expressly conferred upon the Board of Directors:

          (a) to purchase or otherwise acquire property, rights or privileges for the corporation, which the corporation has power to take, at such prices and on such terms as the Board of Directors may deem proper;

          (b) to pay for such property, rights or privileges in whole or in part with money, stock, bonds, debentures or other securities of the corporation (secured by mortgages or otherwise), or by the delivery of other property of the corporation;

          (c) to create, make and issue mortgages, bonds, deeds, leases, trust agreements and negotiable or transferable instruments and securities, and to do every act and thing necessary to effectuate the same;

          (d) to appoint agents, consultants, advisors and trustees, and to dismiss them at its discretion, to fix their duties and emoluments and to change them from time to time and to require such security as it may deem proper;

          (e) to confer on any officer or officers of the corporation the power of selecting, discharging or suspending any of the persons referred to in subsection (d) of this Section;

          (f) to determine by whom and in what manner the corporation's bills, notes, receipts, acceptances, endorsements, checks, releases, contracts or other documents shall be signed;

          (g) irrespective of any personal interest of any of its members, to determine the amount of compensation, if any, to be paid to directors and to members of the Executive Committee and other Committees established by the Board of Directors for their services to the corporation as directors or Committee members.

                         ARTICLE VI

                    MEETINGS OF DIRECTORS

     SECTION 1. An annual organizational meeting of the Board of Directors as constituted after the election of directors at each annual meeting of the stockholders shall be held without call or formal notice at a time later in the same day as the annual meeting of the stockholders or during the day next following such stockholders meeting. The specific date of each such meeting of the Board, as well as the time and place thereof, shall be determined at one of the meetings of the Board held during the time between the most recently conducted annual stockholders meeting and the next scheduled annual stockholders meeting. In addition to electing officers of the corporation as provided for in Article VIII, Section 2, the Board shall select the members of its standing committees for the period until its next annual organizational meeting and shall give voting directions to the President as to the persons to be elected by the corporation as members of the Boards of Directors of each of its wholly-owned subsidiary corporations at their respective annual meeting times.

     SECTION 2. Additional regular meetings of the Board of Directors may be held upon such notice, or without notice, and at such time and at such place as shall from time to time be determined by the Board.

     SECTION 3. Special meetings of the directors may be called by the Chairman of the Board on four (4) days' notice by mail (calculated from the date of mailing) or on two days' notice by telephone to each director and shall be called by the Chairman of the Board in like manner on the written request of not less than four (4) directors. Special meetings of the directors may be held within or without the State of Delaware at such place as is indicated in the notice or waiver of notice thereof.

     SECTION 4. A majority of the total number of directors then holding office shall constitute a quorum for the transaction of business. If at any meeting of the Board there shall be less than a quorum present, a majority of the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is secured.

                         ARTICLE VII

               COMMITTEES ESTABLISHED BY THE BOARD

     SECTION 1. The Board of Directors shall establish as standing committees of the Board an executive committee and such other committees as it shall deem from time to time to be appropriate. The Chairman of the Board shall be an ex-officio member of any standing committee if the resolution adopted by the Board with regard to the membership of such committee so provides, except for any committee authorized to grant or withhold consent to the transfer of shares of the corporation's stock pursuant to Article XVI, Section 9 of these By-laws. Each such committee shall have such responsibilities and duties as shall be described in a resolution or resolutions adopted by a majority of the whole Board. Such resolution or resolutions may also establish the number (or the minimum and maximum numbers) of persons to be selected to serve on each of said committees, the voting members of each of which shall be members of the Board. The Board shall also have authority from time to time to establish special ad hoc committees comprised of two or more directors, the specific responsibilities of which shall be described in the resolutions creating them.

     SECTION 2. One or more directors may be designated by the Board as alternate members of any standing or special ad hoc committee, who may replace any absent or disqualified committee member at any meeting of the committee. Vacancies in the membership of any committee established by the Board shall be filled only by the Board.

     SECTION 3. In no event shall the executive committee or any other committee established by the Board have the power or authority at any time to take any final action on behalf of the Board with respect to (a) proposing amendments to the corporation's certificates of incorporation, (b) the adoption of any amendments to the By-laws of the corporation, (c) the adoption of an agreement of merger or consolidation, (d) the making of recommendations to the stockholders for the sale, lease, or exchange of all or substantially all of the corporation's property or assets, (e) the making of recommendations to the stockholders for the dissolution of the corporation or the revocation of a dissolution, (f) the making of any proposals submitted to the Board with respect to the purchase of all or a controlling portion of the outstanding capital stock of the corporation, (g) the authorization of issuance of shares of capital stock of the corporation or (h) the filling of vacancies in the membership of the Board or any committee thereof.

     SECTION 4. Each standing committee of the Board (with the exception of any committee authorized to grant or withhold consent to the transfer of shares of the corporation's stock pursuant to Article XVI, Section 9 of these By-laws) shall select one of its members to act as Chairman thereof as promptly as feasible after the members of the committee are selected at each annual organizational meeting of the Board. At the time of establishment of any special ad hoc committee of the Board, the Board shall designate a member of such committee to act as its Chairman.

     SECTION 5. Regular meetings of each standing committee established by the Board shall be held as provided for in a resolution adopted by the Board, or by a particular committee or its Chairman if authorized in a resolution of the Board. Special meetings of any standing committee, and all meetings of any special ad hoc committee, shall be held on reasonable notice given to all members thereof by the Chairman of the committee. Even if he has not been made a member of a particular standing committee, the Chairman of the Board shall be provided with the same notice of all regular or special meetings of such committee as is provided to members of the committee, and he shall have the right to attend any of the meetings held by the committee in an advisory non-voting capacity. Subject to the provisions of the resolution describing the responsibilities and duties of a particular committee established by the Board, any such committee shall have authority to establish its own rules of procedure. The Chairman of each committee of the Board which is required by these By-laws to have one of its members designated as its Chairman shall be responsible for assuring that: (a) an appropriate agenda is prepared for each formal meeting of the Committee; (b) minutes of the proceedings of each such meeting are kept; and (c) either a copy of such minutes or a summarized written report of the meeting is submitted to the Board at or prior to the next meeting of the Board.

     SECTION 6. A majority of the voting members of any committee hereunder shall constitute a quorum for meetings thereof, but the affirmative vote of a majority of all voting members of the whole committee shall be necessary with respect to all actions taken by the committee.

     SECTION 7. With the exception of the Chairman of any committee of the type described in the first sentence of Section 4 of this Article VII, the Board may authorize the payment to the Chairman of any standing or special ad hoc committee of compensation for the services rendered by him in his capacity as Chairman in such amount as the Board shall deem to be appropriate. Such compensation shall be in addition to the compensation paid to dealer directors for their regular services as members of the Board.

                         ARTICLE VIII

                  OFFICERS OF THE CORPORATION

     SECTION 1. There shall be elected by the Board of Directors the following executive officers of the corporation: (a) a Chairman of the Board and, if deemed appropriate by the directors, a Vice Chairman of the Board, each of whom shall be elected from the membership of the Board of Directors;
(b) a President; (c) a Treasurer; and (d) one or more Executive Vice Presidents, Senior Vice Presidents, or Vice Presidents as the Board shall deem the business of the corporation to require from time to time. In addition the Board of Directors shall elect as corporate (but not executive) officers of the corporation a Secretary and such Assistant Secretaries as the Board shall determine to be appropriate. The board shall also elect from time to time such other additional executive or corporate officers as in its opinion are desirable for the conduct of the business of the corporation. Any number of offices filled by election of the Board may be held by the same person, except the offices of President and Secretary. Any executive officer of the corporation may bestow upon any employee of the corporation under his supervision such title or titles descriptive of the position held by such employee as such executive officer shall deem to be appropriate, provided that no such title shall be the same as or confusingly similar to the title of any officer elected by the Board, and provided further that no such title shall be deemed to bestow the status of an executive officer or corporate officer upon such employee nor to empower him with any authority to act on behalf of the corporation other than such authority as shall have expressly been assigned to him by the executive officer bestowing such title upon him.

     SECTION 2. All executive officers and corporate officers of the corporation shall be elected by the Board of Directors for one-year terms at the regular meeting thereof following the annual meeting of stockholders, provided that, in any event, any such officer shall hold office until his successor has been elected and qualified or until his death, resignation or removal from office. In the case of any officer with whom an employment contract employing him to perform the functions of a specific office for a period extending beyond one year has been entered into, the office or offices to which he is elected at each such meeting of the Board of Directors shall constitute the office or offices with respect to which he is employed under such employment contract during the ensuing year. The Board of Directors shall have authority to direct that the corporation enter into an employment contract with any executive officer or other employee for the purpose of employing him for a specified period of time, and no such contract shall be legally binding upon the corporation unless the same has been expressly authorized by the Board and has been executed on behalf of the corporation by the Chairman of the Board, the President, an Executive Vice President, a Senior Vice President or a Vice President of the corporation. In no event shall any such employment contract extend for an initial term of more than five years, but any such contract may contain a provision whereby the contract is automatically renewed for additional successive terms of not less than three years each, provided that the corporation is given the right to terminate the contract at the end of the initial term or renewal term by giving notice to the executive officer or other employee involved of its intention to do so by such specific period of time prior to the last day of the initial term or the then current renewal term as shall be set forth in the contract. Authorization of any such employment contract shall require the affirmative vote of a majority of the whole Board of Directors then in office. Subject to such contractual rights (if any) as may exist with respect to his employment, any executive officer or other officer elected or appointed by the Board of Directors may be removed from office at any time, with or without cause, by the affirmative vote of a majority of the whole Board of Directors then in office. If the office of any executive officer or other officer elected or appointed by the Board of Directors becomes vacant for any reason, the vacancy shall be filled by the affirmative vote of a majority of the whole Board of Directors then in office.

     SECTION 3. In case of the absence or disability of any executive officer or any other officer of the corporation elected or appointed by the Board of Directors, or for any other reason deemed sufficient by a majority of the whole Board of Directors then in office, and subject to such contractual rights as may exist with respect to the employment of any such officer, the Board of Directors may delegate the powers or duties of any such officer to any other officer, or to any director, for the time being.

     SECTION 4. In addition to executive officers, certain employees of the corporation may be designated from time to time by the President as staff officers, that is, officers upon whom responsibility is conferred with respect to the operations of a particular department, division, branch or function of the corporation. Any such staff officer shall be appointed by the President and may thereafter be removed at any time, with or without cause, by the President. However, if the Board of Directors elects or appoints an Executive Vice President, Senior Vice President, Vice President or other officer pursuant to the authority vested in it by Section 1. above, such officer may thereafter be removed only by the affirmative vote of a majority of the whole Board of Directors then in office even though such officer's title includes one or more words which are descriptive of the particular department, division, branch or function of the corporation managed by such officer. The removal of any officer shall be subject to such contractual rights (if any) as may exist under any contract of employment which has been entered into with him.

     SECTION 5. Unless his compensation has been expressly specified by a contract of employment entered into with him, the compensation of any executive officer shall be such amount as shall be determined from time to time by the Board of Directors. The President shall have sole authority to determine from time to time the amount of compensation to be paid to any other officer, except in the case of an officer whose compensation has been expressly specified in a contract of employment which has been entered into with him and except in the case of any such officer whose basic annual compensation would be or is in an amount which equals or exceeds the basic annual compensation then being paid to any executive officer (exclusive of the Secretary or any Assistant Secretary or Assistant Treasurer).

                         ARTICLE IX

               DUTIES OF THE CHAIRMAN OF THE BOARD,
            VICE CHAIRMAN OF THE BOARD AND PRESIDENT

     SECTION 1. The Chairman of the Board shall preside at all meetings of the stockholders and the Board of Directors and shall perform such other duties as may be prescribed from time to time by the Board of Directors or by the By-laws. His specific duties and responsibilities shall include (a) acting as the primary liaison between the executive officers of the corporation on the one hand and its Board of Directors and its dealer-stockholders on the other hand; (b) bringing to the attention of and consulting with the corporation's executive officers with respect to any special concerns of the corporation's dealer-stockholders which come to his attention or to the attention of the Board of Directors; (c) reviewing from the perspective of the Board of Directors and the corporation's dealer-stockholders all reports, financial budgets, and corporate plans as developed and submitted to him from time to time by the corporation's executive officers;
(d) overseeing and aiding in the implementation of plans for orderly successions to the positions held by the corporation's executive officers and other important staff personnel; and (e) seeing that the efforts of the various executive officers and other key management personnel of the corporation are carried out in a coordinated manner, particularly in periods when transitions in important officer or management positions occur. Except where it is provided by law that the signature of the President is required, the Chairman of the Board shall possess all of the same powers as the President to sign all certificates for shares of stock of the corporation and all contracts and other instruments of the corporation which may be authorized by the Board of Directors.

     SECTION 2. If the Board has elected a Vice Chairman of the Board, he shall preside at all meetings of the stockholders and the Board of Directors in the absence of the Chairman of the Board, and he shall be empowered to perform the other duties and exercise the other powers vested in the Chairman of the Board in the event that the Chairman of the Board is prevented by his absence, by disability, or otherwise from being able to perform such duties and powers in connection with a particular matter within the legally permitted period of time or within such period of time as shall be deemed to be reasonable and appropriate for action to be taken by the Chairman with regard to such matter. If there is no director holding the position of Vice Chairman of the Board, but there is a director (other than the Chairman of the Board) holding the position of Chairman of the Executive Committee of the Board, then the Chairman of the Executive Committee shall perform the duties and exercise the powers described above for the Vice Chairman of the Board whenever necessary; otherwise, upon the occurrence of any circumstance in which a Vice Chairman of the Board would have been vested with authority to perform the duties and exercise the powers of Chairman of the Board, the Board shall select one of its members as acting Chairman of the Board who shall be vested with the same authority.

     SECTION 3. The President shall be charged with the general and active management of the day-to-day operations of the corporation and with seeing that all orders and resolutions of the Board of Directors are carried into effect. His specific duties and responsibilities shall include (a) reporting from time to time to the Chairman of the Board on all significant matters affecting the operations and interests of the corporation which fall within his knowledge; (b) seeing that short-term and long-term corporate plans and budgets consistent with the directions of the Board of Directors are prepared and developed on a regular basis; (c) seeing that the corporation continually maintains competent personnel at all levels in order to adequately serve the needs of the retail hardware dealers supplied by it; (d) consulting with the Chairman of the Board from time to time with respect to the types of programs, products and services to be made available to the corporation's retail hardware dealers in order to serve the best interests of the corporation's entire network of dealers; (e) submitting to the stockholders at their annual meetings and/or at dealer conventions sponsored by the corporation such reports on the operations and affairs of the corporation as shall be appropriate in order to provide them with information of importance to them as both customers and stockholders of the corporation; and (f) executing on behalf of the corporation contracts and other instruments in writing, including mortgages, bonds and governmental reports of various kinds, in all instances wherein the signature of the President of the corporation is required or has been authorized by the Board of Directors or is otherwise deemed to be appropriate. The Board of Directors, in its discretion, may vest the person holding the office of President of the corporation at any given time with the additional title of Chief Executive Officer. Whenever the title of Chief Executive Officer is used as an additional title for the person holding the office of President, it shall be deemed to relate specifically to the duties and responsibilities dealing with the development of plans for orderly successions to the positions held by the corporation's executive officers and other management personnel and to the ongoing development of short-term and long-term strategic plans for the corporation to be presented to and reviewed by the Board of Directors and to the execution of all such plans as are approved by the Board.

                         ARTICLE X

          DUTIES OF EXECUTIVE VICE PRESIDENTS, SENIOR
           VICE PRESIDENTS AND OTHER VICE PRESIDENTS

     SECTION 1. Any Executive Vice President elected by the Board of Directors shall possess the power and may perform the duties of the President in his absence or disability. Each officer having the title of Executive Vice President shall perform such other duties as may be prescribed from time to the time by the Board of Directors.

     SECTION 2. Any Senior Vice President elected by the Board of Directors shall possess the power and may perform the duties herein authorized to be performed by an Executive Vice President in the event that there is no person holding the office of Executive Vice President at the time, or in the event of the absence or disability of all persons then holding the office of Executive Vice President. Each officer having the title of Senior Vice President shall perform such other duties as may be prescribed from time to time by the Board of Directors.

     SECTION 3. Any Vice President elected by the Board of Directors shall possess the power and may perform the duties herein authorized to be performed by a Senior Vice President in the event that there is no person holding the office of Senior Vice President at the time, or in the event of the absence or disability of all persons then holding the office of Senior Vice President. Each officer having the title of Vice President shall perform such other duties as may be prescribed from time to time by the Board of Directors.

     SECTION 4. If there shall be more than one person holding the office of Executive Vice President at any time, or if there shall be more than one person holding the office of Senior Vice President at any time, or if there shall be more than one person holding the office of Vice President at any time, in each such instance the Board of Directors shall designate the order in which each of them shall possess the power and perform the duties of an officer of the next higher rank under the applicable one of the above Sections in the event of the nonexistence, absence or disability of all such higher ranking officers.

     SECTION 5. Notwithstanding any of the above provisions of this Article X, if the title given to any Executive Vice President, Senior Vice President, or Vice President also includes one or more words that are descriptive of a particular department, division, branch or function of the corporation managed by such officer, the duties of such officer shall consist only of the general and active management of the operations or activities of such department, division, branch or function and such other duties as shall have been specifically assigned to such officer by the Board of Directors.

                         ARTICLE XI

                    DUTIES OF CONTROLLER

     SECTION 1. In the event that a Controller shall be elected or appointed at any time by the Board of Directors, or in the event that a staff officer having the title of Controller is appointed at any time by the President, such officer shall be responsible to the Board of Directors, the President, and the Vice President-Finance (if such office has been created and filled), for all financial control and internal audit of the corporation and its subsidiaries. He shall also perform such other duties as may be assigned to him by the Board of Directors or the President.

                         ARTICLE XII

        DUTIES OF THE SECRETARY AND ASSISTANT SECRETARIES

     SECTION 1. The Secretary (or an Assistant Secretary) shall attend all meetings of the Board of Directors and all meetings of the stockholders and record all the proceedings of the meetings of the corporation and of the Board of Directors in a book to be kept for that purpose and shall perform like duties for the standing committees when required. He shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or President, under whose supervision he shall be. He shall have custody of the corporate seal of the corporation and he, or an Assistant Secretary, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by his signature or by the signature of such Assistant Secretary.
The Board of Directors may give general authority to any other officer to affix the seal of the corporation and to attest the affixing by his signature.

     SECTION 2. The Secretary shall also keep, or cause to be kept by such person or persons to whom he shall delegate such duty, a register of all shares of capital stock issued by the corporation and all transfers of such shares. Such register shall be maintained in such manner and subject to such regulations as the Board of Directors may prescribe.

     SECTION 3. The Assistant Secretary, or if there be more than one (1), the Assistant Secretaries in the order determined by the Board of Directors, shall, in the absence or disability of the Secretary, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

                         ARTICLE XIII

                   DUTIES OF THE TREASURER

     SECTION 1. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the corporation in such depositories as may be designated by the Board of Directors.

     SECTION 2. He shall disburse the funds of the corporation, taking proper vouchers for such disbursements, and shall render to the President and the Board of Directors at its regular meetings, or when the Board of Directors so requires, an account of all his transactions as Treasurer and of the financial condition of the corporation.

     SECTION 3. If required by the Board of Directors, he shall give the corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his office and for the restoration to the corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the corporation.

                         ARTICLE XIV

     WRITTEN CONSENTS AND CONFERENCE TELEPHONE MEETINGS

     SECTION 1. To the extent permitted by the General Corporation Law of the State of Delaware, and in accordance with the applicable procedure prescribed by the provisions thereof, whenever a vote or resolution of stockholders, the Board of Directors, or a committee of the Board at a meeting is required or permitted in connection with any corporate action by any provision of law, the Certificate of Incorporation, these By-laws, or any unrevoked resolution previously adopted by the Board, the meeting and vote or resolution may be dispensed with and the corporate action may be taken pursuant to written consent. The writing evidencing such consent shall be filed with the minutes of the proceedings of the stockholders, Board, or committee.

     SECTION 2. In accordance with the applicable procedure prescribed by the General Corporation Law of the State of Delaware, members of the Board of Directors, or of any committee of the board, may participate in a meeting of the Board, or of any such committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting.

                         ARTICLE XV

          INDEMNIFICATION OF OFFICERS, DIRECTORS,
                    EMPLOYEES AND AGENTS

     SECTION 1. In accordance with the provisions of Section 145 of the General Corporation Law of the State of Delaware, and as more fully provided for in Article EIGHTH (b) of the restated Certificate of Incorporation of Ace Hardware Corporation, as amended, persons serving as directors, officers, employees or agents of or at the request of the corporation shall be indemnified against all expenses, liabilities and losses (including attorneys' fees, judgments, fines, excise taxes or penalties under the U.S. Employee Retirement Income Security Act, as amended, and amounts paid or to be paid in settlement) reasonably incurred or suffered by them in connection with any action, suit or proceeding (whether civil, criminal, administrative or investigative) instituted or threatened to be instituted against them by reason of their service in any of the aforementioned capacities on behalf of the corporation or at its request.

                         ARTICLE XVI

          CERTIFICATES OF STOCK AND TRANSFER THEREOF

     SECTION 1. The shares of the corporation shall be represented by certificates signed by the Chairman of the Board or the President and the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer of the corporation and may be sealed with the seal of the corporation or a facsimile thereof.

     SECTION 2. The signatures of the officers of the corporation upon a certificate may be facsimiles. In case any officer who has signed or whose facsimile signature has been placed upon such certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer at the date of its issue.

     SECTION 3. Each certificate of stock shall have conspicuously noted or stated thereon a statement of the liens, restrictions and limitations upon the voting power, ownership, transfer or other rights and privileges of the holder thereof. All shares of stock in the corporation shall be issued and accepted in accordance with and subject to the conditions, restrictions, and offsetting liens stipulated in the Certificate of Incorporation and By-laws of this corporation and amendments thereto.

     SECTION 4. If a certificate of stock be lost or destroyed, another may be issued in its stead upon proof of such loss or destruction and the giving of a satisfactory bond of indemnity, in an amount sufficient to indemnify the corporation against any claim. A new certificate may be issued without requiring bond when, in the judgment of the directors, it is proper to do so.

     SECTION 5. The corporation shall have a first lien upon each share of its issued and outstanding stock of any class, and upon each certificate of stock representing a share or shares of stock of any class of the corporation, for the amount of any indebtedness payable to the corporation by the holder thereof, and shall have a similar first lien upon all amounts which have been paid to the corporation pursuant to a subscription agreement for the purchase of shares of stock of the corporation which will be issuable to the subscriber upon the completion of payment of the purchase price of the shares. The interest of each holder of shares of the corporation's stock in and to the shares issued to such holder and the interest of each subscriber for shares of the corporation's stock in and to the funds paid to the corporation by such subscriber on account of the purchase price of the shares being purchased by such subscriber shall at all times be deemed to be offset by the amount of any indebtedness payable to the corporation by such holder or subscriber. In no event shall any transfer of any of the shares owned by any holder or any transfer of the stock subscription account of any subscriber for shares of stock of the corporation be made unless and until the stockholder whose shares are being transferred or the subscriber whose subscription account is being transferred is free from all indebtedness to the corporation.

     SECTION 6. No certificate representing any issued and outstanding share or shares of any class of stock of the corporation shall be pledged, mortgaged, hypothecated, sold, assigned or transferred without the prior consent of the Board of Directors of the corporation. In the event that the Board of Directors shall refuse to consent to any transfer or assignment of any certificate or certificates representing any share or shares of issued and outstanding stock of the corporation of any class, then the corporation shall have the right and shall be obligated to purchase from the owner thereof all of the shares of its stock of any class held for the store or other retail business unit with respect to which the corporation issued the share or shares as to which such consent has been refused and the franchise granted by this corporation with regard to the operation of such retail business unit shall thereby be terminated. In no event shall any transfer or assignment of shares of any class of stock of the corporation be made to any transferee who is not eligible to be a holder of such shares under the provisions of Article Fourth of the restated Certificate of Incorporation of the corporation. In the case of a proposed transfer of ownership of a store or other retail business unit owned by a holder of shares of stock of the corporation to a transferee which the corporation has accepted or is willing to accept as a franchised Ace Hardware dealer, then the owner of such stock shall have the option of either
(a) selling or otherwise transferring to such transferee such number of shares of stock of this corporation of any class which the corporation would otherwise have been required to offer to such transferee in connection with the franchise granted to such transferee with respect to such store or other retail business unit, or (b) selling such shares to the corporation. In anycase where the holder or holders of 50% or more of the outstanding voting stock of a corporation having a franchise from this corporation for one or more retail business outlets, or the holder or holders of 50% or more of the outstanding voting stock of a corporation owning 80% or more of the outstanding voting stock of a corporation having such a franchise, propose to sell or otherwise transfer all of the shares of capital stock (both voting and non-voting) of such corporation held by them, written notice of such proposal shall be given to this corporation, and upon the consummation of any such sale or transfer, such corporation shall have the option of either (a) retaining all of the shares of the capital stock of this corporation then held by it or
(b) selling such shares to this corporation, but in the case of such a sale of said shares to this corporation, the franchise granted to said corporation by this corporation for each retail business unit operated by said corporation shall thereupon be deemed to have terminated by the voluntary action of said corporation and no such retail business unit shall thereafter operate as a franchise of this corporation unless a new application for a franchise for such retail business unit has been submitted to and accepted by this corporation. Notwithstanding any of the foregoing provisions, this corporation shall in no event be obligated to treat any of the following types of transfers as qualifying for purposes of the options provided for in this
Section 6 of selling to this corporation shares of its capital stock: (a) any transfer of ownership of a retail business outlet or unit or of shares of the capital stock of a corporation directly or indirectly owning such outlet or unit which is not complete, unconditional and irrevocable; (b) any such transfer to an entity in which the transferor retains an ownership interest;
or (c) any such transfer to the spouse of the transferor.

     SECTION 7. Subject to the provisions of Section 5 of this Article XVI of these By-laws, in the event of the termination of the franchise granted by this corporation with regard to the operation of a retail hardware store or other retail business unit for which shares of stock of the corporation are held, the corporation shall be obligated to purchase such shares. Unissued shares which have been subscribed for with respect to any such store or other retail business unit shall also be covered by the provisions of this Section to the extent of the amounts which have been paid on account of the purchase price thereof, and the corporation shall be obligated to refund all such amounts, subject only to the provisions of Section 5 of this Article XVI. For purposes of this Section, termination of the franchise granted for a particular retail hardware store or other retail business outlet shall include not only any termination pursuant to formal notice of termination given by either this corporation or the holder of the franchise but shall also include each of the following situations which shall be deemed to constitute such a termination:

           (a) The closing down of the store or other retail business unit with respect to which such shares of stock of the corporation are held, unless such store or other retail business unit is merely being moved, with the corporation's consent and approval, to another location or is being acquired by another dealer which this corporation has accepted or is willing to accept as a franchised dealer for operation pursuant to the same franchise at another location;

            (b) The death of an individual holder of the shares of stock of this corporation held for such retail store or other retail business unit, or of a member of a partnership which is a holder of such shares, except in a case where the store or other retail business unit with respect to which such shares are held continues, with the approval of the officers of the corporation (which approval shall not be unreasonably withheld), to be operated under a franchise from the corporation by the decedent's estate or by the person or persons to whom such shares are to be distributed by the decedent's estate or by the successor or successors to the decedent's interest in the partnership holding such shares (it being immaterial for this purpose that, in connection with such continuation of operation, the legal form of ownership of the franchised dealer has been changed from an individual proprietorship or partnership to a corporation or from a partnership to an individual proprietorship);
          (c) An adjudication of the insolvency of the dealer or of the store or other retail business unit for which the shares of stock of this corporation are held, or the making of an assignment for the benefit of creditors or the filing of a voluntary petition in bankruptcy or similar petition under the U.S. Bankruptcy Code by or on behalf of such dealer or retail business unit, or the filing of an involuntary petition in bankruptcy or similar petition under the U.S. Bankruptcy Code against the dealer or against said retail business unit.

     SECTION 8. A transfer of shares of stock of the corporation requiring the consent of the Board of Directors shall not be deemed to have occurred upon the death of a person who is the holder of shares of stock of the corporation jointly with one or more other persons under circumstances whereby ownership of such shares passes automatically by operation of law to the surviving holder or holders of such shares, nor shall the corporation become obligated to purchase such shares upon the death of such person unless the store or other retail business unit with respect to which such shares are held either (a) closes down, or (b) ceases to be operated under a franchise from this corporation.

     SECTION 9. The Board of Directors may delegate to a committee composed of two (2) or more members of the Board authority to act on its behalf with respect to all matters where the consent of the Board is required in connection with the transfer or assignment of any shares of any class of stock of the corporation.

     SECTION 10. The price to be paid by the corporation in connection with the purchase by it of any shares of its stock shall be as follows:

          (a) in the case of Class A stock, the par value of the shares;

          (b) in the case of Class B stock, an amount per share equal to the per share price last established by the Board of Directors as the price to be paid by the corporation in the event of redemption of shares of its Class B stock, which shall in no event be less than twice the par value of the Class B stock and shall also at all times be equal to twenty
      (20) times the per share purchase price last established by the Board of Directors with respect to purchases by it of Shares of its Class C Stock;

          (c) in the case of Class C stock, an amount per share equal to the per share price last established by the Board of Directors as the purchase price to be paid by the Corporation for shares of its Class C stock, which price shall in no event be less than the par value thereof.

     SECTION 11. Any shares of any class of stock of the corporation which are purchased by it from any stockholder shall become treasury shares which shall be eligible for sale to any other person, persons or firm which shall be qualified to hold such shares.

     SECTION 12. Effective with respect to all purchases and redemptions of shares of its capital stock made by the corporation from its stockholders on or after December 31, 1981, the entire purchase or redemption price to be paid by the corporation for such shares shall be paid in cash except that, in any of the situations described in subsection (a) hereof, the purchase or redemption price for such shares shall be paid in the manner set forth in subsection (b) hereof.

          (a) The situations in which such price shall be paid in the manner set forth in subsection (b) of this Section are as follows:

               (1) the voluntary termination by a stockholder of this corporation of the franchise from this corporation held by such stockholder for a retail business outlet under circumstances whereby such outlet continues to engage in substantially the same business under the ownership or control of the same person, partnership or corporation that owned or controlled it immediately prior to such termination; for purposes of this paragraph:

                    (A) control of an outlet owned by an
               unincorporated person or partnership shall be deemed to be the same if more than fifty percent (50%) of the assets or profit shares therein, or more than fifty percent (50%) of the capital stock of a corporation becoming the owner of such outlet, continues to be legally or equitably owned by the same person, partnership or corporation; and

                    (B) control of an outlet owned by a
               corporation shall be deemed to be the same if more than fifty per cent (50%) of the capital stock of said corporation, or more than fifty percent
              (50%) of the assets or profit shares of an unincorporated
               person or partnership becoming the owner of such outlet,
               continues to be owned by the same person, partnership or corporation.

               (2) the termination by this corporation of the franchise from this corporation for a retail business outlet pursuant to the provisions of the Ace Dealer Franchise Agreement authorizing such termination by reason of:

                    (A) the failure of such retail business
               outlet to make any payment owing to the corporation for merchandise or services supplied by it within the time period specified in such provisions; or

                     (B) any default of such retail business
                outlet in performing any obligation of such outlet under the Ace Dealer Franchise Agreement of such outlet other than the obligation to pay for merchandise or services supplied by the corporation, provided that such default is described in the corporation's notice of termination in such a manner as to reasonably apprise such retail business outlet as to the nature of such default.

          (b) In each of the situations described in subsection (a) above, the purchase or redemption price to be paid by the corporation for the shares of its stock being purchased or redeemed by it shall be paid in the following manner:

               (1) in the case of Class A stock, the entire price shall be paid by the corporation in cash;

               (2) in the case of Class B stock or Class C stock purchased by a stockholder as part of the shares of capital stock of the corporation subscribed for in connection with the granting of a franchise by the corporation for a retail business outlet, that portion of the purchase or redemption price to be paid by the corporation which equals the amount paid to the corporation pursuant to such subscription shall be paid by the corporation in cash and any remaining balance of the price (with interest thereon) shall be paid by the corporation in equal annual installments over a period of four years;

                (3) in the case of Class C stock received by a stockholder as part of the patronage dividends distributed by the corporation for a retail business outlet, the entire price (with interest thereon) shall be paid by the corporation in equal annual installments over a period of four years;

               (4) if the total portion of the purchase or redemption price which would otherwise be payable under the foregoing paragraphs in equal annual installments over a period of four years is less than $5,000, the entire purchase or redemption price shall be paid by the corporation in cash, notwithstanding the installment provisions of said paragraphs;

               (5) in any situation where a stockholder whose shares of capital stock of the corporation are to be purchased or redeemed by it is indebted to the corporation at such time, then, in accordance with the corporation's first lien and offset rights under Article XVI, Section 5, of these By-laws and Article Fourth (1) of the restated Certificate of Incorporation of the corporation, the purchase or redemption price shall in all cases be applied against such indebtedness to the extent thereof, with the portion of such price which would otherwise have been payable in cash being first applied for such purpose and, if any indebtedness to the corporation still remains, the portion of the price which would otherwise have been payable in equal annual installments then being applied for such purpose to the extent of any such remaining indebtedness;

               (6) the corporation's obligation to pay any portion of the purchase or redemption price of its shares in equal annual installments shall be evidenced by an installment promissory note of the corporation delivered to the stockholder whose shares are being purchased or redeemed, which note shall provide for the payment of the principal thereof in four equal annual installments commencing one year from the date of the repurchase or redemption of the shares and for the payment of interest with each annual installment payment of principal on the unpaid balance of principal from time to time at such rate as shall have been established by the Board of Directors as of the date of issuance thereof, provided, however, that said rate of interest shall in no event be less than the greater of (A) the latest interest rate as of the date of issuance of such note determined by the Board of Directors as the rate to be paid on patronage refund certificates distributed to the corporation's member-stockholders as part of their annual patronage dividends or (B) 6% per annum;

               (7) notwithstanding any of the foregoing provisions, the Board of Directors, in its discretion and after considering the financial condition and requirements of the corporation, may authorize and cause payment to be made in cash for all or any portion of the purchase or redemption price which would otherwise be payable in four equal annual installments if the Board of Directors determines that the prescribed method of payment would impose an undue hardship upon the stockholder whose shares are being repurchased or redeemed;

               (8) the Board of Directors may adopt hardship guidelines to implement the provisions of paragraph (7) of this Section and may delegate the authority to make determinations pursuant to said provisions to a committee comprised of two or more directors or to a committee comprised of two or more executive officers of the corporation.

                             ARTICLE XVII

                    CLOSING OF TRANSFER BOOKS AND
                    DETERMINATION OF RECORD DATE

     SECTION 1. The Board of Directors shall have power to close the stock transfer books of the corporation for a period not exceeding sixty (60) days preceding the date of any meeting of stockholders or the date for the allotment of rights or the dates when any change or conversion or exchange of capital stock shall go into effect or for a period of not exceeding sixty (60) days in connection with obtaining the consent of stockholders for any purpose.

     SECTION 2. Notwithstanding the foregoing, in lieu of closing the stock transfer books as aforesaid, the Board of Directors may fix in advance a date, not exceeding sixty (60) days preceding the date of any meeting of stockholders, or the date for the allotment of rights, or the date when any change or conversion or exchange of capital stock shall go into effect, or a date in connection with obtaining such consent, as a record date for the determination of the stockholders entitled to notice of, and to vote, at any such meeting and any adjournment thereof, or to any such allotment of rights, or to exercise the rights in respect of any such change, conversion or exchange of capital stock, or to give such consent, and in such case such stockholders as shall be stockholders of record on the date so fixed shall be entitled to such notice of, and to vote at such meeting and any adjournment thereof, or to receive such allotment of rights, or to exercise such rights, or to give such consent, as the case may be, notwithstanding any transfer of any stock on the books of the corporation after any such record date fixed as aforesaid.

     SECTION 3. The corporation shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof and accordingly shall not be bound to recognize any equitable or other claim to or interest in such share on the part of any other person whether or not it shall have express or other notice thereof, save as expressly provided by the laws of Delaware.

                         ARTICLE XVIII

                          FISCAL YEAR

     SECTION 1. Except as from time to time otherwise provided for by the Board of Directors, the fiscal year of the corporation shall end on the 3lst day of December in each year.

                         ARTICLE XIX

                          DIVIDENDS

     SECTION 1. No dividends shall ever be declared on any of the shares of any class of stock of the corporation.

                         ARTICLE XX

                      CHECKS FOR MONEY

     SECTION 1. All checks or demands for money and notes of the corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

                         ARTICLE XXI

                      BOOKS AND RECORDS

     SECTION 1. The books, accounts and records of the corporation, except as otherwise required by the laws of the State of Delaware, may be kept within or without the State of Delaware, at such place or places as may from time to time be designated by the By-laws or by resolution of the directors.

                         ARTICLE XXII

                            NOTICES

     SECTION 1. Notice required to be given under the provisions of these By-laws to any director, officer or stockholder shall not be construed to mean personal notice, but may be given in writing by depositing the same in a post office or letter box, in a postpaid sealed wrapper, addressed to such stockholder, officer or director at such address as appears on the books of the corporation, and such notice shall be deemed to be given at the time when the same shall be thus mailed. Any stockholder, officer or director may waive, in writing, any notice required to be given under these By-laws, whether before or after the time stated therein.

                         ARTICLE XXIII

AMENDMENTS OF BY-LAWS AND ADVANCE NOTIFICATION BY STOCKHOLDERS OF
   PROPOSALS FOR AMENDMENTS, DIRECTOR NOMINATIONS OR OTHER
                         CORPORATE ACTIONS

     SECTION 1. Except for any provisions hereof which shall at any time have been adopted by the stockholders in the manner prescribed in Section 2, these By-laws may be amended or repealed or added to, or new By-laws may be adopted, by the affirmative vote of a majority of the Board of Directors at any regular meeting of the Board or at any special meeting thereof called for that purpose. If any By-law regulating an impending election of directors is adopted, amended or repealed by the Board of Directors, there shall be set forth in the notice of the next meeting of stockholders for the election of directors the By-law so adopted, amended or repealed, together with a precise statement of the changes made.

     SECTION 2. These By-laws may also be amended or repealed or added to, or new By-laws may be adopted, at any regular or special meeting of stockholders at which a quorum is present or represented by the affirmative vote of a majority of the issued and outstanding shares of Class A stock of the corporation. Any amendment, repeal, addition to the By-laws, or any new By-laws, adopted by the stockholders may be further amended, repealed, or added to only at a regular or special meeting of the stockholders at which a quorum is present or represented by the affirmative vote of a majority of the issued and outstanding shares of Class A stock of the corporation in the manner prescribed herein.

     SECTION 3. A written notice shall be given to the President or Secretary of the corporation of the intent of one or more stockholders to submit at a forthcoming stockholders meeting (a) a proposed amendment to these By-laws;
(b) the nomination of an eligible person for election as a director; or
(c) any other stockholder proposal for corporate action. Such notice must be received, either by mail or by personal delivery, not less than seventy-five
(75) nor more than one hundred fifty (150) days prior to the date of the annual meeting or, in the event of a special meeting of stockholders, not later than the close of the fifteenth (15th) day following the day on which notice of the meeting is first mailed to stockholders. In the case of an annual meeting, the intention of one or more stockholders to submit a proposed By-law amendment, nomination or other proposal for corporate action which is so received in proper order shall be mentioned in the formal notice of the meeting, but neither the name or names of the stockholder or stockholders intending to make any such submission nor the name of any director nominee proposed by one or more stockholders shall be mentioned in the notice. No reference of any kind to any proposal or nomination to be submitted by any stockholder pursuant to this Section shall be made in the proxy materials caused to be sent to stockholders by the Board of Directors. At all annual or special meetings the Chairman shall declare out of order any proposed amendment, any nomination, or any other stockholder proposal not presented in accordance with this Section. Every notice given by a stockholder or stockholders under this Section shall set forth:

          (a) the name and the business and residence addresses of the stockholder (or person authorized by such stockholder as the stockholder's voting representative) intending to submit the proposed amendment, nomination, or other matter;

          (b) with respect to such notice of intent to submit a nomination, information concerning the proposed nominee's business and residence addresses, age and eligibility to serve as a director; and

          (c) with respect to notice of an intent to propose a By-law amendment or some other corporate action, a description of the proposed amendment or other action.

     Notice of intent to submit a nomination shall be accompanied by the written consent of each nominee to serve as a director of the corporation if so elected.

                         ARTICLE XXIV

                 MEMBERS' PATRONAGE DIVIDENDS

     SECTION 1. A "membership" in the corporation within the meaning of the term "membership" as used in Section 1388(c)(2)(B) of the U.S. Internal
Revenue Code of 1954, as amended, shall be deemed to be held by (a) each retail hardware dealer owning a share of Class A stock of the corporation and
(b) each other dealer in hardware or related products which becomes an owner of a share of Class A stock of the corporation after having been expressly approved as an Ace Hardware dealer by the Board of Directors of the corporation. The term "retail hardware dealer" as used in clause (a) of the preceding sentence shall mean any person or firm purchasing merchandise from this corporation for the purpose of reselling such merchandise at retail. However, whenever the term "retail hardware dealer" is used in any of the subsequent Sections of this Article XXIV of the By-laws, such term shall be deemed to include all dealers holding memberships in this corporation except where the context in which such term appears is of such a nature that it is not practical for such term to be applied to "other dealers" as referred to in clause (b) of the first sentence of this Section. For purposes of this
Article XXIV of the By-laws a "retail hardware store" shall be deemed to refer to a business location to which there is delivered for resale from such location at the retail level any merchandise purchased from this corporation. Each such retail hardware store owned or controlled, directly or indirectly, by the same person, partnership or corporation, shall be deemed to constitute only one (1) retail hardware dealer. An unincorporated person or partnership shall be deemed controlled by another person, partnership or corporation if fifty per cent (50%) or more of the assets or profit shares therein are legally or equitably owned by such other person, partnership or corporation, or by the legal or equitable owner or owners of fifty per cent (50%) or more of such other person, partnership or corporation's assets or profit shares
(if unincorporated) or shares of capital stock (if incorporated). A corporation shall be deemed controlled by another person, partnership or corporation if fifty percent (50%) or more of the capital stock of said corporation is owned by such other person, partnership or corporation, or by the owner or owners of fifty per cent (50%) or more of its capital stock
(if incorporated) or fifty per cent (50%) or more of its assets or profit shares (if unincorporated).

     SECTION 2. In accordance with the policy heretofore established by the corporation in the Amendment to its By-laws adding Article XXIV thereto by the resolution adopted by the Board of Directors on July 20, 1973, there shall be distributed on a patronage basis to such members (that is, dealers holding memberships, as hereinabove defined, in the corporation) in a manner taking into account the amount of business done by the corporation with each of them, all the net savings and overcharges effected by or resulting from the operations conducted and carried on by the corporation in connection with sales of merchandise made by the corporation after May 31, 1974, to such members which remain after paying all operating and administration expenses of the corporation and all interest on its indebtedness and after the setting aside by the Board of Directors of such reasonable reserves as they shall determine from time to time to be appropriate for the purpose of insuring the safety and welfare of the corporation and for the purpose of providing for the expectancy of any losses or contingencies. Said distributions shall be made no later than eight and one-half (8 ) months following the close of the year of the corporation during which the patronage occurred with respect to which each such distribution is made. In no event shall less than twenty percent (20%) of the total patronage distributions made each year to each member be distributed in cash. The remaining portion shall be distributed in cash or in written notices of allocation (as defined in Section 1388 of the U.S. Internal Revenue Code) in whatever proportions shall be determined each year by the Board of Directors.

     SECTION 3. Notwithstanding the foregoing, every such member on becoming such authorizes and directs that all net savings of every character effected by this corporation which are distributable to such member, to the extent of the excess thereof over the twenty per cent (20%) minimum portion of such distributable amount required to be distributed in cash, may first be applied by the corporation to the payment of any indebtedness owed to the corporation by such member. Any such net savings which become distributable with respect to merchandise sold by this corporation for delivery to any retail hardware store owned or controlled, directly or indirectly, by the same person, partnership or corporation which so owns or controls one (1) or more other retail hardware stores may be so applied against any indebtedness owing with respect to merchandise sold by this corporation for delivery to any store which is part of any group deemed hereunder to constitute one (1) retail hardware dealer. The balance of any such net savings not so applied shall then be distributed as patronage dividends in the manner set forth in Article XXIV, Section 2, of these By-laws.

     SECTION 4. Each retail hardware dealer who applies for and is accepted as a member of this corporation shall, by his act of subscribing for a share of Class A stock of the corporation entitling such dealer to become such a member, consent that the amount of any patronage dividends with respect to his purchases of merchandise from this corporation occurring on or after June 1, 1974, which are made in written notices of allocation (as defined in Section 1388 of the U.S. Internal Revenue Code, as amended) and which are received by such member from this corporation will be taken into account by him at their stated dollar amounts in the manner provided in Section 1385(a) of said Code in the taxable year in which such notices of allocation are received by said member. The term "written notice of allocation" as used here shall be deemed to include, but not to be limited to, a letter of advice to a member which discloses to such member an amount which the corporation has elected to apply against indebtedness owed to the corporation in accordance with the first sentence of Article XXIV, Section 3, of these By-laws.

     SECTION 5. The aforesaid written notices of allocation shall be redeemable by the corporation in cash at the discretion of the Board of Directors and/or in accordance with the restated Certificate of Incorporation of the corporation and these By-laws. As security for the payment to the corporation of any indebtedness owing at any time to the corporation by any retail hardware dealer having membership in the corporation or by any retail hardware dealer who has subscribed for the 1 share of Class A stock of the corporation which is required to be owned in order to become a member of the corporation, the corporation shall have a first lien upon any written notice of allocation held by any such dealer (including all retail hardware stores treated as being part of a group constituting one "member" or "dealer"). The interest of each holder of any written notice of allocation in and to the same shall at all times be deemed to be offset by the amount of any indebtedness payable to the corporation by such holder.

     SECTION 6. Notwithstanding any other provision of these By-laws, and in accordance with the policy heretofore established by the corporation in the Amendment to its By-laws adding Section 6 to Article XXIV thereof by the resolution adopted by the Board of Directors on April 24, 1974, commencing with respect to purchases of merchandise made from the corporation after May 31, 1974 the corporation shall also make distributions on a patronage basis to those of its dealers who have franchise or membership agreements with the corporation and who have executed unrevoked and unexpired written consents of the type referred to in Section 1388 (c)(2) (A) of the U.S. Internal Revenue Code to include in their gross income all patronage dividends distributed to them in the form of written notices of allocation (as defined in Section 1388 of the U.S. Internal Revenue Code), even though such dealers do not then own any shares of any class of the capital stock of the corporation. Such patronage dividend distributions shall be made to such dealers in a manner taking into account the amount of business done by the corporation with each of them during the periods with respect to which said written consents are effective for each of them and shall consist of all the net savings and overcharges effected by or resulting from the business done by the corporation with such dealers which remain after paying all of the operating and administration expenses and interest on indebtedness of the corporation allocable to such business and after the setting aside by the Board of Directors of such reasonable reserves as they shall determine from time to time to be appropriate for the purpose of insuring the safety and welfare of the corporation and for the purpose of providing for the expectancy of any losses or contingencies. Each such written consent shall provide that it may be revoked at any time by the dealer, effective with respect to business done by the corporation with such dealer after the close of the taxable year of this corporation during which the revocation is filed with it. Each such written consent shall cease to be effective with respect to all business done by this corporation with any dealer who has furnished such a written consent to this corporation immediately upon said dealer's becoming an owner of a share of Class A stock of this corporation, as of which date such consent shall expire and such dealer shall be deemed to hold a "membership" in this corporation so that the provisions of this Article XXIV which are applicable to the distribution of patronage dividends to its members then become effective with respect to such dealer. Unless the same shall have been revoked or otherwise terminated, any such consent which has theretofore been executed by a dealer shall in any event be deemed to have expired and been rendered ineffective at the end of one hundred twenty (120) days following the later of
(a) the date as of which an initial Registration Statement and Prospectus with respect to an offer to sell shares of the capital stock of the corporation (including shares of its Class A stock) to its dealers have become effective under the U.S. Securities Act of 1933, or (b) the date as of which such Prospectus can be used under the securities law of any state in which state registration of such stock is required. No such dealer shall be eligible to receive distributions of patronage dividends from the corporation with respect to business done by the corporation with such dealer after the expiration of such 120-day period unless such dealer either has. become a member of the corporation by owning a share of its Class A stock (in which case such dealer shall thereupon be entitled to patronage dividends as provided for in Section 2 of this Article XXIV) or has executed a subscription agreement for the purchase of shares of capital stock of the corporation (including one (1) share of its Class A stock) which has been accepted by the corporation. There shall be incorporated in all such subscription agreements which include a subscription for a share of the Class A stock of the corporation a provision whereby the subscribing dealer consents to include in his gross income all patronage dividends distributed to such dealer in the form of written notices of allocation (as defined in Section 1388 of the U.S. Internal Revenue Code), and any dealer who has executed such a subscription agreement but who is not entitled to become the owner of a share of Class A stock of this corporation until he has completed payment of the purchase price for such share in accordance with such subscription agreement shall be entitled to receive patronage dividends pursuant to this Section 6 during the period for which he makes payments on account of such purchase price as required by the subscription agreement. Upon the completion of such payments and the issuance of such share of stock to him, such dealer shall then be entitled to receive patronage dividends pursuant to Section 2 of this Article XXIV. In no event shall less than twenty per cent (20%) of the total patronage dividend distributions made each year to any dealer who is entitled to receive such distributions pursuant to this Section 6 be distributed in cash. Any amount in excess of said twenty per cent (20%) minimum portion of the patronage dividends otherwise distributable to a dealer under this Section 6 may first be applied by the corporation to the payment of any indebtedness owed to the corporation by such dealer in the same manner as set forth in Section 3 of this
Article XXIV. Any patronage dividends distributed in the form of written notices of allocation pursuant to this Section 6 shall be subject to all of the provisions with respect to distributions made in the form of written notices of allocation which are set forth in Section 5 of this Article XXIV.

     SECTION 7. Notwithstanding any of the foregoing provisions, the portion of any patronage dividends which would otherwise be distributable in cash under any provision of this Article XXIV to a retail hardware dealer with respect to a retail hardware store having a franchise or membership agreement with this corporation which has been cancelled or terminated at any time subsequent to the date of the annual meeting of stockholders to be held on the third Monday of May in 1980 by any means or for any reason whatsoever prior to the time of distribution of such patronage dividends shall be applied by the corporation to the payment of any indebtedness owed to the corporation by or on behalf of such store to the extent of such indebtedness instead of being distributed in cash, provided, however, that an amount equal to 20% of the total patronage dividends distributable for the applicable year to any such dealer with respect to such store shall nevertheless be paid in cash within 8 months following the close of such year if a timely written request for the payment of such amount in cash is submitted to the corporation by the dealer. However, in all events no less than 30% of the total annual patronage dividends distributable to a retail hardware dealer with respect to a retail business outlet pursuant to any provision of these By-laws shall be paid in cash if the retail business outlet is located in a jurisdiction as to which the 30% income tax withholding provisions of Section 1441 or Section 1442 of the U.S. Internal Revenue Code are applicable.

     SECTION 8. Effective with respect to business done by them with this corporation after December 31, 1982, each retail hardware dealer having membership in this corporation on that date and each retail hardware dealer who is a subscriber on that date or who becomes a subscriber after that date for the 1 share of Class A stock of this corporation which is required to be owned in order to become a member of this corporation shall, solely by such dealer's act of commencing or continuing to do business with this corporation after said date, be deemed to have authorized and directed that, notwithstanding any other provision of this Article XXIV of these By-laws, the distributions to be made on a patronage basis as provided for in Section 2 and Section 6 of this Article XXIV shall be made in a manner taking into account the quantity or value of business done with each dealer by each separate division of the corporation as shall be established on the books of the corporation with respect to its operations and/or the quantity or value of business done by the corporation or each such division of the corporation with each of its dealers with respect to each category of sales as shall be established on the books of the corporation. Each such dealer shall further thereby be deemed to have authorized and directed that, in any taxable year of this corporation during which it incurs a loss in connection with the operations of any such division or in connection with any such category of sales, (i) a proportionate share of such loss shall be deducted from the net earnings of the corporation on the business done during such year by each of its other divisions or with respect to each of its other sales categories with its dealers and (ii) the amount of patronage dividends which the corporation would otherwise be obligated to distribute to its dealers in connection with their purchases from each such other division of the corporation or in connection with each of the other sales categories established by the corporation (as the case may be) shall be reduced by such proportionate share of said loss. For the foregoing purposes the proportionate share of any such loss in connection with the operations of any such division of the corporation or in connection with any such category of sales which shall be deducted from the net earnings realized by it with respect to business done by each other division of the corporation or with respect to each of the other sales categories established by the corporation shall be determined by multiplying the total amount of such loss by a fraction having as its numerator the net earnings which would otherwise be distributable as patronage dividends in connection with the business done with its members by each such other division or each such other category of sales and having as its denominator the total of the net earnings which would otherwise be distributable as patronage dividends in connection with the business done with its members by all such divisions of this corporation and/or all such sales categories.

                         ARTICLE XXV

          ESTABLISHMENT OF ACE HARDWARE CORPORATION
             DEALERSHIPS AND NON-MEMBER ACCOUNTS

     SECTION 1. Except as provided in Article XXV, Section 3 hereof, no person, partnership or corporation shall be authorized or permitted to use the name "Ace Hardware" or any trademark or trade name including the word "Ace" in conjunction with the sale of hardware or related merchandise, to display any identification sign or emblem indicating that said person, partnership or corporation is an authorized Ace Hardware dealer, or to purchase merchandise (including items carried under the Ace brand name) from Ace Hardware Corporation unless such person, partnership or corporation has first been accepted by Ace Hardware Corporation as a duly licensed or franchised dealer and has executed the membership or similar agreement then utilized by Ace Hardware Corporation for the establishment of such a dealer relationship and has otherwise complied with the usual requirements of Ace Hardware Corporation with respect thereto. Any such agreement may contain such reasonable provisions with respect to the termination thereof as shall be legally permitted by the laws of the United States of America and by the laws of the state or other jurisdiction in which the business of the dealer is located.

     SECTION 2. In order for any person, partnership or corporation to be accepted by Ace Hardware Corporation as a licensed dealer, such person, partnership or corporation shall also be required to purchase the necessary number of shares of capital stock of the corporation as required by Article Fourth (c) and Article Fourth (e) of the restated Certificate of Incorporation of Ace Hardware Corporation filed with the Secretary of State of Delaware on September 18, 1974. Accordingly, each such person, partnership or corporation shall, concurrently with the execution by such person, partnership or corporation of the Ace Dealer Membership Agreement then utilized by the corporation, also agree in writing to purchase one (1) share of Class A stock of the corporation at a price equal to the par value thereof of $1,000 per share, and forty (40) shares of Class C stock of the corporation at a price equal to the par value thereof of $100 per share or, when the store which is licensed under such Membership Agreement is not the first store owned or controlled by said person, partnership or corporation which has become accepted by Ace Hardware Corporation as a licensed dealer, to purchase fifty (50) shares of Class C stock at a price equal to the par value thereof of $100 per share. The terms of payment with respect to any shares of capital stock of the corporation purchased by any such person, partnership or corporation shall be as set forth in such resolution as shall be adopted from time to time by the Board of Directors of the corporation for the purpose of establishing such terms of payment.

     SECTION 3. In the case of a person, partnership or corporation operating one or more business outlets, whether located within or outside the United States of America, its territories and possessions, Ace Hardware Corporation may approve the sale of merchandise for delivery to such an outlet under the terms of a written agreement entered into with it by such party in lieu of the membership or similar agreement utilized with respect to business outlets by parties who are accepted by Ace Hardware Corporation as member dealers. No party approved as an International Retail Merchant or other non-member retail account shall be entitled to purchase or own any shares of the capital stock of Ace Hardware Corporation, nor shall any patronage dividends be paid on account of any purchases made from Ace Hardware Corporation by such party. Such purchases of merchandise shall be made in accordance with the terms of the applicable written agreement and such other terms as may be imposed by Ace Hardware Corporation from time to time with regard to particular accounts. Only with the express written consent of an executive officer whom its President has vested with authority to grant such consents, can these purchases include items carried under "Ace" or "Ace Hardware" brand names or under other private label names owned by, or licensed to, Ace Hardware Corporation. No such party shall have authority or be permitted to use names "Ace" or "Ace Hardware" or any other trade name, trademark or service mark owned or register (sic) by, or licensed to, Ace Hardware Corporation in the United States of America or elsewhere (including any translations of any of said names or marks) unless the applicable written agreement specifically grants the right to such use. All of the terms and conditions contained in the respective written agreements imposed upon such accounts (including, but not limited to, those dealing with territorial rights, duration, and service, handling, or license fees or charges, as well as any terms which vary among particular accounts) shall be established solely by the executive officer or officers of Ace Hardware Corporation vested with such authority by its President, provided, however, that no such party shall be granted any exclusive area or territorial rights without the prior approval of the Board of Directors or a committee of the Board to which the Board has delegated the authority to approve the granting of such rights. In establishing such terms, consideration shall be given to the relevant business circumstances, including, but not limited to, specific legal requirements and various costs associated with serving an account in a particular location.

     SECTION 4. Each person, partnership or corporation accepted by Ace Hardware Corporation as a member dealer or non-member account shall, by virtue of such acceptance, be deemed to have agreed to assume liability for and indemnify Ace Hardware Corporation and hold it harmless from and against any and all claims which may be asserted against it and from any losses sustained by it (including attorneys' fees and expenses incurred by it in defending such claims or in attempting to avoid or mitigate such losses) in connection with or resulting from billings by suppliers of merchandise purchased by or at the request of such dealer or account from or through Ace Hardware Corporation in cases where such merchandise is not to be supplied from the corporation's own inventories.

                            ARTICLE XXVI

               BY-LAWS TO CONSTITUTE BINDING CONTRACT

     SECTION 1. These By-laws, as amended from time to time, shall constitute a binding legal contract between Ace Hardware Corporation and its stockholders, and shall be legally binding on all stockholders of Ace Hardware Corporation and the successors, heirs, executors, administrators, assigns and personal representatives of such stockholders.

     SECTION 2. The purchase of shares of any class of stock of this corporation and the issuance thereof to any stockholder shall constitute and be equivalent to a consent of the part of the stockholder to whom said shares are issued to be bound by these By-laws, as amended from time to time, and an agreement on such stockholder's part to be bound thereby.

     SECTION 3. The invalidity of any portion of these By-laws, as amended from time to time, shall in no way affect any other portion of the By-laws which can be given effect without such invalidated part, and the remaining portions of the By-laws shall continue to constitute a legally binding contract between this corporation and its stockholders.










                          PART  II
          INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The following is an estimate of expenses in connection with the issuance and distribution of the capital stock being offered:

         Printing of Registration Statement and Prospectus    $10,000
         Accounting Fees and Expenses                          12,000
         Legal Fees                                             2,000
         Fees and Expenses under "Blue Sky"
           Laws of Various States                               3,500
         Miscellaneous Expenses                                   500
                                                              -------
              Total                                           $28,000
                                                              =======

Item 15. Indemnification of Directors and Officers.

     In accordance with the authority granted by Section 145 of the General Corporation Law of the State of Delaware, under which the Registrant is incorporated, Article XV of the Registrant's By-Laws (which Article is included in the copy of the By-laws designated as Appendix A to the Prospectus constituting a part of this Registration Statement and is incorporated herein by reference) provides for indemnification by the Registrant of its directors, officers, employees or agents. The principal provisions of said By-law obligate the Registrant to indemnify any such person against expenses (including attorneys' fees) actually and reasonably incurred by any such person in connection with his successful defense of any action, suit or proceeding (whether civil, criminal, administrative or investigative) instituted against him by reason of the fact that he is or was an officer, director, employee or agent of the Registrant and further authorize the Registrant, in any situation where the Board of Directors of the Registrant, by a majority vote of disinterested directors, determines that any such person acted in good faith and in a manner he reasonably believed to be in the best interest of the Registrant, to indemnify him for the amount of any judgment or fine or settlement payment incurred by him, together with his expenses and attorneys' fees, in connection with any such action, suit or proceeding.

     Richard Kaup, the late Virgil Poss, and Antone Salel, who constitute the Trustees of the Ace Dealers' Perpetuation Fund prior to its termination on November 30, 1976 (as of which date all of the assets of said Fund were assigned and transferred to the Registrant and the Registrant then assumed and became responsible for any and all obligations and liabilities, contingent or otherwise, of the Trustees of said Fund), would also be afforded indemnification by the Registrant with respect to any of their activities while acting as such Trustees under the following terms included in a resolution adopted by unanimous vote of the Board of Directors of the Registrant on April 24, 1974: "... that the corporation indemnify and hold harmless each of said Trustees with respect to any claims made against any of them and any expenses thereby incurred by any of them in connection with any of their activities as such Trustees".

     Insofar as indemnification for liabilities arising under the federal Securities Act of 1933 may be permitted to directors, officers, or persons controlling the Registrant, pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The Registrant also maintains a directors and officers liability and corporation indemnification insurance policy issued by Illinois National Insurance Company under which there are to be paid on behalf of the Registrant all amounts for which the Registrant grants indemnification to a director or officer of the Registrant with respect to any claim(s) made against him which arise out of a "Wrongful Act" (as defined in the policy) committed by such director or officer in his capacity as such a director or officer and which he has become legally obligated to pay. Said policy also insures each director or officer of the Registrant against loss arising from any claim(s) not indemnified by the Registrant which may be made against him by reason of any such "Wrongful Act" committed by him.

     The limits of liability under said policy are $10,000,000 for each loss and $10,000,000 for each policy year. The Registrant is subject to a $250,000 self-insured retention for a loss in which the Registrant grants indemnification to the directors and officers. Each director and officer covered by the policy has first dollar coverage with no deductible for each loss in which the Registrant does not grant indemnification. Coverage is not provided for claims under Section 16(b) of the federal Securities Exchange Act of 1934, which could not arise in any event due to the ownership limitations and restrictions on transfers which are applicable to the Registrant's stock. Among the other classes of claims which are excluded from coverage under the policy are claims based upon alleged violations of the federal Employee Retirement Income Security Act of 1974.

Item 16. Exhibits
     (a) Exhibits:

          Exhibit
            No.
          -------
          1         No exhibit.

          2         No exhibit.


          3-A Restated Certificate of Incorporation of the Registrant dated September 18, 1974 filed as Exhibit 3-A to the Registrant's Form S-1 Registration Statement
                    (Registration No. 2-55860) on March 30, 1976 and incorporated herein by reference.


          3-B By-laws of the Registrant as amended through August 19, 1997 (included as Appendix A to the Prospectus constituting a part of this Post-Effective Amendment No. 3 to the Registrant's Form S-2 Registration Statement).


          3-C Certificate of Amendment to the restated Certificate of Incorporation of the Registrant dated May 19, 1976 filed as
                    Exhibit 3-D to Amendment No. 1 to the
                    Registrant's Form S-1 Registration Statement
                    (Registration No. 2-55860) on June 10, 1976 and incorporated herein by reference.

          3-D Certificate of Amendment to the restated Certificate of Incorporation of the Registrant dated May 21, 1979 filed as
                    Exhibit 3-F to Amendment No. 1 to the
                    Registrant's Form S-1 Registration Statement
                    (Registration No. 2-63880) on May 23, 1979 and incorporated herein by reference.

          3-E Certificate of Amendment to the restated Certificate of Incorporation of the Registrant dated June 7, 1982 filed as
                    Exhibit 3-G to the Registrant's Form S-1
                    Registration Statement (Registration No.
                    2-82460) on March 16, 1983 and incorporated herein by reference.

          3-F       Certificate of Amendment to the restated
                    Certificate of Incorporation of the
                    Registrant dated June 5, 1987 filed as
                    Exhibit 3-F to the Registrant's Form S-1
                    Registration Statement (Registration No. 33-4299) on March 29, 1988 and incorporated herein by reference.

          Exhibit
            No.
          -------

          3-G       Certificate of Amendment to the Restated
                    Certificate of Incorporation of the
                    Registrant dated June 16, 1989 filed as
                    Exhibit 4-G to the Post Effective Amendment
                    No. 1 to the Registrant's Form S-2 Registration Statement (Registration No. 33-27790) on
                    March 20, 1990 and incorporated herein by reference.


          3-H Certificate of Amendment to the Restated Certificate of Incorporation of the Registrant dated June 3, 1996, filed as Exhibit 4-H to the Post-Effective Amendment No. 2 to the Registrant's Form S-2 Registration Statement (Registration No. 33-58191) on or about March 12, 1997 and incorported herein by reference.


          4-A Specimen copy of Class B stock certificate as revised as of November, 1984, filed as Exhibit 4-A to Post-Effective Amendment No. 2 to the Registrant's Form S-1 Registration Statement (Registration No. 2-82460) on March 15, 1985 and incorporated herein by reference.

          4-B Specimen copy of Patronage Refund Certificate as revised in 1988 filed as Exhibit 4-B to Post-Effective Amendment No. 2 to the Registrant's Form S-1 Registration Statement (Registration No. 33-4299) on March 29, 1988 and incorporated herein by reference.

          4-C Specimen copy of Class A stock certificate as revised in 1987 filed as Exhibit 4-C to Post-Effective Amendment No. 2 to the
                    Registrant's Form S-1 Registration Statement
                    (Registration No. 33-4299) on March 29, 1988 and incorporated herein by reference.

          4-D Specimen copy of Class C stock certificate filed as Exhibit 4-I to the Registrant's Form S-1 Registration Statement (Registration No. 2-82460) on March 16, 1983 and incorporated herein by reference.

          4-E Copy of current standard form of Subscription for Capital Stock Agreement to be used for dealers to subscribe for shares of the Registrant's stock in conjunction with new membership agreements submitted to the
                    Registrant filed as Exhibit 4-L to Post-Effective Amendment No. 2 to the Registrant's Form S-2
                    Registration Statement (Registration No. 33-46449) on March 23, 1994 and incorporated herein by reference.


          4-F Copy of plan for the distribution of patronage dividends with respect to purchases of merchandise made from the Registrant from January 1, 1995-December 31, 1997, adopted by the Board of Directors of the Registrant on July 26, 1994
                    (the text of which plan is set forth under the heading "The Company's Business," subheading "Forms of Patronage Dividend Distributions" in the Prospectus constituting a part of this Post-Effective Amendment No. 3 to the Registrant's Form S-2 Registration Statement).

          4-G Copy of plan for the distribution of patronage dividends with respect to purchases of merchandise made from the Registrant on and after January 1, 1998, adopted by the Board of Directors of the Registrant (the text of which plan is set forth under the heading "The Company's Business," subheading "Forms of Patronage Dividend
                    Distributions" in the Prospectus constituting a part of this Post-Effective Amendment No. 3 to the Registrant's Form S-2 Registration Statement).

          Exhibit
            No.
          -------

          5         (a)  Opinion of David W. League, Vice President,
                         General Counsel of the Registrant, as to legality of securities being registered.

                     (b)  Opinion of Messrs. Gatenbey, Law &
                          League filed as Exhibit 7 to the Registrant's Form S-1 Registration Statement (Registration No. 2-82460) on March 16, 1983 and
                          incorporated herein by reference.





          8         Exhibit 5(a) addresses tax matters as
                    required in Exhibit 8; the opinions of David
                    W. League, Vice President, General Counsel and Secretary of the Registrant, as to certain tax matters are set forth in statements attributed to him under the sub-heading "Federal Income Tax Status of Class A and Class C Shares" and subheading "Federal Income Tax Treatment of Patronage Dividends" in the Prospectus constituting a part of this Post-Effective Amendment No. 3 to the Registrant's Form S-2 Registration Statement.


          9         No Exhibit.


          10-A      Copy of Ace Hardware Corporation Retirement
                    Benefits Replacement Plan Restated and Adopted December 7, 1993.

          10-B      Copy of First Amendment to Restated Ace
                    Hardware Corporation Retirement Benefits
                    Replacement Plan adopted on August 19, 1997.

          10-C Copy of First Amendment to Ace Hardware Corporation Deferred Compensation Plan adopted on August 19, 1997.

          10-D      Copy of Restated PREPPlan (formerly known as
                    Executive Supplemental Benefit Plans) adopted
                    August 19, 1997.


          10-E      Copy of the "Ace Hardware Corporation
                    Officer's (sic) Incentive Compensation Plan" as amended and restated effective January 1, 1994 filed as Exhibit 10-G to Post-Effective
                    Amendment No. 2 to the Registrant's Form S-2
                    Registration Statement (Registration No. 33-46449) on March 23, 1994 and incorporated herein by reference.


          10-F      Second Modification of Amended and Restated
                    Note Purchase and Private Shelf Agreement dated as of August 23, 1996, as amended by the First Modification of Amended and Restated Purchase and Private Shelf Agreement dated as of April 2, 1997, with The Prudential Insurance Company of America.

          10-G Copy of Participation Agreement with PNC Commercial Corp. dated December 17, 1997 establishing a
                    $10,000,000 discretionary leasing facility for the purchase of land and construction of retail hardware stores.

          10-H Copy of Form of Executive Officer Employment Agreement effective January 1, 1996, filed as
                    Exhibit 10-a-17 to Post-Effective Amendment
                    No. 1 to the Registrant's Form S-2 Registration Statement (Registration No. 33-58191) on or about March 11, 1996 and incorporated herein by reference.

          10-I      Copy of Note Purchase and Private Shelf
                    Agreement with The Prudential Insurance
                    Company of America dated September 27, 1991 securing 8.74% Senior Series A Notes in the principal sum of $20,000,000 with a maturity date of July 1, 2003 filed as Exhibit 10-A-q to the Registrant's Form S-2 Registration
                    Statement (Registration No. 33-46449) on March 23, 1992 and incorporated herein by reference.

          Exhibit
            No.
          -------
          10-J      Copy of standard form of Ace Hardware International
                    Retail Merchant Agreement adopted in 1990, filed as
                    Exhibit 10-A-q to Post-Effective Amendment No. 2 to the Registrant's Form S-2 Registration Statement (Registration No. 33-27790) on March 20, 1991 and incorporated herein by reference.

          10-K Copy of current standard form of Ace Hardware Membership Agreement filed as Exhibit 10-P to Pre-Effective Amendment No. 2 to the Registrant's Form S-2 Registration Statement (Registration No. 33-58191) on or about April 26, 1995 and incorporated herein by reference.

          10-L Copy of 6.89% Senior Series B notes in the aggregate principal sum of $20,000,000 issued July 29, 1992 with a maturity date of January 1, 2000 pursuant to Note Purchase and Private Shelf Agreement with the Prudential Insurance Company of America dated September 27, 1991 filed as Exhibit 10-Q to Post-Effective Amendment
                    No. 2 to the Registrant's Form S-2 Registration Statement (Registration No. 33-46449) on March 23,
                    1994 and incorporated herein by reference.

          10-M Copy of 6.47% Senior Series A notes in the aggregate principal sum of $30,000,000 issued September 22, 1993 with a maturity date of June 22, 2008, and $20,000,000 Private Shelf Facility, pursuant to Note Purchase and Private Shelf Agreement with the Prudential Insurance Company of America dated as of September 22, 1993 filed as Exhibit 10-R to Post-Effective Amendment No. 2 to the Registrant's Form S-2 Registration Statement (Registration No. 33-46449) on March 23, 1994 and incorporated herein by reference.

          10-N Copy of Lease dated March 24, 1997 for print shop facility of Registrant in Downers Grove, Illinois.

          10-O Copy of Lease dated September 30, 1992 for general offices of the Registrant in Oak Brook, Illinois filed as Exhibit 10-A-u to the Post-Effective Amendment No. 1 to the Registrant's Form S-2 Registration Statement (Registration No. 33-46449) on March 22, 1993 and incorporated herein by reference.

          10-P Copy of Ace Hardware Corporation Deferred Director Fee Plan as amended on June 8, 1993 filed as Exhibit 10-W to Post-Effective Amendment No. 2 to the
                    Registrant's Form S-2 Registration Statement
                    (Registration No. 33-46449) on March 23, 1994 and incorporated herein by reference.


          10-Q Copy of Ace Hardware Corporation Deferred Compensation Plan effective January 1, 1994 filed as Exhibit 10-X to Post-Effective Amendment No. 2 to the Registrant's Form S-2 Registration Statement (Registration No. 33-46449) on March 23, 1994 and incorporated herein by reference.

          10-R Copy of Lease dated September 22, 1994 for bulk merchandise redistribution center of Registrant in Carol Stream, Illinois filed as Exhibit 10-Y to the Registrant's Form S-2 Registration Statement (Registration No. 33-58191) on or about March 23, 1995 and incorporated herein by reference.

          10-S Copy of Lease dated May 4, 1994 for freight consolidation center of the Registrant in Chicago, Illinois filed as Exhibit 10-Z to the Registrant's Form S-2 Registration Statement (Registration No. 33-58191) on or about March 23, 1995 and incorporated herein by reference.

          Exhibit
            No.
          -------

          10-T Copy of Long-Term Incentive Compensation Deferral Option Plan of the Registrant effective January 1,
                    1995 adopted by its Board of Directors on December 6, 1994 filed as Exhibit 10-a-1 to the Registrant's Form S-2 Registration Statement (Registration No. 33-58191) on or about March 23, 1995 and incorporated herein by reference.

          10-U Copy of Directors' Deferral Option Plan of the Registrant effective January 1, 1995 adopted by its Board of Directors on December 6, 1994 filed as
                    Exhibit 10-a-2 to the Registrant's Form S-2 Registration Statement (Registration No. 33-58191) on or about
                    March 23, 1995 and incorporated herein by reference.

          10-V Copy of Agreement dated January 6, 1995 between Ace Hardware Corporation and Roger E. Peterson filed as
                    Exhibit 10-a-9 to the Registrant's Form S-2 Registration Statement (Registration No. 33-58191) on or about
                    March 23, 1995 and incorporated herein by reference.

          10-W      Copy of Lease dated July 28, 1995 between
                    A.H.C. Store Development Corp. and Tri-R
                    Corporation for retail hardware store premises located in Yorkville, Illinois, filed as Exhibit 10-a-11 to Post-Effective Amendment No. 1 to the Registrant's Form S-2 Registration Statement (Registration No. 33-58191) on or about March 11, 1996 and incorporated herein by reference.

          10-X Copy of Lease dated October 31, 1995 between Brant Trade & Industrial Park, Inc. and Ace Hardware Canada Limited for warehouse space in Brantford, Ontario, Canada, filed as Exhibit 10-a-6 to Post-Effective Amendment No. 1 to the Registrant's Form S-2 Registration Statement (Registration No. 33-58191) on or about March 11, 1996 and incorporated herein by reference.

          10-Y Copy of Lease dated November 27, 1995 between 674573 Ontario Limited and Ace Hardware Canada Limited for general office space in Markham, Ontario, Canada, filed as Exhibit 10-a-13 to Post-Effective Amendment No. 1 to the Registrant's Form S-2 Registration Statement (Registration No. 33-58191) on or about March 11, 1996 and incorporated herein by reference.

          10-Z      Copy of Lease dated February 9, 1995 between Leroy
                    M. Merritt and the Registrant for its Baltimore, Maryland redistribution center, filed as Exhibit 10-a-14 to Post-Effective Amendment No. 1 to the Registrant's Form S-2 Registration Statement (Registration No. 33-58191) on or about March 11, 1996 and incorporated herein by reference.

          10-a-1 Copy of First Amendment to the Ace Hardware Corporation Long-Term Incentive Compensation Deferral Option Plan effective December 5, 1995, filed as Exhibit 10-a-15 to Post-Effective Amendment No. 1 to the Registrant's Form S-2 Registration Statement (Registration No. 33-58191) on or about March 11, 1996 and incorporated herein by reference.

          10-a-2 Copy of First Amendment to the Ace Hardware Corporation Directors' Deferral Option Plan effective December 5, 1995, filed as Exhibit 10-a-16 to Post-Effective Amendment No. 1 to the R egistrant's Form S-2 Registration Statement (Registration No. 33-58191) on or about March 11, 1996 and incorporated herein by reference.

          Exhibit
            No.
          -------

          10-a-3 Copy of Ace Hardware Corporation Executive Benefit Security Trust Agreement effective July 19, 1995, filed as Exhibit 10-a-18 to Post-Effective Amendment No. 1 to the Registrant's Form S-2 Registration Statement (Registration No. 33-58191) on or about March 11, 1996 and incorporated herein by reference.

          10-a-4 Copy of current standard form License Agreement for International Retail Merchants adopted in 1996 filed as Exhibit 10-a-12 to the Post-Effective Amendment
                    No. 2 to the Registrant's Form S-2 Registration Statement (Registration No. 33-58191) on or about March 12, 1997 and incorporated herein by reference.

          10-a-5 Copy of Lease Agreement dated as of September 1, 1996 for the Registrant's project facility in Wilton, New York filed as Exhibit 10-a-13 to Post-Effective Amendment No. 2 to the Registrant's Form S-2 Registration Statement (Registration No. 33-58191) on or about March 12, 1997 and incorporated herein by reference.

          10-a-6 Copy of 6.47% Series A Senior Notes in the aggregate principal amount of $30,000,000 issued August 23, 1996 with a maturity date of June 22, 2008, and $70,000,000 Private Shelf Facility, pursuant to Amended and Restated Note Purchase and Private Shelf Agreement with the Prudential Insurance Company dated August 23, 1996 filed as Exhibit 10-a-14 to Post-Effective Amendment No. 2 to the Registrant's Form S-2 Registration Statement (Registration No. 33-58191) on or about March 12, 1997 and incorporated herein by reference.

          10-a-7 Copy of First Amendment to Ace Hardware Corporation Officer Incentive Plan adopted on August 19, 1997.





          11        No exhibit.

          12        No exhibit.

          13        No exhibit.

          15        No exhibit.

          16        No exhibit.


          23        (a) Consent of KPMG Peat Marwick LLP, dated  March 16, 1998.
                    (b) Consent of Counsel, Legal Opinion-Exhibit 5(a).

          24        Powers of Attorney.


          25        No exhibit.

          26        No exhibit.


          27        Financial Data Schedule.

          99        No exhibit.

Item 17. Undertakings.

     The undersigned Registrant hereby undertakes:

          (a) Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, to file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section;

          (b) To file with the Securities and Exchange Commission, during any period in which offers or sales are being made pursuant to the registration, a post-effective amendment to the Registration Statement:

               (i) to include any Prospectus required by Section 10(a) (3) of the Securities Act of 1933;

               (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, including (but not limited to) any addition or deletion of a managing underwriter.

           (c) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment to the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof;

          (d) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                         SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has duly caused this Post-Effective Amendment No. 3 to the Registrant's Form S-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Oak Brook, State of Illinois, on the day of March 18, 1998.

                              ACE HARDWARE CORPORATION

                              By        RICHARD E. LASKOWSKI
                                 -----------------------------------
                                       (Richard E. Laskowski,
                                 Chairman of the Board and Director)

     Pursuant to the requirement of the Securities Exchange Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

         Signature                 Title                    Date

  RICHARD E. LASKOWSKI      Chairman of the Board        March 18, 1998
-------------------------      and Director
 (Richard E. Laskowski)

   DAVID F. HODNIK          President and Chief          March 18, 1998
-------------------------    Executive Officer
  (David F. Hodnik)

   LORI L. BOSSMANN         Vice President-Controller     March 18, 1998
------------------------   (Principal Financial and
  (Lori L. Bossmann)           Accounting Officer)


Jennifer C. Anderson, Eric R. Bibens II,       Directors
Lawrence R. Bowman, James T. Glenn,
D. William Hagan, Mark Jeronimus,
John E. Kingrey, Roger E. Peterson,
Jon R. Weiss and James R. Williams, Jr.

*By  DAVID F. HODNIK
   ---------------------
    (David F. Hodnik)


*By  LORI L. BOSSMANN                                    March 18, 1998
   ---------------------
    (Lori L. Bossmann)


     *Attorneys-in-fact




                    INDEX TO EXHIBIT FILED TO
   THE POST-EFFECTIVE AMENDMENT NO. 3 TO REGISTRATION STATEMENT
             ON FORM S-2 OF ACE HARDWARE CORPORATION


          Exhibit
          Number         Exhibit
          -------        -------
          3-B By-laws of the Registrant as amended through August 19, 1997 (included as Appendix A to the Prospectus constituting a part of this Post-Effective Amendment
                    No. 3 to the Registrant's Form S-2 Registration Statement).

          4-F Copy of plan for the distribution of patronage dividends with respect to purchases of merchandise made from the Registrant from January 1, 1995-December 31, 1997 adopted by the Board of Directors of the Registrant on July 26, 1994, (the text of which plan is set forth under the heading "The Company's Business," subheading "Forms of Patronage Dividend Distributions" in the Prospectus constituting a part of this Post-Effective Amendment No. 3 to the Registrant's Form S-2 Registration Statement).

          4-G Copy of plan for the distribution of patronage dividends with respect to purchases of merchandise made from the Registrant on and after January 1, 1998, adopted by the Board of Directors of the Registrant (the text of which plan is set forth under the heading "The Company's Business," subheading "Forms of Patronage Dividend Distributions" in the Prospectus constituting a part of this Post-Effective Amendment No. 3 to the Registrant's Form S-2 Registration Statement).

          5 (a) Opinion of David W. League, Vice President and General Counsel of the Registrant as to legality of securities being registered.

          10-A Copy of Ace Hardware Corporation Retirement Benefits Replacement Plan Restated and Adopted December 7, 1993.

          10-B Copy of First Amendment to Restated Ace Hardware Corporation Retirement Benefits Replacement Plan adopted on August 19, 1997.

          10-C Copy of First Amendment to Ace Hardware Corporation Deferred Compensation Plan adopted on August 19, 1997.

          10-D Copy of Restated PREP Plan (formerly known as Executive Supplemental Benefit Plans) adopted August 19, 1997.

          10-F Second Modification of Amended and Restated Note Purchase and Private Shelf Agreement dated as of August 23, 1996, as amended by the First Modification of Amended and Restated Purchase and Private Shelf Agreement dated as of April 2, 1997 (the "Note Agreement"), with The Prudential Insurance Company of America.

          10-G Copy of Participation Agreement with PNC Commercial Corp. dated December 17, 1997 establishing a $10,000,000 discretionary leasing facility for the purchase of land and construction of retail hardware stores.

          10-N Copy of Lease dated March 24, 1997 for print shop facility of Registrant in Downers Grove, Illinois.

          10-a-7 Copy of First Amendment to Ace Hardware Corporation Officer Incentive Plan adopted on August 19, 1997.

          Exhibit
            No.
          -------
          23        (a) Consent of KPMG Peat Marwick LLP, dated March 16, 1998.
                    (b) Consent of Counsel, Legal Opinion-Exhibit 5(a).

          24        Powers of Attorney.

          27        Financial Data Schedule.

     The various exhibits incorporated by reference are listed in Item 16 of this Post-Effective Amendment No. 3 to the Form S-2 Registration Statement of Ace Hardware Corporation.